UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

Sauer-Danfoss Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING
PROXY STATEMENT FOR 2012 ANNUAL MEETING
2011 ANNUAL REPORT

Page No.
Executive Summary of 2011 Compared to 2010	III -4
Operating Results—2011 Compared to 2010	III -5
Sales Growth by Market	III -5
Order Backlog	III -6
Business Segment Results	III -6
Income Taxes	III -7
Executive Summary of 2010 Compared to 2009	III -8
Operating Results—2010 Compared to 2009	III -9
Sales Growth by Market	III -9
Order Backlog	III -10
Business Segment Results	III -10
Income Taxes	III -11
Market Risk	III -11
Foreign Currency Changes	III -11
Interest Rate Changes	III -12
Liquidity and Capital Resources	III -13
Cash Flows from Operations	III -13
Cash Used in Investing Activities	III -13
Cash Used in Financing Activities	III -13
Contractual Cash Obligations	III -14
Other Matters	III -14
Critical Accounting Estimates	III -14
New Accounting Principles —	III -17
Outlook	III -17
Consolidated Statements of Operations	III -18
Consolidated Balance Sheets	III -19
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)	III -20
Consolidated Statements of Cash Flows	III -21
Notes to Consolidated Financial Statements	III -22
Report of Independent Registered Public Accounting Firm	III -50
Report of Management	III -51
Management Oversight	III -51
Independent Oversight	III -51
Disclosure Controls	III -51
Code of Legal and Ethical Business Conduct	III -51
Selected Financial Data	III -52
Directors and Executive Officers	III -54
Corporate Data	III -55

SAUER-DANFOSS INC.
2800 E. 13th Street
Ames, IA 50010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2012

TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Sauer-Danfoss Inc., a Delaware corporation, will be held at the Park Hyatt Shanghai, 100 Century Avenue, Pudong, Shanghai, People's Republic of China on Wednesday, June 6, 2012, commencing at 8:30 a.m. local time. At the meeting, stockholders will act on the following matters:

1.	To elect ten (10) directors for a term expiring at the annual meeting of stockholders to be held in 2013 and until their respective successors are duly elected and shall qualify.

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment.
Stockholders of record at the close of business on April 17, 2012 are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.
* * * * *
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2012
        This Proxy Statement and Annual Report to Stockholders is available on the internet at http://ir.sauer-danfoss.com under the tab Proxy Online.
* * * * *
        The Board of Directors of the Company recommends that you vote your shares FOR each of the nominees for director set forth in this Proxy Statement and FOR ratification of KPMG's appointment as the Company's independent registered public accounting firm for 2012.
        You may obtain directions to be able to attend the Annual Meeting and vote your shares in person by calling Bianca Michel at (+49) 151-15781506. Whether or not you expect to attend the Annual Meeting, please either complete, date, sign, and return the accompanying proxy card in the provided envelope or vote your shares by telephone or via the Internet using the instructions on the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, whether by mail, by telephone, or via the Internet, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank, or other nominee ("Street Name") you will need to obtain from the institution that holds your shares and bring to the meeting a proxy issued in your name, authorizing you to vote the shares.

By order of the Board of Directors,

Kenneth D. McCuskey
Corporate Secretary
Ames, Iowa
April 27, 2012

I -1

SAUER-DANFOSS INC.
2800 E. 13th Street
Ames, IA 50010

_________________________

PROXY STATEMENT
April 27, 2012
_________________________

GENERAL INFORMATION
Solicitation and Revocability of Proxies
The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer-Danfoss Inc. (the "Company") for use at the annual meeting of the stockholders to be held on June 6, 2012 (the "Annual Meeting"), and at any postponement or adjournment. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The telephone voting facilities and the Internet voting facilities for stockholders of record will be available until 11:59 p.m. CDT on June 4, 2012, two days prior to the Annual Meeting.
Any proxy given does not affect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, telegram, or facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the institution holding their shares a proxy issued in such person's name.
The Company intends to mail this Proxy Statement and the accompanying proxy on or about April 27, 2012.
Expense of Solicitation
The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, officers, other regular employees and directors of the Company may, but without compensation other than their regular compensation, solicit proxies in person or by telephone, facsimile or electronic means.
Voting of Proxies
All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares represented by that proxy will be voted for the election of the nominees for director designated below and for ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for 2012.
Persons Entitled to Vote
Only holders of common stock of the Company of record as of the close of business on April 17, 2012 are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 48,437,917 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy.
The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. The ten nominees for director receiving the greatest number of votes at the Annual Meeting will be elected as directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

When a broker or other nominee holding shares for a customer does not vote on a proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "Broker Nonvote." Properly executed proxies marked "Abstain" or proxies required to be treated as "Broker Nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.
Effective September 9, 2010, the NYSE changed its previous rule that had permitted brokers to exercise discretion in voting their customers' shares, without instructions from the customers, on certain matters. As amended, the rule prohibits brokers from exercising discretionary authority to vote shares without instructions from their customers on matters involving executive compensation. In addition, NYSE rules prohibit brokers from voting uninstructed shares to approve incentive compensation plans or to elect directors. As a result of this rule change, if you do not instruct your broker on how to vote your shares in the election of the Company's Board of Directors, your broker will not be permitted to vote your shares on that proposal and your shares will be counted as Broker Nonvotes on that proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 19, 2012, with respect to shares of common stock of the Company that were owned beneficially by: (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the named executive officers of the Company; and (iv) all executive officers and directors of the Company as a group.

Beneficial Owners, Directors, and Executive Officers	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares
Danfoss A/S(2)	36,629,787	(3)	75.7%
Danfoss Murmann Holding A/S(2)	18,241,962		37.7%
Sven Ruder, Director, President and Chief Executive Officer	11,500		*
Jesper V. Christensen, Executive Vice President and Chief Financial	4,800		*
Officer, Treasurer
Charles K. Hall, Executive Vice President and President—Propel Division	3,242		*
Wolfgang Schramm, Executive Vice President and President—Controls	18,365		*
Division(4)
Marc A. Weston, Executive Vice President and Chief Marketing Officer	0		*
Niels B. Christiansen, Director and Vice Chairman	3,000		*
Jørgen Clausen, Director and Chairman	3,000		*
Kim Fausing, Director	3,000		*
Richard J. Freeland, Director	3,000		*
Per Have, Director	3,000		*
William E. Hoover, Jr., Director	6,000		*
Johannes F. Kirchhoff, Director	17,900		*
Anders Stahlschmidt, Director	3,000		*
Steven H. Wood, Director	13,500		*
All directors and executive officers as a group (17 persons)	142,319	(4)	*
______________________________
*Represents less than 1%.

(1)
Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The following footnotes describe those shares which are beneficially owned by more than one person listed above.

(2)	The mailing address for each of these entities is Nordborgvej 81, 6430 Nordborg, Denmark.

(3)
These shares include 18,241,962 shares owned directly by Danfoss Murmann Holding A/S (the "Holding Company"), and 18,387,825 shares owned directly by Danfoss A/S. As a result of its 100% voting power over the Holding Company, Danfoss A/S has shared voting and dispositive power over the 18,241,962 shares owned directly by the Holding Company. Danfoss A/S disclaims beneficial ownership of all of these shares except for the 18,387,825 shares it owns directly.

(4)	Mr. Schramm resigned as an officer of the Company on April 18, 2012.

(5)	This number includes stock owned by the spouses and children of certain directors and executive officers.

GOVERNANCE OF THE COMPANY
Board of Directors
The Company's Board of Directors (the "Board") currently has ten members, three of whom meet the New York Stock Exchange standard for independence. The Board has an Audit Committee and a Compensation Committee. All members of the Audit Committee and Compensation Committee are independent directors. The corporate governance listing standards of the New York Stock Exchange provide that a company of which more than 50% of the voting power is held by an individual, a group or another company (a "controlled company") need not comply with the Exchange's listing standards requiring that a majority of the Board be independent and that listed companies have a nominating/corporate governance committee and a compensation committee each composed entirely of independent directors with a written charter that addresses specific items. The Company considers itself to be a controlled company because approximately 75.7% of the voting power of the Company's common stock is owned or controlled by Danfoss A/S. Accordingly, the Company has elected to utilize the exemption from the requirement that a majority of the Board be independent and from the provisions relating to a nominating/corporate governance committee.
The Board held four meetings and two telephonic meetings during 2011. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the directors served during 2011. It is the policy of the Board that each director of the Company is expected to attend annual meetings of the stockholders of the Corporation, it being understood, however, that a director infrequently may be unable to attend annual meetings of the stockholders of the Company due to illness, a previously scheduled meeting of importance or other irreconcilable conflict. All of the Company's directors attended the Company's annual stockholders meeting that was held on June 17, 2011.
The non-management directors of the Company have adopted a schedule to meet in private session at the end of or prior to each regular meeting of the Board without any management director or executive officer being present. The non-management directors have also adopted the policy that the Chairman of the Board, or in his absence, the Vice Chairman, shall preside at all such meetings. In addition, at least once a year, only independent, non-employee directors shall meet in private session.
Board Leadership Structure and Role in Risk Oversight
Management and the Board each play a significant role in the Company's risk oversight process. The Board uses a leadership structure in which the office of Chairman is not held by the Company's Chief Executive Officer. The Company believes that dividing the CEO and Chairman functions provides an additional layer of risk oversight by ensuring that the matters discussed at Board meetings are determined by the Board with input from management and not the other way around.
At every Board meeting, management is asked to give extensive comments on the elements driving the successes and failures of each of the Company's operating divisions, and of the Company as a whole. Those discussions provide the Board an opportunity to examine and comment on the strategic, operational, financial, and regulatory risks facing the Company and to assist management in devising appropriate responses to those risks. In addition, the Board oversees the formal risk management process engaged in by management and the Company's internal auditor, Deloitte & Touche LLP. The Board delegates certain risk oversight functions to the Audit Committee, to the Compensation Committee, and to other committees that may be formed for specific purposes from time to time. The risk oversight functions of the Audit and Compensation Committees are described in the descriptions of those committees, below.
Basis for Board Determination of Independence of Directors
The Board has adopted Corporate Governance Guidelines (the "Guidelines") that provide, among other things, that at least three directors must be independent. The Guidelines can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com. To be considered "independent" under the Guidelines, a person must be determined by the Board to have no material relations, directly or indirectly, with the Company or its affiliates or any other director or elected officer of the Company, and must otherwise be independent as that term is defined under the listing standards of the New York Stock Exchange, but also without the appearance of any conflict in serving as a director. In addition to applying these guidelines, the Board shall consider all relevant facts and circumstances in making an independence determination.
The Board undertook its annual review of director independence with respect to the three persons considered independent at its meeting on March 16, 2012. The Board determined whether the three persons under consideration met the objective listing standards of the New York Stock Exchange regarding the definition of "independent director," which standards provide that a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director is a current partner or employee of a firm that is the Company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also considered whether there were any other transactions or relations between each of said three persons or any member of his immediate family and the Company and its subsidiaries and affiliates that would affect the independence of such persons and concluded that there were none.
As a result of its review, the Board affirmatively determined that Richard J. Freeland, Johannes F. Kirchhoff, and Steven H. Wood are independent of the Company and its management under the standards set forth in the Guidelines.
Audit Committee
The Audit Committee is currently composed of three directors, none of whom is an employee of the Company. The Audit Committee currently consists of Messrs. Wood (Chairman), Freeland, and Kirchhoff. All of the members of the Audit Committee are independent within the meaning of the Securities and Exchange Commission's ("SEC") regulations, the current listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange listing standard of having accounting or related financial management expertise.
The Board has also determined that Steven H. Wood meets the SEC's criteria of an "audit committee financial expert." Mr. Wood's extensive background and experience includes presently serving as Chief Financial Officer of Becker-Underwood, Inc., a supplier of non-pesticide specialty chemical and biological products within the agricultural, landscape, turf, and horticulture industries, and formerly serving as Vice President and Corporate Controller of Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry, and before that as Executive Vice President and Chief Financial Officer of Maytag Corporation. Prior to joining Maytag, he was an auditor for nine years with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified Public Accountants. Mr. Wood is independent as that term is used in the New York Stock Exchange's listing standards relating to director independence.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee also reviews the scope of the annual audit activities of the independent registered public accounting firm and the Company's internal auditors, reviews audit and quarterly results and administers the Worldwide Code of Legal and Ethical Business Conduct and the Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Other Senior Finance Staff. All of the Committee's duties and responsibilities are set forth in a written Audit Committee Charter, which was last revised on March 16, 2012. The Charter can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com. The Audit Committee held four meetings and four telephonic meetings during 2011.
Compensation Committee
The Compensation Committee is currently composed of three directors, none of whom is an employee of the Company. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Freeland, and Wood, all of whom are independent as defined under the current listing standards of the New York Stock Exchange. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company's 1998 Long-Term Incentive Plan, the 2006 Omnibus Incentive Plan, the Deferred Compensation Plan for Selected Employees, the 409A Deferred Compensation Plan for Selected Employees, and the Supplemental Executive Savings & Retirement Plan. All of the duties of the Compensation

Committee are set forth in a written Charter last amended and restated as of April 27, 2005, which can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com.The Compensation Committee held four meetings and three telephonic meetings in 2011.
Nominating Committee
Following completion of the acquisition in 2008 by Danfoss A/S of a controlling interest in the Company from entities and persons associated with Klaus H. Murmann, Chairman Emeritus of the Company, the Board abolished the Company's Nominating Committee. As a result of its purchase of the remaining shares of Company stock owned by Sauer Holding GmbH on October 30, 2009, Danfoss A/S became the beneficial owner of approximately 75.7% of the Company's outstanding common stock and terminated the Stockholders Agreement dated July 10, 2008 (the "Stockholders Agreement") by and between Danfoss A/S and Sauer Holding GmbH. Pursuant to the Stockholders Agreement, Danfoss A/S and Sauer Holding GmbH had shared the power to submit the names of ten persons to the Board to be nominated for election to the Board. Because of the termination of the Stockholders Agreement, Danfoss A/S now may act on its own to propose a slate of directors for nomination to the Board. Therefore, the Board believes it is appropriate for the Company not to have a Nominating Committee. The Board makes the final nominations pursuant to the guidelines set forth below.
Consideration of Nominees, Qualifications and Procedures
The Board adopted the policy in July 2008 that it will continue the former Nominating Committee's practice to consider qualified candidates for director that are suggested by stockholders. Stockholders can recommend qualified candidates for director by writing to: Chairman of the Board of Directors, Attention: Kenneth D. McCuskey, Corporate Secretary, Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010. Recommendations should set forth detailed information regarding the candidate, including the person's background, education, business, community and educational experience, other Boards of Directors of publicly held corporations on which the candidate currently serves or has served in the past and other qualifications of the candidate to serve as a director of the Company. In order to be considered as a nominee for director at the annual meeting of stockholders to be held in such year, all recommendations must be received by the 120th day preceding the date on which the Company's proxy statement for the preceding year's annual meeting of stockholders was released to stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, notice of a stockholder recommendation must be received not later than the tenth business day following the date on which notice of the date of current year's annual meeting was first mailed to stockholders. Recommendations that are received that meet the conditions set forth above shall be forwarded to the Board for further review and consideration.
In evaluating director nominees, the Board considers, among other things, the following factors:

•	The needs of the Company with respect to the particular talents and experience of its directors

•	The extent to which the candidate would contribute to the range of talent, skill and expertise appropriate for the Board

•	The ability of the candidate to represent the interests of the stockholders of the Company

•	The candidate's standards of integrity, commitment and independence of thought and judgment

•
The candidate's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director of the Company, taking into account the candidate's services on other boards, including public and private company boards as well as not-for-profit boards, and other business and professional commitments of the candidate

•	The knowledge, skills and experience of the candidate, including experience in the Company's industry, business, finance, administration or public service, in light of prevailing business conditions

•	Experience with accounting rules and practices

•	Familiarity with national and international business matters

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members
The Board also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for independent directors, the need for Audit Committee expertise and the evaluations of other candidates. Other than considering the factors set forth above, there are no stated minimum criteria for director nominees.

Although the Board does not have a written policy regarding the diversity of its members, the Board has historically sought, and will continue to seek, candidates who bring a diversity of skills, abilities, experiences, cultural backgrounds, and viewpoints to the Company consistent with the specific guidelines outlined above.
The Board identifies candidates by first evaluating the current members of the Board willing to continue in service. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for election to the Board, the Board shall identify the desired skills and experience of a new candidate in light of the factors set forth above. Current members of the Board may be polled for suggestions as to individuals meeting the criteria of the Board, and qualified candidates recommended by stockholders shall be considered. Research may be performed to identify qualified individuals. The Board may, but shall not be required to, engage third parties to identify or evaluate or assist in identifying potential candidates. The Board has from time to time utilized an executive search firm to assist in identifying potential candidates.
In connection with its evaluation of candidates, the Board shall determine which, if any, candidates shall be interviewed, and if warranted, one or more members of the Board, and others as appropriate, shall interview prospective candidates in person or by telephone. After completing this evaluation and interview process, the Board shall determine the nominees.
All of the candidates for election to the Company's Board were proposed by Danfoss A/S, the majority stockholder of the Company.
Stockholder Communications with the Board
The Corporate Governance Guidelines of the Company set forth the method by which stockholders may communicate with the Board. Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group or with the entire Board of Directors as a group or with an individual director may do so in writing addressed to such person or group at: Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010, Attn: Kenneth D. McCuskey, Corporate Secretary. The Corporate Secretary reviews all such correspondence and forwards all correspondence not deemed frivolous, threatening or otherwise inappropriate to each member of the group or to the individual director to whom the correspondence is directed. The Corporate Secretary shall maintain a log of all correspondence received by the Company that is addressed to members of the Board. Directors may at any time review such log and request copies of any such correspondence. Letters containing concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Company's Internal Corporate Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Conduct and Code of Ethics
The Company's Worldwide Code of Legal and Ethical Business Conduct (the "Code of Conduct") has been in effect for a number of years and was last updated on December 1, 2010. The Code of Conduct applies to every employee, agent, representative, consultant and director of the Company. The Code of Conduct requires that the Company's employees, agents, representatives, consultants and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company's best interests.
Overall administration of the Code of Conduct is the responsibility of the Audit Committee. Day-to-day administration of the Code of Conduct is the responsibility of the Corporate Business Conduct Committee that assists the Company's employees in complying with the requirements of the Code of Conduct. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.
The Company has also adopted the Sauer-Danfoss Inc. Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Other Senior Finance Staff (the "Code of Ethics"). The Code of Ethics is intended to comply with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and regulations of the SEC. The Code of Ethics is intended to promote honesty and integrity, the avoidance of conflicts of interests, full, accurate, and timely disclosure of financial reports, and compliance with laws and regulations and other matters.
The Code of Conduct and the Code of Ethics are posted on the Company's investor relations website at http://ir.sauer-danfoss.com.
Transactions with Related Persons
In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Danfoss A/S ("Danfoss"), the Company's majority stockholder, to purchase ongoing operational services from Danfoss. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Danfoss for 2011 was approximately $41.2 million.

The Company also sold products to Danfoss totaling approximately $9.0 million in 2011.
In September 2010, the Company entered into an amended and restated credit agreement (the "2010 Credit Agreement") with Danfoss. The 2010 Credit Agreement replaced the 2009 Credit Agreement between the Company and Danfoss. The 2010 Credit Agreement includes two, five-year term loans of approximately $200 million ($140 million and 45 million euro) and, originally, a three-year revolving credit facility of approximately $300 million ($180 million and 90 million euro). At the Company's request, the maximum amount of the revolving credit facility was reduced to approximately $100 million ($75 million and 20 million euro). The term loan bears interest at a fixed rate of 8.00% and 8.25% for the U.S. dollar and euro loans, respectively. The revolving credit facility bears interest at a rate equal to the U.S. prime rate or LIBOR, as in effect at times specified in the 2010 Credit Agreement, plus 3.90%. The Company was not drawing on the revolving facility as of December 31, 2011. The Company paid closing fees of approximately $4.2 million ($2.75 million and 1.125 million euro) to Danfoss, which were capitalized and will be amortized to interest expense over the term of the 2010 Credit Agreement. The Company pays a quarterly commitment fee equal to 1.17% of the average daily unused portion of the 2010 Credit Agreement.
The Company has a tax sharing agreement with Danfoss whereby the Company's subsidiaries in Denmark file a joint tax return with Danfoss as required under the laws of Denmark. In 2011, the Company paid approximately $14.6 million to Danfoss for its tax liability.
In August 2011, the Company entered into an Agreement with Danfoss to loan excess cash to Danfoss at the EURIBOR or LIBOR rate plus 0.25%. These deposits may be offset against the term loan outstanding under the 2010 Credit Agreement discussed above if Danfoss were not able to repay the deposits. The Company had three deposits of cash with Danfoss, totaling approximately $168.5 million, as of December 31, 2011. The deposits outstanding during 2011 had a weighted average interest rate of 1.15% and terms ranging from 8 to 33 days. The Company recorded interest income of $794,000 in 2011.
For a number of years, the Company has sold products to FAUN Umwelttechnik GmbH & Co. KG, which is owned by Johannes F. Kirchhoff, a director of the Company, and members of his family. These sales are made pursuant to purchase orders entered into in the ordinary course of business. Sales in 2011 totaled approximately $1.7 million.
Review, Approval or Ratification of Transactions with Related Persons
The Company has a written policy pursuant to which the Company informs all of its directors and executive officers, as well as other personnel who serve in positions that give them routine knowledge of potential transactions with related persons, that they must inform specified individuals in management of transactions that meet the definitions provided in Item 404(a) of Regulation S-K ("related-person transactions"). Potential related-person transactions are reviewed by the Company's Audit Committee, which has the authority to approve or deny any such transaction. At least once per quarter, the Company's Secretary inquires of the individuals designated to receive reports of potential related-person transactions and relays any previously unreported transactions to the Audit Committee.
Legal Proceedings
From time to time, the Company is involved in other legal matters in the ordinary course of its business. The Company intends to defend itself vigorously against all such claims. It is the Company's policy to accrue for amounts related to lawsuits brought against it if it is probable that a liability has been incurred and an amount can be reasonably estimated. Although the outcome of such matters cannot be predicted with certainty and no assurances can be given with respect to such matters, the Company believes that the outcome of those ordinary-course matters in which it is currently involved will not have a materially adverse effect on its results of operations, liquidity, or financial position.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors (the "Board") of Sauer-Danfoss Inc. (the "Corporation") acts under the Sauer-Danfoss Inc. Audit Committee Charter, as amended and restated by the Board on March 16, 2012, which Charter provides that the purpose of the Audit Committee is to represent and assist the Board with the oversight of:

•	the accounting, reporting and financial practices of the Corporation and its subsidiaries, including the integrity of the Corporation's financial statements;

•	the functioning of the Corporation's systems of internal accounting and financial controls;

•	the independent registered public accounting firm's qualifications and independence;

•	the performance of the Corporation's internal audit functions and the independent registered public accounting firm;

•
the Corporation's compliance with legal and regulatory requirements, and its ethics programs as established by management and the Board, including the Corporation's Worldwide Code of Legal and Ethical Business Conduct and any separate ethics code that relates to the integrity of the Corporation's financial reporting or applies to the Chief Executive Officer, Chief Financial Officer, or other senior financial officers.

Management has the primary responsibility for the Corporation's financial statements and the financial reporting process, including the system of internal controls. The full text of the Audit Committee Charter is available under the Corporate Governance section of the Corporation's investor relations website at http://ir.sauer-danfoss.com.
In fulfilling its oversight responsibilities, the Audit Committee has discussed with KPMG LLP ("KPMG"), the Corporation's independent registered public accounting firm, the overall scope and plans for their audit. The Audit Committee met with both management and KPMG to review and discuss the audited financial statements.
The Audit Committee reviewed with KPMG their judgments as to the quality and acceptability of the Corporation's accounting principles. The Audit Committee's review included discussion with KPMG of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the Independence Standards Board, Standard No. 1, "Independence Discussions With Audit Committees," as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG, among other things, matters relating to its independence. The Audit Committee has also considered the compatibility of the non-audit services provided by KPMG with its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Steven H. Wood, Chairman
Richard J. Freeland
Johannes F. Kirchhoff
March 16, 2012

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Sauer-Danfoss Inc. (the "Company" or "we") presents this Compensation Discussion and Analysis ("CD&A") to discuss its executive compensation program. Our Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") and other executive officers participate in the executive compensation program.
The Summary Compensation Table on page II-18 and the subsequent disclosure tables reflect compensation paid to our CEO, CFO and to certain other executive officers (collectively, the "Named Executive Officers" or "NEOs"). In general, this CD&A discussion applies equally to each of the NEOs. Where needed for clarification, we have provided information on the treatment of individual NEOs.
Under SEC rules, we are reporting information in the Summary Compensation Table for Sven Ruder as CEO, for Jesper V. Christensen as CFO, and for Charles K. Hall, Wolfgang Schramm and Marc A. Weston as the three most highly compensated executive officers of the Company, other than the CEO and CFO. Mr. Schramm resigned from his position as an officer of the Company on April 18, 2012.
Summary Compensation Table information is presented for Messrs. Hall and Weston beginning in 2010, when they each first became one of the three most highly compensated officers of the Company, other than the CEO and CFO.
Role of Compensation Committee and Management in Executive Compensation Matters
The Compensation Committee of our Board of Directors (the "Committee") consists of three independent directors as defined by current New York Stock Exchange listing standards. The Committee has the final say and ultimate authority in all matters relating to our executive compensation program. The Committee's authority encompasses areas such as:

•	The overall design of our executive compensation program

•	The determination of individual compensation elements and amounts for specific executives

•	The determination of incentive compensation performance measures and targets
From time to time, the Committee uses Meridian Compensation Partners, LLP ("Meridian") as its consultant with respect to executive compensation matters.
In 2011, the Committee engaged Meridian to provide historical Earnings Before Interest and Taxes margin ("EBIT Margin") and Cash Margin results for a comparator group of industrial companies. The Committee considered this comparator group performance data in the development of performance targets under the Company's annual and long-term incentive plans. Also in 2011, the Committee engaged Meridian on a variety of other topics including an executive compensation regulatory update, assistance in the development of compensation and performance comparator groups and an update on leadership incentive practices.
Meridian's sole consulting relationship with the Company is related to the executive compensation consulting services provided directly to the Committee.
Management's role with respect to executive compensation matters is limited to making recommendations to the Committee, based on Management's understanding of the Company's compensation and performance objectives. Management's recommendations to the Committee include the CEO's annual performance evaluations of the other executive officers along with the CEO's recommendation for annual base salary changes for each officer based on individual performance and market comparisons. The Committee considers Management's input and recommendations, but exercises independent judgment in making final decisions with respect to all matters affecting our executive compensation program.
2011 “Say on Pay” Voting Results
At the most recent stockholder meeting in June 2011, our shareholders voted overwhelmingly to approve the compensation program for our NEOs as disclosed in last year's CD&A and proxy statement. With over 87% favorable support from our outside shareholders (i.e. excluding Danfoss A/S, the Board and Company Officers), this advisory vote helps validate the Committee's approach with respect to our executive compensation programs. At the current time, there are no material changes contemplated in our executive compensation program stemming from the 2011 “Say on Pay” voting results.
The Board has determined that the “Say on Pay” voting will take place every third year (i.e., on a triennial basis). Our next “Say on Pay” voting will thus occur during the 2014 proxy filing season (i.e., following calendar year-end 2013).

Executive Compensation Goals and Objectives
The Sauer-Danfoss Total Rewards Strategy, adopted and approved by the Committee in 2007 and reviewed annually, provides a general framework for Total Rewards offerings to all employees on a global basis.
Our executive compensation program fits within our Total Rewards Strategy and is designed to meet certain goals and objectives. Specifically, we have designed our executive compensation program to enable us to:

•	Attract, motivate and retain high-performing leaders

•	Promote teamwork and cooperation on a global basis

•	Tie executive compensation levels to business results

•	Preserve the tax deductibility of our executive compensation
  We design our executive compensation program to reward performance. Within the program, we combine individual, business area, division and company-wide performance elements. For our senior executives and Named Executive Officers, company-wide performance elements generally have the greatest impact on total compensation. We stress company-wide performance elements for the Named Executive Officers because they have the greatest impact on shareholder value creation. Company-wide performance elements also help us to promote global teamwork and cooperation among business areas and divisions.
We design our executive compensation program to be market-based. In comparing our executive compensation program to market, we consider such items as the balance between fixed and variable compensation and the annual and long-term incentive target opportunities. In our market comparisons, we generally look to survey data related to durable goods manufacturing companies with comparable revenue size.
Based on a review of survey data from a variety of external sources and based on Meridian's benchmark study, we believe that our executive compensation program for 2011 was comparable to, and competitive with, the market median of compensation programs for similarly sized companies in similar industries.
We also consider internal equity in the administration of our executive compensation program. Periodically, we perform a formal job evaluation process for all executive positions, rating them on a point-factor basis. We then use the position ratings to help ensure that our executive compensation program is aligned for comparable positions on a global basis.
The Committee routinely reviews our executive compensation program and its individual elements in light of the goals and objectives outlined above.
Elements of Executive Compensation Program
Our executive compensation program is comprised of the following elements which are described in further detail below:

•	Base Salary

•	Annual Incentive Awards

•	Long-Term Incentive Awards

•	Retirement & Savings Plans

•	Additional Cash Compensation and Perquisites

•	Other Potential Post-Employment Compensation
Base Salary
We provide a base salary to our CEO and executive officers. The Committee determines the base salary levels for the CEO and for each of our executive officers on an annual basis. One key factor in the Committee's determination of base salaries is a comparison to market data. In planning for 2012 base salary adjustments, the Committee initially reviewed market survey information for similar positions in companies similar to ours in size and industry. We target our base salaries at the 50th percentile for similar positions within a comparator and/or market survey benchmark group. The following factors also impact base salary determinations and will cause the base salaries to differ from the 50th percentile target:

•	The Board's annual performance evaluation of the CEO

•	The CEO's and Committee's annual performance evaluations of the other executive officers

•	Individual experience and expertise

•	Internal equity
As the senior leadership team for Sauer-Danfoss, the CEO and executive officers are expected to focus efforts towards meeting or exceeding the annual financial plan as presented to and agreed by the Board of Directors. In addition, the CEO and executive officers commit to a set of Essential Objectives each year as part of the annual planning process. After year-end, Mr. Ruder meets with the Board of Directors to discuss his performance against the Essential Objectives for the prior year. During this meeting, Mr. Ruder also discusses and confirms with the Board of Directors his assessment of the performance of each of the executive officers with respect to their Essential Objectives.
Available benchmark data, achieved results against the annual financial plan, individual performance assessments, and certain other factors are considered by the Committee in determining base salary adjustments for Mr. Ruder and the other executive officers. The base salary adjustments are generally effective in April of each year.
Base salaries are one of the most readily comparable elements of compensation between different companies. We consider maintaining adequate annual base salary levels to be critical to achieving the stated goal of attracting, motivating and retaining high-performing leaders. By considering individual performance ratings in the annual base salary review process, our strongest-performing executive officers will generally receive the largest percentage increases in annual base salary each year. This helps us meet our goal of motivating high-performing leaders and strengthens the tie between executive compensation and business results.
Annual Incentive Awards
We provide an Annual Incentive Award opportunity to our executive officers and other senior business leaders. Annual Incentive Award opportunities to our Named Executive Officers are provided under the Company's Omnibus Incentive Plan. The Annual Incentive Awards are designed to pay out a target percentage of a participant's base salary based upon achievement of certain pre-approved financial performance targets on a Divisional, Business Area, and/or Total Company basis. To promote teamwork and cooperation across Divisions and Business Areas, the Named Executive Officers' Annual Incentive Awards are generally measured on a Total Company basis in 2011.
The Committee determines the target percentage of each executive officer's base salary for Annual Incentive Award purposes based on a review of market survey information for similar positions in comparable companies and also based on internal equity. Importantly, the market information for annual incentives is similarly based on opportunities and not payouts. This is because it is the Company's intent to provide broadly competitive opportunities, not guaranteed outcomes. Benchmarking of realized or earned incentives is not done since it is not, strictly speaking, the purpose to be competitive in annual incentive payouts since earned incentives are a function of performance and not benchmarking. In 2011, the CEO, CFO and Named Executive Officers each had an Annual Incentive target award percentage equal to 60% of base salary.
The Committee reviews and approves the financial measures and performance levels that are required to earn the target payout at the beginning of each year. These performance levels are generally tied to our annual operating budgets. Our annual budgeting process produces aggressive goals which are considered to have a reasonable chance of being met through strong operating performance.
For 2011, the Committee approved performance targets based on EBIT margins and on average Net Working Capital as a Percentage of Sales (“NWC % of Sales”). Use of the EBIT Margin performance factor encourages and rewards profitability on a Total Company basis. Use of the NWC % of Sales performance factor encourages and rewards effective management of net working capital as a means to improve overall cash flow. An 80% weighting was applied to the EBIT Margin performance target to stress the overall importance of profitability in 2011.
For purposes of the 2011 Annual Incentive Plan, the performance measures are generally defined using the following formulas:
EBIT Margin = (Earnings Before Taxes + Net Interest Expenses + Minority Interest ) / Sales
NWC % of Sales = (Accounts Receivable + Inventory - Accounts Payable ) / Annualized Sales

•	NWC % Of Sales Measured At End of Each Quarter

•	Annualized Sales for NWC % of Sales = Quarterly Sales x 4

•	Final NWC % of Sales Value = Average of 4 Quarter End Values

For 2011, actual payouts under the Annual Incentive Awards could range from 5% to 200% of target, depending upon achieved EBIT Margins and average NWC % of Sales. Below minimum threshold performance levels, no payout would be made under the 2011 Annual Incentive Awards. In setting the performance targets for 2011, the Committee considered the Company's budget outlook for 2011 given the still uncertain global economic conditions that existed near the end of 2010.
The Committee approved the following performance targets and payout ranges for the two Annual Incentive performance measures for 2011:

	EBIT Margin Target	EBIT Margin Payout % Of Target	NWC% of Sales Target	NWC% of Sales Payout % Of Target
Threshold Payout Level	10.0%	20.0%	17.0%	5.0%
Target Payout Level	13.2%	80.0%	16.0%	20.0%
Maximum Payout Level	14.5%	160.0%	15.5%	40.0%
In 2011, the Company's achieved EBIT margin performance was a record 17.6% and its achieved average NWC % of Sales performance was 14.2%. Therefore, a maximum payout under both performance measures was earned resulting in a combined payout equal to 200% of target for the 2011Annual Incentive Award.
Under the Omnibus Incentive Plan, the Committee reserves the discretion to reduce, but not increase, the final payouts to executive officers. The Committee did not exercise this discretion to reduce earned payout levels in 2011.
With a clear relationship between financial results and payouts, our Annual Incentive Awards program encourages our senior leadership to drive business results. As a market-based program, it also helps us attract, motivate and retain quality leaders. Finally, the design of the shareholder-approved Omnibus Incentive Plan and the Annual Incentive Awards made thereunder helps ensure the tax deductibility of Annual Incentive Awards earned and paid out.
Long-Term Incentive Awards
We provide Long-Term Incentive Awards to our executive officers and other senior business leaders. The Omnibus Incentive Plan sets forth the terms and conditions under which our Long-Term Incentive Awards are made. The Company's established practice is to make Long-Term Incentive Award grants once each year, at the time of its regularly scheduled first quarter Compensation Committee meeting. The Omnibus Incentive Plan allows for a variety of forms of Long-Term Incentive Awards (e.g., Stock Options, Performance Units, Restricted Stock, Cash-Based Awards). The Omnibus Incentive Plan also provides for a variety of performance measures for performance-based Long-Term Incentive Awards (e.g., Return on Sales, Return on Net Assets, Total Shareholder Return).
The Committee determines the target percentage of each executive officer's base salary for Long-Term Incentive Award purposes based on a review of market survey information for similar positions in comparable companies and also based on internal equity. For 2011 Long-Term Incentive Award purposes, the CEO, CFO, and Named Executive Officers were each granted a Long-Term Incentive Target Award equal to 125% of their annualized base salary levels.
In 2011, the Committee determined that the Long-Term Incentive Awards would be 100% in the form of Cash-Based Performance Awards. In addition, the Committee determined that EBIT Margin performance and Cash Margin performance over a three-year performance period would be the performance measures used for the Long-Term Incentive Awards. A 50% weighting will be applied to each of these performance measures. The three-year performance period promotes performance over a reasonable timeframe and builds an employee retention component into the Long-Term Incentive Awards.
For purposes of the 2011 Long-Term Incentive Awards, the performance measures are defined using formulas reflected below. Average performance is defined as the sum of the annual EBIT Margin and annual Cash Margin for each year in the Performance Period divided by 3.
Annual EBIT Margin = (Earnings Before Taxes + Net Interest Expenses + Minority Interest ) / Sales
Annual Cash Margin = Free Cash Flow / Sales
In determining Annual Cash Margin, Free Cash Flow is generally defined as Net Cash Provided By Operating Activities minus Net Cash Used in Investing Activities as it appears on the Company's cash flow statement. In determining Free Cash Flow, the following adjustments are made:

•	Free Cash Flow Computed Before Minority Interest

•	Advances & Repayments to Danfoss A/S & Non-Controlling Interest Partners excluded from Net Cash Used in Investing Activities

•	Merger & Acquisition Activity Excluded From Net Cash Used in Investing Activities

•	Discretionary pension contributions may be excluded from definition of Free Cash Flow at the discretion of the Committee
The Committee selected Cash-Based Performance Awards as the award vehicle under the Company's Long-Term Incentive program based on management recommendations and its own evaluation. The decision to use Cash-Based Awards as the grant vehicle was based primarily on the high percentage share ownership of Sauer-Danfoss by the Company's controlling shareholder, Danfoss A/S.
The Cash-Based Awards link payouts under the Company's Long-Term Incentive program to the Company's achieved EBIT Margin and Cash Margin performance. We use these performance measures because we view profitability and cash flow generation over an extended period of time to be an important driver in shareholder value creation. The Committee set a three-year target for average EBIT Margin and Cash Margin considering the Company's expected performance throughout the performance period and considering certain comparator group data provided by Meridian. Actual payouts under the 2011 Long-Term Incentive Award grants could range from 12.5% to 150% of target, depending upon achieved average EBIT and Cash Margin over the three-year performance period. Below certain minimum average EBIT and Cash Margin thresholds, no payout will be made under the Long-Term Incentive Awards.
The Committee determines the target percentage of a participant's base salary for Long-Term Incentive Award purposes each year, without consideration of prior awards, based on a review of market survey information for similar positions in comparable companies and based on internal equity. Similar to Annual Incentive Awards, the intent is to provide broadly competitive long-term incentive opportunities where those opportunities are expressed based on their grant date value. The intent is not to ensure a level of realized or earned value since the earned value is based on subsequent Company performance and not benchmarking. In 2011, the CEO, CFO and Named Executive Officers were each provided a Cash-Based Award equivalent to 125% of their annual base salary levels. The Committee approved the following performance targets and payout ranges for the two Long-Term incentive performance measures for 2011:

	EBIT Margin Target	EBIT Margin Payout % Of Target	Cash Margin Target	Cash Margin Payout % Of Target
Threshold Payout Level	10.0%	12.5%	6.5%	12.5%
Target Payout Level	13.0%	50.0%	9.0%	50.0%
Maximum Payout Level	14.5%	75.0%	10.2%	75.0%
The Cash-Based Award Agreements generally provide for automatic forfeiture upon a termination from service prior to the end of the performance period and/or the payout date. The Cash-Based Award Agreements generally provide for pro-rata, post-employment payouts of earned awards following a termination of employment at normal retirement age or following a termination of employment due to death or disability.
Under the Omnibus Incentive Plan, the Company has the right to seek a reimbursement of amounts previously paid to any participant who engaged in misconduct or was aware of and failed to report misconduct when such misconduct leads to a restatement of financial earnings. The Company also has certain automatic forfeiture rights under Section 304 of the Sarbanes-Oxley Act of 2002.
With a clear relationship between financial results and payouts, our Long-Term Incentive Awards program helps us tie our executive compensation levels to achieved business results. As a market-based program, it also helps us attract, motivate and retain high-performing leaders. Finally, the design of the shareholder-approved Omnibus Incentive Plan and Long-Term Incentive Awards granted thereunder helps ensure the tax deductibility of Long-Term Incentive Awards ultimately paid out.
Retirement & Savings Plans
The Retirement & Savings Plans in which our executive officers participate consist of the following:
•Local Retirement Plans

•Supplemental Retirement and/or Savings Plans
•Elective Deferred Compensation Plans for Cash Compensation
Our Local Retirement Plans are made available to all eligible employees, including the Named Executive Officers, and vary by country. The Local Retirement Plans are a combination of defined contribution and/or defined benefit plans. In recent years, the Company has moved towards providing the majority of its retirement benefits in the form of defined contribution plans. Our Named Executive Officers generally participate in their country-specific Local Retirement Plans on the same terms and conditions made available to all other participants in the respective plans. Our Local Retirement Plans are described in further detail in the Pension Benefits Table and narrative beginning on page II-21.
Our Supplemental Retirement and/or Savings Plans are made available to those U.S. officers and employees whose annual compensation exceeds certain limits imposed by the IRS and whose retirement benefits under the Local Retirement Plans are limited as a result. The Supplemental Retirement and/or Savings Plans operate to replace the retirement benefits that would be lost as a result of the IRS limits. Messrs. Hall, Schramm and Weston currently participate in the Supplemental Retirement and/or Savings Plans.
Our Local Retirement Plan benefits and our Supplemental Retirement and/or Savings Plan benefits are determined primarily by considering base salary. Payouts under the Annual Incentive Plan Awards or the Long-Term Incentive Plan Awards generally do not impact the amount a participant will receive under these plans.
The Elective Deferred Compensation Plans for Cash Compensation are made available to U.S. Vice Presidents and executive officers as a means to allow them to save, on a tax-deferred basis, all or a portion of their annual cash compensation (Base Salary and Annual Incentive Award). Deferred compensation under these plans represents an unfunded, unsecured liability of the Company. During the deferral period, participants' deferred compensation accounts are credited with a variable earnings credit that is tied to ten-year U.S. treasury yields and a credit-risk spread based on the Company's credit profile. Mr. Hall participates in the Elective Deferred Compensation Plans for Cash Compensation.
The Supplemental Retirement and/or Savings Plans and the Elective Deferred Compensation Plans are described in further detail in the Nonqualified Deferred Compensation Table and narrative beginning on page II-22.
Based on observed market practices, we believe our Retirement & Savings Plans are comparable to those found in the marketplace for senior executives. These plans help us attract, motivate and retain high-performing leaders.
Additional Cash Compensation and Perquisites
We provide a few additional elements of cash compensation and/or perquisites to our executives. These elements include:

•	Relocation Stipend and/or Relocation Expenses

•	One-Time Sign-on Recruitment Bonuses

•	Automobile Allowances and/or Company Cars

•	Spousal Travel
Automobile allowances are paid to Messrs. Hall, Schramm and Weston in lieu of providing company cars for their use. As European-based officers, Messrs. Ruder and Christensen are provided a company car for business and personal use. The executive is responsible for any associated income taxes stemming from the automobile allowances or stemming from the availability of a company car for personal use purposes. Automobile allowances or allowing the use of a company car are common in the market for senior executives and are used by us to attract, motivate and retain high-performing leaders.
Due to a high frequency of international travel, we allow spouses to accompany executives on up to two international trips per year. The Company pays coach class airfare for any such spousal trips. The executive is responsible for any income taxes resulting from such Company-paid spousal trips.
Other Potential Post-Employment Compensation
The Company has entered into an Employment Agreement with Mr. Schramm that provides the potential for post-employment compensation in certain instances (i.e., triggers). For Mr. Schramm, the triggers that would provide for post-employment compensation are as follows:

•	Termination Due to Death or Disability

•	Termination By The Company Without Cause

•	Termination By The Executive With Good Reason

•	Change in Control of the Company and Termination by the Company Without Cause or by the Executive With Good Reason Within Two Years following the Change in Control
Messrs. Ruder and Christensen have European-style Employment Agreements where post-employment compensation is primarily covered through the use of extended notice periods. For terminations initiated by the Company without cause or by the employee due to breach of contractual obligations, Mr. Ruder has a 24-month notice period and Mr. Christensen has an 18-month notification period, during which time they would be eligible to receive their normal compensation, even if no longer working for the Company.
The Company has agreed to pay Mr. Weston post-employment compensation equal to 12 months' base salary, in the event that Mr. Weston's employment is terminated by the Company without cause at any time during the three-year period beginning with his hire date on April 5, 2010.
Based on observed market practices, the triggers which can lead to post-employment compensation are comparable to those found in the marketplace for CEOs and other senior executives. The material terms of the Employment Agreements, including the provisions relating to potential post-employment compensation, are discussed in detail in the Potential Payments Upon Termination or Change in Control section beginning on page II-23.
Analysis of Risks Inherent in Compensation Policies & Practices
 Management believes that the compensation policies and practices for all employees, including executive officers and non-executive officers, do not create risks that would reasonably be expected to have a material adverse effect on the Company. The incentive compensation programs extended to certain key employees other than executive officers, when available, are patterned after the incentive compensation programs for our executive officers and are reviewed on an annual basis by the Compensation Committee.
Stock Ownership Guidelines
 Due to the closely held nature of the Company and the high percentage ownership of its primary shareholder, Danfoss A/S, the Company has no formal stock ownership guidelines for its executive officers.
Financial Accounting and Tax Impacts of Executive Compensation Program
 Internal Revenue Code ("IRC") Section 162(m) limits U.S. and state tax deductions for compensation in excess of $1,000,000 paid to the CEO and to the other Named Executive Officers during any taxable year.
 The Company's Omnibus Incentive Plan has been designed to meet the qualifying criteria for the performance-based compensation exception to IRC Section 162(m). Incentive awards granted under the Omnibus Incentive Plan are designed to be fully deductible for U.S. and state tax purposes.
The cash-based elements of our executive compensation program, including Base Salary and Annual Incentive Awards, are treated as a financial statement expense in the year incurred. The Long-Term Incentive Cash-Based Awards are treated as a financial statement expense over the three-year performance period.
Compensation Committee Interlocks and Insider Participation
 The Committee's members during 2011 were Johannes F. Kirchhoff, Richard J. Freeland, and Steven H. Wood, none of whom is or has ever been an officer or employee of the Company. Johannes F. Kirchhoff and members of his family are owners of FAUN Umwelttechnik GmbH & Co. KG, which purchased products from the Company in 2011 for an aggregate purchase price of approximately $1.7 million.
Compensation Committee Report
 The information contained in the following report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management and, based on the review and discussion, has recommended to the Board that the CD&A be included in the Company's Proxy Statement and be incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Johannes F. Kirchhoff, Chairman
Richard J. Freeland
Steven H. Wood
March 15, 2012

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Sven Ruder(1)	2011	657,200	788,640	0	65,789	1,511,629
President & Chief	2010	566,309	679,571	0	58,092	1,303,972
Executive Officer	2009	547,431	0	0	53,834	601,265

Jesper V. Christensen(1)	2011	355,297	426,357	0	61,091	842,745
Executive Vice President,	2010	313,021	375,627	0	50,069	738,717
Chief Financial Officer and Treasurer	2009	203,911	0	0	25,100	229,011

Charles K. Hall	2011	319,056	382,435	327,447	13,020	1,041,958
Executive Vice President &	2010	302,280	360,000	290,626	13,020	965,926
President - Propel Division

Wolfgang Schramm	2011	317,880	381,096	4,941	27,910	731,827
Executive Vice President &	2010	302,280	360,000	4,948	25,850	693,078
President - Controls Division	2009	286,920	0	4,923	25,058	316,901

Marc Weston	2011	287,388	344,413	4,903	72,870	709,574
Executive Vice President &	2010	210,000	336,000	1,292	152,700	699,992
Chief Marketing Officer
_____________________________
Footnotes To Summary Compensation Table

(1)
Certain compensation items earned by Messrs. Ruder and Christensen were valued in Euros and were converted to U.S. dollars for this table and all other tables using a weighted average annual exchange rate (USD/Euro) of 1.3909, 1.3247 and 1.3903 for 2011, 2010 and 2009, respectively.

(2)
Non-Equity Incentive Plan Compensation amounts represent payouts earned under the Company's Annual Incentive Awards. Based on achieved EBIT Margin and NWC % of Sales performance, the Annual Incentive Awards were paid out at 200% of target levels in 2011 and 2010. The Annual Incentive Award program was suspended in 2009 and, therefore, no payouts are reflected for 2009.

(3)
Changes in Pension Value and Nonqualified Deferred Compensation Earnings amounts represent the aggregate increase in the actuarial present value of all defined benefits and actuarial plans, including supplemental plans, accrued during the year plus above-market earnings on nonqualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.

(4)	The All Other Compensation amounts represent the following amounts and are explained in greater detail in the Additional Cash Compensation and Perquisites section of the CD&A:

SUMMARY COMPENSATION TABLE—ALL OTHER COMPENSATION

Name	Year	Lump Sum Sign-On Bonus ($)	Relocation Stipend or Relocation Costs ($)	Auto Allowance ($)	Company Car ($)	Company Contributions To 401(k) Plan and to Supplemental Retirement Plans ($)	Other Perquisites ($)	Total ($)
Sven Ruder	2011	0	0	0	32,269	30,600	2,920	65,789
	2010	0	0	0	28,614	26,139	3,339	58,092
	2009	0	0	0	28,548	25,123	163	53,834
Jesper V. Christensen	2011	0	0	0	42,701	15,470	2,920	61,091
	2010	0	0	0	33,250	13,480	3,339	50,069
	2009	0	0	0	16,239	8,698	163	25,100
Charles K. Hall	2011	0	0	12,720	0	0	300	13,020
	2010	0	0	12,720	0	0	300	13,020
Wolfgang Schramm	2011	0	0	12,750	0	14,155	1,005	27,910
	2010	0	0	12,750	0	13,100	0	25,850
	2009	0	0	12,750	0	12,308	0	25,058
Marc Weston	2011	0	46,335	12,720	0	12,321	1,494	72,870
	2010	75,000	65,718	9,397	0	2,585	0	152,700
The company car values for Messrs. Ruder and Christensen are based on the annual operating costs to the Company. Other perquisites include spousal travel, airline club fees, tax return preparation fees and insurance premiums.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sven Ruder(1)	April 5, 2011	19,716	394,320	788,640
Sven Ruder(2)	April 5, 2011	97,798	782,381	1,173,572
Jesper V. Christensen(1)	April 5, 2011	10,659	213,178	426,357
Jesper V. Christensen(2)	April 5, 2011	53,132	425,059	637,589
Charles K. Hall(1)	April 5, 2011	9,561	191,218	382,435
Charles K. Hall(2)	April 5, 2011	48,750	390,000	585,000
Wolfgang Schramm(1)	April 5, 2011	9,527	190,548	381,096
Wolfgang Schramm(2)	April 5, 2011	48,750	390,000	585,000
Marc Weston(1)	April 5, 2011	8,610	172,206	344,413
Marc Weston(2)	April 5, 2011	43,750	350,000	525,000
______________________________
Footnotes to Grants of Plan-Based Awards Table

(1)
The award grants presented in the above table with footnote 1 represent Annual Incentive Awards made under the Company's Omnibus Incentive Plan. The Compensation Committee awarded these grants at its regularly scheduled meeting on April 5, 2011. Based on achieved EBIT Margin and Net Working Capital performance in 2011, these Annual Incentive Awards paid out at the maximum levels. Payments were made to the Named Executive Officers in March of 2012 and are reflected in the Summary Compensation Table for 2011.

(2)
The award grants presented in the above table with footnote 2 represent Long-Term Incentive Awards made under the Company's Omnibus Incentive Plan. The Compensation Committee awarded these grants at its regularly scheduled meeting on April 5, 2011. These Long-Term Incentive Awards have a three-year performance period from 2011 through 2013. Ultimate payout under these Long-Term Incentive Awards is dependent upon the Company's achieved EBIT Margin and Cash Margin performance over this period.

SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS NARRATIVE
Messrs. Ruder, Christensen and Schramm have each entered into an Employment Agreement with Sauer-Danfoss Inc. and/or one of its Affiliates detailing, among other things, the components of their respective compensation.
The German Employment Agreements for Messrs. Ruder and Christensen were written to comply with German employment law and contain provisions similar to those made available to other senior executives based in Germany. The German Employment Agreements contain longer notice periods for a Company-initiated termination, without cause, than are typical for U.S.-style agreements. The notice periods for Messrs. Ruder and Christensen are 24 months and 18 months, respectively.
The U.S. Employment Agreement for Mr. Schramm was entered into on April 16, 2007 and contains a two-year term, automatically renewable for successive one-year terms in the absence of written notice by either party. The U.S. Employment Agreement contains a minimum 30-day notice period.
Rights of the officers to certain post-employment compensation under the terms of the Employment Agreements are discussed in the Potential Payments Upon Termination or Change in Control section beginning on page II-23.
 The officer Employment Agreements provide for base salary levels, which increase under the Company's annual salary review process, as described in the CD&A. Mr. Schramm's U.S. Employment Agreement provides that his base salary cannot be decreased without the officer's consent, unless as part of a blanket decrease to the base salaries of all officers.
Non-Equity Incentive Compensation
 Amounts reflected in the Non-Equity Incentive Plan Compensation column represent amounts granted to and earned by the Named Executive Officers under the Company's Annual Incentive Award program. The Annual Incentive Award program is a performance-based incentive program. In 2011, the Annual Incentive Award program was tied to the Company's performance against pre-determined targets for Earnings Before Interest & Taxes ("EBIT") Margin and for Net Working Capital as a Percentage of Sales ("NWC % of Sales").
For 2011, Annual Incentive Award payouts could range from 5% to 200% of pre-established payout targets depending upon EBIT Margin and NWC % of Sales performance. For 2010, Annual Incentive Award payouts could range from 12.5% to 200% of pre-established payout targets depending upon EBIT Margin and NWC % of Sales performance. Below certain minimum threshold EBIT margin levels, there would be no payout under the 2011 and 2010 Annual Incentive Award programs. The maximum payout was earned in both 2011 and 2010 as a result of the Company's EBIT Margin and NWC % of Sales performance. For 2009 the Annual Incentive Program was suspended and therefore no payouts were made.
PENSION BENEFITS TABLE

Name	Plan name	Number of years of credited service (#)	Present Value of Accumulated Benefit ($)
Charles K. Hall	Sauer-Danfoss Employees' Retirement Plan	30.0	1,437,874
	Sauer-Danfoss Supplemental Retirement Plan	30.0	194,724
Wolfgang Schramm	Sauer-Danfoss Employees' Retirement Plan	4.7	20,603
Marc Weston	Sauer-Danfoss Employees' Retirement Plan	1.7	6,196

PENSION BENEFITS NARRATIVE
Sauer-Danfoss Employees' Retirement Plan
The Pension Benefits table above details the present value of the accumulated retirement benefits accrued by Messrs. Hall, Schramm and Weston under the Sauer-Danfoss Employees' Retirement Plan (the "U.S. Retirement Plan"). The amounts shown represent the present value of the retirement benefits that each of them would be eligible to receive at normal retirement age (65), based on years of service through December 31, 2011 and discounted to a December 31, 2011 present value using a discount rate of 4.60%.
The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Internal Revenue Code. Under the U.S. Retirement Plan, participants accrue retirement benefits over time using either a final average pay formula or a cash balance formula. The final average pay formula is available only to participants who were hired prior to October 2, 2000 and who did not make a one-time election to switch to the cash balance formula. All other participants accrue benefits under the cash balance formula.
 Under the final average pay formula, a participant's retirement benefit at normal retirement date, age 65, will be based on (i) the average of the participant's highest consecutive five-year annual earnings, (ii) the number of years of participation in the plan and (iii) a reduction/offset for Social Security benefits. Under the terms of the plan, the average annual earnings will be multiplied by 2% for each year of participation, up to a maximum of 30 years or 60%, to determine the annual pension amount. The annual pension amount is converted to a monthly annuity. Depending upon hire date, participants may choose from a variety of payment options, including ordinary life annuities, joint and survivor annuities and ordinary life annuities with guaranteed term certain provisions. The portion of a final average pay benefit accrued prior to December 31, 1990 can, at the election of the participant, be paid out in a lump sum.
 Under the cash balance formula, participants are provided an annual credit, equal to 2% of eligible pay, to their cash balance accounts. The cumulative account balances earn annual interest credits, tied to the one-year treasury bill rate. At the normal retirement date, age 65, the accumulated cash balance is converted into a monthly annuity for payment and is paid out as either a single-life annuity or as a joint and survivor annuity.
For both the final average pay formula and the cash balance formula, eligible pay is generally limited to a participant's base salary.
Mr. Hall participates in the U.S. Retirement Plan under the final average pay formula. Messrs. Schramm and Weston participate in the U.S. Retirement Plan under the plan's cash balance formula.
Under the U.S. Retirement Plan, reduced early retirement benefits may be taken beginning at age 55. Messrs. Hall (age 64) and Schramm (age 57) are currently eligible for early retirement under the above-named plan. Upon early retirement, the normal age 65 retirement benefit is subject to reduction for each month by which the participant is less than age 65 when early retirement benefit payments commence.
Mr. Weston has not yet served the requisite three years to be vested in his benefits under the U.S. Retirement Plan.
Sauer-Danfoss Supplemental Retirement Plans
The Internal Revenue Code generally limits to $200,000, indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the U.S. Retirement Plan may consider no more than $250,000, as indexed for inflation, of a participant's annual compensation in determining that participant's retirement benefit.
In recognition of these two limitations, the Company has adopted certain U.S. Supplemental Retirement Plans. The U.S. Supplemental Retirement Plans are designed to provide supplemental retirement benefits to the extent that a participant's benefits under the U.S. Retirement Plan are limited by either the annual benefit limitation or the annual compensation limitation.
The Pension Benefits table above details the present value of the accumulated retirement benefit accrued by Mr. Hall under the U.S. Supplemental Retirement Plans using the final average pay formula. The amount shown represents the supplemental retirement annuity that Mr. Hall would be eligible to receive at normal retirement age (65), based on years of service through December 31, 2011 and discounted to a December 31, 2011 present value using a discount rate of 4.60%. No other Named Executive Officer is entitled to final average pay benefits under the U.S. Supplemental Retirement Plans.
Mr. Schramm and Mr. Weston are covered by the U.S. Supplemental Retirement Plans using the cash balance formula because their cash balance account contributions into the U.S. Retirement Plan have been limited by the Internal Revenue Code limitations on qualified plans. This separate plan is discussed in the Nonqualified Deferred Compensation narrative which follows below.
NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals Or Distributions ($)	Aggregate Balance At Last FYE ($)
Charles K. Hall(1)	0	0	1,637	0	29,600
Wolfgang Schramm(2)	0	4,355	308	0	15,859
Marc Weston(2)	0	2,521	0	0	2,521
______________________________
Footnotes To Nonqualified Deferred Compensation Table

(1)
$378 of the amount shown as Aggregate Earnings in the Last Fiscal Year for Mr. Hall represents above-market earnings on nonqualified, deferred compensation and are included under Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table. Above-market earnings are computed using 120% of the applicable federal long-term rate as the basis for market earnings.

(2)
The amounts reflected as Registrant Contributions in the Last Fiscal Year for Mr. Schramm and Mr. Weston represent Company contributions to the Supplemental Executive Savings and Retirement Plan and are included under All Other Compensation in the Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION NARRATIVE
The nonqualified deferred compensation amounts shown above reflect participants' balances in the following nonqualified deferred compensation plans or arrangements:

•	Elective Deferred Compensation Plans for Cash Compensation

•	Supplemental Executive Savings & Retirement Plan
The elective deferred compensation plans provide a means for eligible executives to save a portion of their compensation, on a tax-deferred basis, for retirement and other purposes.
The Supplemental Executive Savings and Retirement Plan operates to provide additional Company contributions to Mr. Schramm and Mr. Weston, whose Company contributions into their qualified retirement plan has been limited by IRS rules.

These additional contributions allow Mr. Schramm and Mr. Weston to receive, on a percentage of compensation basis, the same level of Company contributions towards retirement that all other U.S. employees enjoy.
The key provisions of the nonqualified, deferred compensation plans are reflected below.
Elective Deferred Compensation Plans for Cash Compensation

•	Plan available to selected U.S. employees

•	May elect deferral of all or a portion of Base Salary and Annual Incentive Award

•	Unfunded, unsecured liability of the Company

•
Deferred compensation earned after 2004 subject to a variable earnings credit tied to ten-year U.S. treasury yields plus a credit risk spread based on the Company's credit profile (2011 annualized return was 6.2%)

•	Deferred compensation earned prior to 2005 subject to a variable earnings credit tied to ten-year U.S. treasury yields plus 3% (2011annualized return was 5.9%)

•	Payouts to be made in cash

•	Deferral elections and payout options comply with Internal Revenue Code Section 409A rules
Supplemental Executive Savings and Retirement Plan

•	Non-elective plan available to any cash balance participants in the Company's qualified retirement plans whose retirement benefits are limited by IRS rules

•	Unfunded, unsecured liability of the Company

•	A portion of the deferred compensation balance earns interest credits based on one-year treasury bill rates similar to cash balance account earnings (2011 annualized return was 0.26%)

•
A portion of the deferred compensation balance is self-directed by the participants and can generate earnings or loss based on actual performance from investment options in the Company's 401(k) plan. A participant's actual, annualized return or loss will depend on the hypothetical investment strategy that the participant employs. Mr. Schramm realized gains of 3.9% with respect to his hypothetical investment strategy in 2011.

•	Amounts payable in cash, generally on the six-month anniversary of employment termination

•	Alternative payout options for reasons such as death and disability comply with Internal Revenue Code Section 409A rules
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Certain of the Named Executive Officers have entered into Employment Agreements or Change In Control Agreements with Sauer-Danfoss which provide for the payment of certain amounts upon a termination of employment for various reasons. These amounts are in addition to the amounts shown above in the Pension Benefits Table and the Nonqualified Deferred Compensation Table.
Upon termination of employment for any reason, a Named Executive Officer will receive base salary, vacation pay, and Annual Incentive Awards that have been earned, but not yet paid.
The post-employment compensation payments to Messrs. Ruder and Christensen in the event of any termination initiated by the Company without cause will be covered by their respective notice periods as detailed in their Employment Agreements and by general provisions of German employment law.

Under the terms of his Employment Agreement, Mr. Schramm will receive additional payments if the termination from employment occurs in any of the following circumstances:

•	Following a Change in Control of the Company

•	Termination initiated by the Company Without Cause

•	Termination initiated by the Named Executive Officer with Good Reason

•	Death or disability
Following the Company's current practice for U.S.-based officers, Messrs. Hall and Weston are not covered by formal employment agreements. The Committee has previously authorized a policy whereby severance benefits equal to one year's base salary plus certain outplacement services would be paid to similarly situated U.S.-based officers in the event that their employment is terminated by the Company involuntarily without justification or cause. Mr. Hall is also covered by a Change in Control Agreement with the Company that will, in certain circumstances, provide for certain additional payments following a termination of employment following a Change In Control of the Company.
The table set forth below shows the estimated value of these potential post-employment payments assuming a triggering event had occurred on December 31, 2011. The potential post-employment payments following a Change in Control are generally contingent upon both the Change in Control and a termination of employment Without Cause and/or With Good Reason.
The estimated Annual Incentive continuation payouts reflect the target value of payouts due under the various post-employment compensation agreements. Depending upon specific agreements and/or local employment laws, a payout based upon actual performance may be due in certain circumstances.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Named Executive Officer	Termination Reason	Base Salary Continuation $	Annual Incentive Continuation At Target $	Medical Plan Continuation $	Outplacement Services $	Total Paid To NEO $
Sven Ruder	Upon Death	333,816	0	0	0	333,816
	Without Cause/ For Good Reason	1,335,264	801,158	0	27,818	2,164,240
	Following Change of Control	1,335,264	801,158	0	27,818	2,164,240

Jesper V. Christensen	Upon Death	180,199	0	0	0	180,199
	Without Cause/ For Good Reason	540,596	324,357	0	27,818	892,771
	Following Change of Control	540,596	324,357	0	27,818	892,771

Charles K. Hall	Without Cause	321,360	0	0	20,000	341,360
	Following Change of Control	321,360	192,816	32,136	20,000	566,312

Wolfgang Schramm	Upon Death or Disability	0	0	29,700	0	29,700
	Without Cause/ For Good Reason	479,700	287,820	29,700	20,000	817,220
	Following Change of Control	479,700	287,820	31,980	0	799,500

Marc Weston	Without Cause	289,800	0	0	20,000	309,800
	Following Change of Control	289,800	0	0	20,000	309,800

Key Employment Agreement Provisions
In return for the agreement by Sauer-Danfoss to make the other potential post-employment payments as detailed above, the Named Executive Officers agree to certain conduct during the term of their employment and immediately thereafter. Specifically, the Named Executive Officers, by signing the Employment Agreements or Change In Control Agreements, agree to the following:

•	A Covenant Not To Compete with the Company for a period of up to 18 months following any termination of employment

•	Non-Disclosure of Company Confidential Information

•	Assignment of any and all Development rights on intellectual property conceived of or devised while employed

•	Non-Solicitation of Company personnel for a period of up to 18 months following any termination of employment
DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock Awards (1)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)($)	Total ($)
Jørgen M. Clausen	105,250	63,780	0	169,030
Niels B. Christiansen	81,750	63,780	0	145,530
Steven H. Wood	66,750	63,780	3,731	134,261
Richard J. Freeland	66,750	63,780	0	130,530
Johannes F. Kirchhoff	66,750	63,780	0	130,530
Per Have	46,750	63,780	0	110,530
Anders Stahlschmidt	46,750	63,780	0	110,530
William E. Hoover, Jr.	46,000	63,780	0	109,780
Kim Fausing	45,250	63,780	0	109,030
______________________________
Footnotes To Director Compensation Table

(1)
These amounts represent the grant date fair value of restricted shares issued to the non-employee directors during the calendar year 2011. Information concerning the Company's accounting for restricted stock under FASB ASC Topic 718 can be found in footnote number 13 to its consolidated financial statements filed as part of its Form 10-K for the year ended December 31, 2011.

At December 31, 2011 Messrs. Clausen, Christiansen, Kirchhoff, Fausing, Freeland, Have, Hoover, Stahlschmidt and Wood each held 3,000 shares of unvested restricted stock.

(2)
Mr. Wood participates in the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and U.S. Non-employee Directors. In 2011 he elected to defer 75% of the fees reflected under Fees Earned or Paid in Cash in this table. The amount reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings reflects above-market earnings on his deferred director fees, using 120% of the applicable federal long-term rate as the basis for market earnings.

DIRECTOR COMPENSATION NARRATIVE
Non-employee directors earn cash-based director's fees according to the following schedule, effective July 1, 2011:

•	As Chairman, Mr. Clausen receives a retainer of $100,000 per year

•	As Vice Chairman, Mr. Christiansen receives a retainer of $75,000 per year

•	All other non-employee directors receive retainers of $40,000 per year

•	All non-employee directors receive $1,500 for each Board meeting attended

•	All non-employee directors receive $750 for participation in a telephonic meeting

•	Non-employee directors receive an annual retainer of $11,000 for service on the Compensation Committee and $11,000 for service on the Audit Committee
Non-employee directors receive an annual grant of restricted shares of Sauer-Danfoss Inc. common stock under the Company's Omnibus Incentive Plan. The terms of each restricted share grant can vary in accordance with the plan document. The annual restricted share grant was made on June 17, 2011 and consisted of 1,500 shares with a three-year vesting period. Based on a grant date share closing price of $42.52, each restricted share grant has been valued at $63,780 in the Director Compensation Table. The restricted shares are forfeitable upon termination of service from the Board for any reason prior to the vesting date, unless otherwise determined by the Board, in its sole discretion. The restricted shares provide for voting and dividend rights during the period of restriction.
 U.S. non-employee directors can elect to defer a portion of their cash-based director's fees by participating in the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and U.S. Non-Employee Directors. The terms of such deferral are similar to those made available to Sauer-Danfoss employees and have been described previously in the Nonqualified Deferred Compensation Narrative.
Mr. Ruder serves as the sole employee member of the Board and is not entitled to any compensation for such service.

ITEM 1—ELECTION OF DIRECTORS
The Board of Directors of the Company (the "Board") has nominated ten directors for election. All directors are elected annually.
If elected, each of the nominees will serve until the 2013 Annual Meeting and until a successor has been elected and qualified, or until such director's earlier death, resignation, or removal.
Each share is entitled to one vote for each of ten directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors unless otherwise directed by the stockholder. Each nominee has consented to be named and to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitute.
Nominees to Serve for Directors
        Niels B. Christiansen, age 46, has been a director of the Company since July 10, 2008 and presently serves as Vice Chairman of the Board. Mr. Christiansen was appointed President and Chief Executive Officer of Danfoss A/S in October 2008. Prior to that, he had been Vice Chief Executive Officer of Danfoss A/S since November 2006. From November 2006 through December 2007, he also served as Chief Operating Officer of Danfoss A/S. From November 2004 through November 2006, he served as Executive Vice President and Chief Operating Officer of Danfoss A/S. From January 2003 through September 2004, Mr. Christiansen was an Executive Vice President at GN Store Nord A/S, a Danish developer of telecommunications networking and hand-held communications solutions. From January  2000 through September 2004, he was President and Chief Executive Officer of GN Netcom A/S, a Danish subsidiary of GN Store Nord A/S.
Mr. Christiansen is a member of the Executive Committee of Danfoss A/S; serves as the Chairman of the Board of Directors of Axcel A/S, a Danish private equity fund; and serves as Vice Chairman of the Board of Directors of Danske Bank A/S, a publicly traded Danish bank, and on the Board of Directors of William Demant Holding A/S, a publicly traded Danish manufacturer of audio products.
Mr. Christiansen's position as the Chief Executive Officer of Danfoss A/S, the Company's majority stockholder, and the financial and managerial expertise he has gained as an executive officer and a director of several publicly and privately held companies make him a valuable member of the Company's Board of Directors.
        Jørgen M. Clausen, age 63, has been a director of the Company since May 3, 2000, Chairman of the Company since May 5, 2004, and prior to that served as Vice Chairman of the Company from 2000 to 2004. Mr. Clausen served as President and Chief Executive Officer of Danfoss A/S for many years until his retirement in October 2008. He now serves as the Chairman of Danfoss A/S.
Mr. Clausen's ability to represent the interests of the Clausen family, which controls Danfoss A/S, coupled with his extensive experience as the Chief Executive Officer of Danfoss A/S, like the Company a multi-national industrial manufacturing corporation, give him unique insights into risk management, strategic planning, and the overall business of the Company. In addition, Mr. Clausen has direct experience in the hydraulic industry, having served as the Vice President of Danfoss A/S's fluid power division before it was acquired by the Company. All of these factors have contributed to Mr. Clausen's nomination to the Company's Board of Directors since 2000.
        Kim Fausing, age 47, has been a director of the Company since July 10, 2008. Mr. Fausing has been Executive Vice President and Chief Operating Officer of Danfoss A/S since January 2008. In 2007, Mr. Fausing became a divisional president of Danfoss A/S, having previously worked at Hilti Corporation, a privately owned manufacturer of construction and engineering products, from 1990 through 2007. He served as Hilti's President in Japan and Managing Director from 2000 through 2003, and as a Division President and Member of its Executive Committee from 2003 through 2007. In 2010, Mr. Fausing became a member of the Boards of Directors of Hilti and Velux A/S, a privately owned Danish manufacturer of windows and skylights, where he serves as Vice Chairman of the Board.
Mr. Fausing brings a wealth of executive and managerial experience to the Board of Directors as a result of his work with Hilti Corporation and Danfoss A/S and his service on the Hilti and Velux Boards of Directors.
        Richard J. Freeland, age 54, has been a director of the Company since September 16, 2010. Mr. Freeland is the          President—Engine Business of Cummins Inc., a position he has held since March 2010. He has been continuously employed by Cummins Inc. in various capacities since 1979. Most recently, Mr. Freeland served as Cummins Inc.'s President—Components Division from 2008 through March 2010 and as its Vice President—Distribution Business from 2005 through 2008. He is a member of the Audit Committee and the Compensation Committee of the Board.

Mr. Freeland brings to the Board his experience in leading global industrial businesses gained as a senior executive at Cummins Inc. In addition to his overall level of experience, he has worked with customers and in countries closely related to the Sauer-Danfoss business, which allows him to provide valuable perspective to the Board and the Company's management.
        Per Have, age 55, became a director of the Company on November 9, 2009. Mr. Have was appointed Chief Financial Officer of Danfoss A/S in September 2009. He has served as CEO of the Bitten and Mads Clausen Foundation, the controlling shareholder of Danfoss A/S, since 2007. From 2006 through 2007, Mr. Have was Senior Vice President, Refrigeration & Air Conditioning Division of Danfoss A/S. From 2002 through 2005, he served as Vice President, Corporate Finance, of Danfoss A/S. He was employed by the Company as its Vice President, Global Supply Chain and IT, from 2000 through 2002.
The Board of Directors expects Mr. Have's financial expertise and professional experience, as well as his position as CEO of the Bitten and Mads Clausen Foundation, to contribute strongly to the Board's strategic, financial, and risk oversight functions.
        William E. Hoover, Jr., age 62, has been a director of the Company since July 10, 2008. Mr. Hoover worked for McKinsey & Co., a management consulting firm, for approximately 30 years until July 2007, when he retired from the position of senior director. Mr. Hoover serves on the Boards of Directors of Danfoss A/S; GN Store Nord A/S, a Danish manufacturer of hearing instruments listed on the Copenhagen Stock Exchange, as Vice Chairman; NorthStar Battery, a privately owned firm that makes batteries for mobile base stations; ReD Associates Holding A/S, A Danish provider of strategic consulting services, as Chairman; and LEGO Foundation, a Danish charitable and educational foundation.
Mr. Hoover's skills and experience developed over decades of work in the management consulting field following his graduation from the Harvard Business School in 1975 bring strength and depth to the Board, especially in the area of strategic development, organization, large-scale transformation, and mergers and acquisitions.
        Johannes F. Kirchhoff, age 54, has been a director of the Company since April 17, 1997. Mr. Kirchhoff has been owner and Managing Director of FAUN Umwelttechnik GmbH & Co. KG, a German manufacturer of vehicles for waste disposal, for more than the past five years. He serves on the Boards of Directors of RITAG Ritterhuder Armaturen GmbH & Co. Armaturenwerk KG, a privately owned German company that produces valves and fittings, and of Fachhochschule Suedwestfalen, a regional German university. He is Chairman of the Compensation Committee of the Company's Board and a member of the Audit Committee of the Board.
As the owner and Managing Director of a privately held manufacturing company with international operations, Mr. Kirchhoff has significant experience in setting compensation, developing and implementing strategic business plans, and evaluating risk, all from the perspective of the long-term financial soundness that is critical for success in a privately held company. This strategic and managerial experience makes Mr. Kirchhoff an important member of the Company's Board.
        Sven Ruder, age 55, has been a director of the Company since July 10, 2008. Mr. Ruder became the President and Chief Executive Officer of the Company in January 2009. He served as the President of the Motion Controls division of Danfoss A/S from January 2001 through December 2008. Mr. Ruder served on the Boards of Directors of Danfoss Turbocor Compressors BV, a privately held joint venture between Danfoss A/S and Turbocor BV, and of Danfoss Turbocor Compressors, Inc., a subsidiary of Danfoss Turbocor Compressors BV that is engaged in the manufacture of air conditioning and refrigeration compressors, until December 2011.
As the only member of the Board who is employed as a member of the Company's management, Mr. Ruder brings a unique perspective to the Board. In addition, his extensive managerial experience and expertise, along with his knowledge of the industry in which the Company operates, give him important insights into the Company's operations, its competitive position in the marketplace, and its strategic vision, all of which are invaluable to the Board.
        Anders Stahlschmidt, age 45, has been a director of the Company since September 16, 2010. He has served as General Counsel of Danfoss A/S for more than the last five years. His experience as General Counsel of Danfoss A/S and the analytical skills and sound judgment he has developed over the course of his legal career make him a significant contributor to the Board.
        Steven H. Wood, age 54, has been a director of the Company since January 1, 2003. Mr. Wood is currently the Chief Financial Officer of Becker-Underwood, Inc., a supplier of non-pesticide specialty chemical and biological products within the agricultural, landscape, turf, and horticulture industries. He was formerly Vice President and Corporate Controller for Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry, from May 2004 until May 2006. From 2000 until 2003, he was the Executive Vice President and Chief Financial Officer of Maytag Corporation, and from 1996 to 2000 he was Vice President-Financial Reporting and Audit of Maytag. Mr. Wood held various other financial leadership positions within Maytag from 1989 to 1996. Prior to joining Maytag, he was an auditor for nine years with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified Public Accountants. He is Chairman of the Audit Committee and a member of the Compensation Committee of the Board.

Mr. Wood was originally selected as a director, and continues to be a valued member of the Board, due to his financial expertise and his strong background in managing and overseeing the financial operations of other publicly traded companies.
        The Board recommends that stockholders vote FOR the election of the nominees named above as directors.

ITEM 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2012, subject to ratification of the stockholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to questions at the meeting. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012. In the event stockholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Fees to Independent Registered Public Accounting Firm for 2011 and 2010
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's Annual Financial Statements for the years ended December 31, 2011 and 2010 and fees billed for other services rendered by KPMG LLP during those periods:

	2011	2010
Audit Fees	$1,634,000	$1,558,000
Audit-Related Fees	45,000	19,000
Tax Fees(2)	205,000	164,000
All Other Fees (3)	9,000	0

(1)	Consists principally of statutory accounting consultations.

(2)	Consists of international and U.S. tax planning and compliance services, and expatriate tax services.

(3)	Consists of assistance related to foreign country business requirements.
Policy Regarding Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services that are not prohibited from being provided by the independent registered public accounting firm by the Sarbanes-Oxley Act of 2002 or rules issued thereunder ("Permitted Services"). Pre-approval is granted on an annual basis, generally at the first meeting of the Audit Committee held during each year, and any pre-approval shall be detailed as much as possible as to the particular service or category of services and shall generally be subject to a specific budget. The Committee may delegate pre-approval authority to one or more of its members with respect to Permitted Services when expedition of services is necessary, and has delegated such pre-approval authority to its Chairman. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee (generally at each regular quarterly meeting of the Audit Committee, but the Audit Committee may request a report at any time), regarding the extent of services provided by the independent registered public accounting firm in accordance with any pre-approval, and the fees for the services performed to date. All audit fees, audit related fees, tax fees and other fees paid in 2011 and 2010 were pre-approved by the Audit Committee.
        The Board recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012.

ADDITIONAL INFORMATION
Notice Requirements
To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals, nominations for the election of directors or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010 not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting. For the Company's annual meeting in the year 2013, the Company must receive this notice on or before December 29, 2012 (i.e., 120 days before April 27, the day this year's proxy statement was released to stockholders). To comply with the Company's Bylaws and applicable rules and regulations of the Securities and Exchange Commission, the notice must contain certain specified information about the matters to be brought before the meeting and about the stockholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010.
Discretionary Authority
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy Statement went to print, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to the fiscal year ended December 31, 2011, the Company believes that all of such reports required to be filed during such fiscal year by the Company's officers, directors and 10% beneficial owners were timely filed.
Form 10-K
        The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements, schedules, and list of exhibits. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary, at 2800 E. 13th Street, Ames, Iowa 50010.

By Order of the Board of Directors

Kenneth D. McCuskey
Corporate Secretary
April 27, 2012

SAUER-DANFOSS INC.
2011 ANNUAL REPORT
Business
Sauer-Danfoss Inc. (the "Company") (NYSE: SHS) is a global leader in the development, manufacture and marketing of advanced systems for the distribution and control of power in mobile equipment. The Company designs, manufactures, and markets hydraulic, electronic, and mechanical components, as well as software and integrated systems that generate, transmit, and control power in mobile equipment for sale to manufacturers of highly engineered, off-road vehicles used for agriculture, construction, road building, turf care, material handling, and specialty vehicles. The Company engineers advanced components and systems to enable its customers to produce highly reliable, efficient and innovative mobile equipment vehicles.
The composition of the Company's business among its four segments was 46.1% Propel, 18.3% Work Function, 15.7% Controls, and 19.9% Stand-Alone Businesses as of December 31, 2011. Propel segment products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function segment products include steering motors and motors that transmit power for the work functions of the vehicle. Controls segment products include electronic controls, microprocessors, and valves that control and direct the power of a vehicle. The Stand-Alone Businesses segment includes open circuit gear pumps and motors, cartridge valves and hydraulic integrated circuits (HICs), directional control valves, inverters, and light duty hydrostatic transmissions that transmit, control, and direct the power of a vehicle. The products that comprise the Stand-Alone Businesses segment are marketed under their own names and managed as stand-alone businesses. All of the segments' products are sold into each of the Company's markets either directly to original equipment manufacturers ("OEMs") or through distributors to OEMs and the aftermarket.
NYSE Price Range, Dividends by Quarter

		1st	2nd	3rd	4th	Full Year
2011	High	$51.59	$65.04	$56.30	$41.60	$65.04
	Low	$27.29	$41.53	$28.86	$25.60	$25.60
	Dividends	$—	$—	$—	$—	$—
2010	High	$13.30	$18.24	$21.68	$32.88	$32.88
	Low	$11.10	$12.16	$11.22	$20.58	$11.10
	Dividends	$—	$—	$—	$—	$—

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Performance Graph
The following graph shows a comparison of the cumulative total returns from December 31, 2006 to December 31, 2011, for the Company, the Russell 2000 Index, and the Morningstar Diversified Industrials Index (the "Morningstar Group Index").
The graph assumes that $100 was invested on December 31, 2006 in the Company's common stock, the Russell 2000 Index, and the Morningstar Group Index, a peer group index, and that all dividends were reinvested.

Comparison of 5-Year Cumulative Total Return
Among Sauer-Danfoss Inc.,
Russell 2000 Index and Morningstar Group Index
Sauer-Danfoss Inc.
Russell 2000 Index
Morningstar Group Index
DOLLARS
$140
$120
$100
$80
$60
$40
$20
$0
2006
2007
2008
2009
2010
2011
ASSUMES $100 INVESTED ON 12/31/2006
ASSUMES DIVIDEND REINVESTMENT
FISCAL YEAR ENDING 12/31/2011

III -2

Management's Discussion and Analysis of Financial Condition and Results of Operations.
Safe Harbor Statement
This Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this annual report, contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.
Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of growing sales and high demand and its capacity to make necessary adjustments if demand for its products were to decline; competing technologies and difficulties entering new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.
The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this annual report.
About the Company
Sauer-Danfoss Inc. and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company's products are used by original equipment manufacturers (OEMs) of mobile equipment, including construction, road building, agricultural, turf care, material handling, and specialty equipment. The Company designs, manufactures, and markets its products

III -3

in the Americas, Europe, and the Asia-Pacific region, and markets its products throughout the rest of the world either directly or through distributors.
Executive Summary of 2011 Compared to 2010
The nature of the Company's operations as a global producer and supplier in the fluid power industry means the Company is impacted by changes in local economies, including currency exchange rate fluctuations. In order to gain a better understanding of the Company's base results, a financial statement user needs to understand the impact of those currency exchange rate fluctuations. The following table summarizes the change in the Company's results from operations by separately identifying changes due to currency fluctuations and the underlying change in operations from 2010 to 2011. This analysis is more consistent with how the Company's management internally evaluates results.

(in millions)	2010	Currency fluctuations	Underlying change	2011
Net Sales	$1,640.6	$65.2	$351.7	$2,057.5
Gross Profit	498.1	22.1	137.0	657.2
% of Net Sales	30.4%			31.9%
Selling, general and administrative	195.5	7.5	25.0	228.0
Research and development	51.6	2.2	10.2	64.0
Loss on sale of businesses and asset disposals	7.6	—	(7.0)	0.6
Total operating costs	254.7	9.7	28.2	292.6
Operating income	243.4	12.4	108.8	364.6
% of Net Sales	14.8%			17.7%
Interest expense, net	(49.4)	—	28.3	(21.1)
Loss on early retirement of debt	(2.4)	—	1.2	(1.2)
Other, net	3.5	(0.7)	(5.9)	(3.1)
Income before income taxes	195.1	11.7	132.4	339.2
% of Net Sales	11.9%			16.5%
Income tax	51.2	(1.8)	(128.8)	(79.4)
Net income	246.3	9.9	3.6	259.8
Net income attributable to noncontrolling interest, net of tax	(32.9)	(0.9)	3.9	(29.9)
Net income attributable to Sauer-Danfoss Inc.	$213.4	$9.0	$7.5	$229.9
Net sales for the year ended December 31, 2011 increased 21 percent compared to the year ended December 31, 2010, excluding the effects of currency. Net sales increased in all regions and segments. Excluding the impacts of currency, sales increased 25 percent in the Americas, 22 percent in Europe and 12 percent in Asia-Pacific. Sales in the Propel segment were up 28 percent, followed by increases of 27 percent in the Controls segment, 13 percent in the Work Function segment, and 12 percent in the Stand-Alone Businesses segment.
Gross profit increased significantly during the year ended December 31, 2011, excluding the impact of currency, due to increased sales volumes in relation to fixed production costs, partially due to reduced depreciation. In 2010 gross profit was negatively impacted by restructuring costs of $3.1 million related to the closure of the Lawrence, Kansas facility. Partially offsetting the positive impact of increased sales in 2011 were increased warranty & field recall costs of $7.4 million.
Selling, general and administrative costs increased 13 percent during 2011 when compared to the same period in 2010, excluding the effects of currency. In 2011 the Company incurred restructuring costs of $4.1 million related to restructuring of the European sales organization, as well as increased incentive plan costs of $5.8 million. In 2010 the Company incurred restructuring costs of $0.5 million related to the closure of the Lawrence facility, costs of $3.5 million related to a stock tender offer initiated by Danfoss Acquisition, Inc., and costs of $1.5 million related to a pension settlement with a former executive. Research and development costs increased 20 percent excluding the effects of currency. The increase was largely due to cost reduction efforts in 2010 in light of the economic downturn.
In 2011 the Company incurred costs of $1.2 million related to the write-down of a building in Odense, Denmark. This was partially offset by a $0.6 million gain on the sale of a building in Lawrence, Kansas. In 2010 the Company incurred costs of $4.4

III -4

million related to the exit from the AC motor product line and $1.1 million related to the sale of the steering column business in Kolding, Denmark. In addition, the Company recognized costs of $2.3 million related to a loss on sale of fixed assets and write-down of the building in Lawrence, Kansas. Partially offsetting these costs in 2010 was a gain on sale of equipment of $1.1 million.
Net interest expense decreased in 2011 due to a reduction in the principal balance of debt outstanding during the year. Refinancing activities in 2010 resulted in a $2.4 million loss on early retirement of debt, which consisted of prepayment penalties of $1.7 million and $0.7 million related to the write-off of unamortized deferred financing costs. Reduction of availability of a revolving credit facility in 2011 resulted in a $1.2 million loss on early retirement of debt due to the write-off of unamortized deferred financing costs.
Operating Results—2011 Compared to 2010
Sales Growth by Market
The following table summarizes the Company's sales growth by market. The table and following discussion is on a comparable basis, which excludes the effects of currency fluctuations.

	Americas		Asia-Pacific		Europe		Total
	$ Change	% Change	$ Change	% Change	$ Change	% Change	$ Change	% Change

Agriculture/Turf Care	$54.1	15%	$2.2	18%	$56.9	32%	$113.2	20%
Construction/Road Building	22.2	18	10.0	7	22.0	17	54.2	14
Specialty	31.9	53	9.5	39	46.3	22	87.7	30
Distribution	70.3	42	14.9	12	11.4	11	96.6	25
Agriculture/Turf Care
Sales into the agriculture/turf care market showed a strong increase in all regions during the year ended December 31, 2011 compared to 2010. The agricultural market in the Americas benefited from historically high commodity prices and a strong sugar-cane market in Brazil. Agricultural sales growth in Europe was also driven by high commodity prices. Sales in the turf care market improved due to growing consumer confidence. The Asia-Pacific region contributes less than 5 percent of the sales in the agriculture / turf care market, therefore any change in the Asia-Pacific region does not significantly impact the total market.
Construction/Road Building
Sales into the construction/road building markets increased in all regions during the year ended December 31, 2011 compared to 2010. Sales in the Americas and Europe showed the strongest improvement over relatively low sales levels in 2010 despite depressed residential construction markets and limited spending by state and local governments due to budget constraints. The sales growth in the Asia-Pacific region was driven by increased demand in Japan, where customers have increased production due to higher export sales to the Americas, and to rebuild damage caused by the earthquake earlier in the year. Sales in China were strong during the first half of the year due to increased demand for rollers and transit mixers, while sales declined in the second half of the year due to reduced demand and credit restrictions imposed by the Chinese government.
Specialty
Specialty vehicles are comprised of a variety of markets including forestry, material handling, marine, waste management and waste recycling. Overall sales into the specialty vehicle market increased 30 percent compared to 2010. Sales in the Americas benefited from increased demand for aerial lifts due to renewed investments in aging rental fleets, as well as a strong overall market in Brazil. Sales in Europe improved due to strengthening forestry and mining markets, as well as increased demand for telehandlers, truck-mounted cranes, and aerial lifts. Sales in the Asia-Pacific region improved as some new and existing customers in China and Australia increased production.
Distribution
Products related to all of the above markets are sold to distributors, who then serve smaller OEMs.

III -5

Order Backlog
The following table shows the Company's order backlog and orders written activity for 2010 and 2011, separately identifying the impact of currency fluctuations.

(in millions)	2010	Currency fluctuation	Underlying change	2011
Backlog at December 31	$814.2	$(4.4)	$130.0	$939.8
Orders written	1,955.8	66.9	168.1	2,190.8
Total order backlog at the end of 2011 was $939.8 million, compared to $814.2 million at the end of 2010. On a comparable basis, excluding the impact of currency fluctuation, order backlog increased 16 percent compared to 2010. New sales orders written for 2011 were $2,190.8 million, an increase of 9 percent compared to 2010, excluding the impact of currency fluctuations.
Business Segment Results
The following discussion of operating results by reportable segment relates to information as presented in Note 17 in the Notes to Consolidated Financial Statements. Segment income is defined as the respective segment's portion of the total Company's net income, excluding net interest expense, income taxes, and noncontrolling interest. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, and valves that control and direct the power of a vehicle. Stand-Alone Businesses include open circuit gear pumps and motors, cartridge valves and HICs, directional control valves, inverters and light duty hydrostatic transmissions that transmit, control and direct the power of a vehicle, but are marketed under their own names and are managed as stand-alone businesses.
The following table provides a summary of each segment's net sales and segment income, separately identifying the impact of currency fluctuations during the year.

(in millions)	2010	Currency fluctuation	Underlying change	2011
Net sales
Propel	$717.2	$30.6	$200.4	$948.2
Work Function	320.7	15.2	41.6	377.5
Controls	243.2	13.2	66.1	322.5
Stand-Alone Businesses	359.5	6.2	43.6	409.3
Segment income (loss)
Propel	$165.0	$6.4	$39.1	$210.5
Work Function	28.7	2.6	27.9	59.2
Controls	49.1	3.4	26.0	78.5
Stand-Alone Businesses	35.8	0.7	22.1	58.6
Global Services and other expenses, net	(31.7)	(1.4)	(12.2)	(45.3)
Propel Segment
Sales in the Propel segment increased 28 percent during 2011 compared to 2010, excluding the effects of currency fluctuations. Segment income increased $39.1 million, excluding the effects of currency fluctuations, primarily due to higher sales volumes. Partially offsetting the positive impact of increased sales in 2011 were increases in premium freight costs of $2.3 million and warranty & field recall costs of $2.3 million. Total operating costs increased $25.7 million, with the largest increase in research and development costs. In 2010 the Propel segment recognized a $0.8 million gain on sale of equipment.

III -6

Work Function Segment
The Work Function segment experienced a $27.9 million increase in segment income in 2011 compared to 2010, excluding the effects of currency fluctuations, primarily due to a 13 percent increase in sales. Gross profit margin increased 4 percentage points due to increased sales volume in relation to fixed production costs, which decreased by $3.5 million. Also contributing to the increase in segment income was a reduction in warranty & field recall costs of $0.8 million, as well as a $0.6 million gain on the sale of a building in Lawrence, Kansas. In 2010 the Work Function segment recognized restructuring costs of $4.0 million related to the closure of the Lawrence facility and costs of $1.1 million related to future lease payments on the Kolding, Denmark facility.
Controls Segment
Net sales in the Controls segment increased 27 percent in 2011 compared to 2010, excluding the effects of currency fluctuations. Segment income increased $26.0 million in 2011 largely due to higher sales volume and a change in product mix. Also contributing to the increase in segment income was the fact that in 2010 the Controls segment recognized a loss on sale of business of $3.5 million, net of royalty income, related to the exit from the electric drives business. Partially offsetting the increased sales and reduced costs related to these items in 2011 were increased warranty & field recall costs of $3.1 million. Total operating costs increased $7.0 million, with the largest increase in research and development costs.
Stand-Alone Businesses Segment
Net sales in the Stand-Alone Businesses segment increased 12 percent in 2011 compared to 2010, excluding the effects of currency fluctuations. Segment income increased $22.1 million primarily due to higher sales volume, as well as reductions in fixed production costs of $1.9 million and operating costs of $2.7 million. Also contributing to the increase in segment income was the fact that in 2010 the Stand-Alone Businesses segment recognized restructuring costs of $1.8 million related to the closure of the Lawrence, Kansas facility. Partially offsetting the increased sales and reduced costs related to these items in 2011 were increased warranty & field recall costs of $2.8 million.
Global Services and other expenses, net
Segment costs in Global Services and other expenses, net, relate to internal global service departments. Global services include such costs as consulting for special projects, tax and accounting fees paid to outside third parties, internal audit, certain insurance premiums, and the amortization of intangible assets from certain business combinations. Global services and other expenses increased $12.2 million, or 38 percent excluding the impacts of currency. Contributing to the increase in 2011 were European restructuring costs of $4.7 million, as well as a $3.9 million increase in long-term incentive plan costs compared to 2010. In addition, the Company recognized a $5.0 million loss on foreign currency transactions in 2011 compared to a gain of $1.3 million in 2010. The negative impact of these items was partially offset by the fact that in 2010 the Company recognized costs of $1.5 million related to a pension settlement with a former executive and costs of $3.5 million related to a stock tender offer initiated by Danfoss Acquisition, Inc., which expired without the minimum tender conditions being satisfied.
Income Taxes
The Company recognized tax expense of $79.4 million on pre-tax income of $339.2 million resulting in an effective tax rate of 23.4%.
In 2011 the Company reversed $22.9 million of valuation allowance related to net deferred tax assets in Denmark. Future taxable income projections support the realization of the Denmark net deferred tax assets. The Company's worldwide earnings mix also impacted 2011 income tax expense.

III -7

Executive Summary of 2010 Compared to 2009
The nature of the Company's operations as a global producer and supplier in the fluid power industry means the Company is impacted by changes in local economies, including currency exchange rate fluctuations. In order to gain a better understanding of the Company's base results, a financial statement user needs to understand the impact of those currency exchange rate fluctuations. The following table summarizes the change in the Company's results from operations by separately identifying changes due to currency fluctuations and the underlying change in operations from 2009 to 2010. This analysis is more consistent with how the Company's management internally evaluates results.

(in millions)	2009	Currency fluctuations	Underlying change	2010
Net Sales	$1,159.0	$(4.5)	$486.1	$1,640.6
Gross Profit	127.9	(6.0)	376.2	498.1
% of Net Sales	11.0%			30.4%
Selling, general and administrative	209.7	(1.7)	(12.5)	195.5
Research and development	61.4	(0.7)	(9.1)	51.6
Impairment charges	50.8	—	(50.8)	—
Loss on sale of businesses and asset disposals	16.4	(0.2)	(8.6)	7.6
Total operating costs	338.3	(2.6)	(81.0)	254.7
Operating income (loss)	(210.4)	(3.4)	457.2	243.4
% of Net Sales	(18.2)%			14.8%
Interest expense, net	(48.4)	0.6	(1.6)	(49.4)
Loss on early retirement of debt	(15.8)	—	13.4	(2.4)
Other, net	3.3	0.5	(0.3)	3.5
Income (loss) before income taxes	(271.3)	(2.3)	468.7	195.1
% of Net Sales	(23.4)%			11.9%
Income tax	(61.0)	(0.2)	112.4	51.2
Net income (loss)	(332.3)	(2.5)	581.1	246.3
Net income attributable to noncontrolling interest, net of tax	(13.5)	(0.3)	(19.1)	(32.9)
Net income (loss) attributable to Sauer-Danfoss Inc.	$(345.8)	$(2.8)	$562.0	$213.4
Net sales for the year ended December 31, 2010 increased 42 percent compared to the year ended December 31, 2009, excluding the effects of currency, and 43 percent excluding the effects of currency and the 2009 divestiture of the electric drives business. Net sales increased in all regions and segments. Excluding the impacts of currency and divestitures, sales increased 68 percent in Asia-Pacific, 46 percent in the Americas and 30 percent in Europe. Sales in the Propel segment were up 55 percent, followed by increases of 39 percent in the Work Function segment, 33 percent in the Controls segment, and 29 percent in the Stand-Alone Businesses segment.
Gross profit increased significantly during the year ended December 31, 2010, excluding the impact of currency, due to increased sales volume, procurement savings of $16.3 million, fixed cost reductions including depreciation of $20.7 million, and reduced field recall costs of $11.5 million. Gross profit was negatively impacted in 2009 by inventory valuation allowances of $13.8 million and restructuring charges of $5.8 million related to the closure of the Hillsboro, Oregon; Lawrence, Kansas; and Odense, Denmark locations. Partially offsetting the positive impact of increased sales and cost reductions in 2010 were additional restructuring costs of $3.1 million related to the closure of the Lawrence facility.
Selling, general and administrative costs decreased 6 percent during 2010 when compared to the same period in 2009, excluding the effects of currency. In 2009 the Company incurred severance costs of $18.2 million due to headcount reductions, as well as $4.5 million of restructuring costs related to the closure of the Hillsboro location and the exit from the electric drives business. The reduction in expenses related to these items in 2009 was partially offset in 2010 by additional restructuring costs of $0.5 million related to the closure of the Lawrence facility, costs of $3.5 million related to a stock tender offer initiated by Danfoss Acquisition, Inc., incentive plan costs of $13.2 million, and a $1.5 million pension settlement with a former executive. Research and development costs decreased 15 percent excluding the effects of currency due to cost reduction efforts in light of the recent

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economic downturn. The Company reported goodwill impairment charges of $50.8 million during the first quarter of 2009 related to the valves reporting unit.
During 2009 the Company incurred costs of $6.3 million related to the sale of its alternating current (AC) electric motor business for the material handling market, as well as a loss of $2.7 million on the sale of its steering column business in Kolding, Denmark. These activities were part of the Company's plan to divest of product lines that do not fit the Company's long-term strategic direction. In 2010 the Company incurred additional costs of $4.4 million related to the exit from the AC motor product line and $1.1 million related to the sale of the steering column business in Kolding, Denmark. In addition, the Company recognized costs of $2.3 million related to a loss on sale of fixed assets and write-down of the building in Lawrence, Kansas. Partially offsetting these costs in 2010 was a gain on sale of equipment of $1.1 million.
The Company refinanced various credit agreements during 2009, which resulted in a $15.8 million loss on early retirement of debt. This loss consisted of $8.1 million of prepayment penalties, $2.0 million to settle outstanding interest rate swap agreements related to debt repaid, and $5.7 million to write-off unamortized deferred financing costs. Further refinancing activities in 2010 resulted in a $2.4 million loss on early retirement of debt consisting of prepayment penalties of $1.7 million and $0.7 million related to the write-off of unamortized deferred financing costs.
Operating Results—2010 Compared to 2009
Sales Growth by Market
The following table summarizes the Company's sales growth by market. The table and following discussion is on a comparable basis, which excludes the effects of currency fluctuations.

	Americas		Asia-Pacific		Europe		Total
	$ Change	% Change	$ Change	% Change	$ Change	% Change	$ Change	% Change

Agriculture/Turf Care	$74.7	26%	$0.1	1%	$27.3	17%	$102.1	22%
Construction/Road Building	61.8	101	85.5	146	56.7	77	204.0	105
Specialty	26.5	77	(12.5)	(34)	33.5	19	47.5	19
Distribution	58.8	54	46.7	67	27.0	34	132.5	51
Agriculture/Turf Care
Sales into the agriculture/turf care market showed a strong increase in the Americas and Europe during the year ended December 31, 2010 compared to 2009, while sales in the Asia-Pacific region remained level. The agricultural market in the Americas showed improvement due to improving commodity prices, while sales in Brazil benefited from a strong sugar-cane market. In Europe, many customers have ceased inventory reduction efforts and sales are more in line with market demand. The strong demand for tractors with hydraulic steering in India, which is reported as part of Europe, has contributed to the sales growth in the European market. Sales in the turf care market improved due to growing consumer confidence.
Construction/Road Building
The construction/road building markets experienced strong sales increases in all regions during the year ended December 31, 2010 compared to 2009. The Asia-Pacific region had the strongest sales growth at 146 percent, largely due to low sales in 2009 as a result of customers' efforts to reduce inventory levels. Other factors driving the strong sales in the Asia-Pacific region included an expanding demand for transit mixers in China, as well as favorable road building markets and increased demand for rollers. Sales in the Americas and Europe also showed strong improvement as customers are no longer working to reduce inventory levels and equipment production corresponds with increased demand.
Specialty
Specialty vehicles are comprised of a variety of markets including forestry, material handling, marine, waste management and waste recycling. Overall sales into the specialty vehicle market increased 13 percent compared to 2009. Sales in the Americas benefited from an increased demand for aerial lifts and a strong overall market in Brazil. Sales in Europe increased due to the recovery of the forestry and mining markets, as well as increased demand for telehandlers and truck-mounted cranes. Sales in China continue to suffer as a result of a saturated railway market resulting in lower sales to the carrier business for railroad construction.

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Distribution
Products related to all of the above markets are sold to distributors, who then serve smaller OEMs.
Order Backlog
The following table shows the Company's order backlog and orders written activity for 2009 and 2010, separately identifying the impact of currency fluctuations.

(in millions)	2009	Currency fluctuation	Underlying change	2010
Backlog at December 31	$509.5	$(14.3)	$319.0	$814.2
Orders written	913.3	(4.8)	1,047.3	1,955.8
Total order backlog at the end of 2010 was $814.2 million, compared to $509.5 million at the end of 2009. On a comparable basis, excluding the impact of currency fluctuation, order backlog increased 63 percent compared to 2009. New sales orders written for 2010 were $1,955.8 million, an increase of 115 percent compared to 2009, excluding the impact of currency fluctuations.
Business Segment Results
The following discussion of operating results by reportable segment relates to information as presented in Note 17 in the Notes to Consolidated Financial Statements. Segment income is defined as the respective segment's portion of the total Company's net income, excluding net interest expense, income taxes, and noncontrolling interest. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, and valves that control and direct the power of a vehicle. Stand-Alone Businesses include open circuit gear pumps and motors, cartridge valves and HICs, directional control valves, inverters and light duty hydrostatic transmissions that transmit, control and direct the power of a vehicle, but are marketed under their own names and are managed as stand-alone businesses.
The following table provides a summary of each segment's net sales and segment income, separately identifying the impact of currency fluctuations during the year.

(in millions)	2009	Currency fluctuation	Underlying change	2010
Net sales
Propel	$463.6	$0.2	$253.4	$717.2
Work Function	233.8	(4.0)	90.9	320.7
Controls	185.5	(2.7)	60.4	243.2
Stand-Alone Businesses	276.1	2.0	81.4	359.5
Segment income (loss)
Propel	$(23.3)	$(2.5)	$190.8	$165.0
Work Function	(69.5)	(0.4)	98.6	28.7
Controls	(23.8)	(1.2)	74.1	49.1
Stand-Alone Businesses	(66.5)	0.1	102.2	35.8
Global Services and other expenses, net	(23.9)	1.1	(8.9)	(31.7)
Propel Segment
Sales in the Propel segment increased 55 percent during 2010, excluding the effects of currency fluctuations, mainly due to weak global economic conditions in 2009. Segment income increased significantly in 2010 due to a 21 percentage point increase in gross profit margin, mainly due to higher sales volume in relation to fixed production costs, as well as a reduction in field recall costs of $11.2 million, reduced depreciation of $5.7 million, reduced inventory valuation allowances of $9.4 million, and fixed cost reductions of $6.1 million. Also contributing to the increase in segment income was a $0.8 million gain on sale of equipment. In 2009 the Propel segment incurred a loss on sale of equipment of $3.1 million. Operating expenses decreased in part due to $15.0 million in severance costs recognized in 2009, partially offset in 2010 by annual incentive plan costs of $3.3 million.

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Work Function Segment
Sales in the Work Function segment increased 39 percent in 2010 compared to 2009, excluding the effects of currency fluctuations, mainly due to improved global economic conditions. The increase in segment income of $98.6 million, excluding the effects of currency fluctuations, was driven by a 29 percentage point increase in gross profit margin due to increased sales volume in relation to fixed production costs, as well as fixed cost reductions of $7.9 million. Also contributing to the increase in segment income was a reduction in ongoing operating costs of $2.8 million. In 2009 the Company recognized severance costs of $7.7 million due to headcount reductions related to lower sales, as well as restructuring costs of $4.5 million related to the closure of the Lawrence, Kansas facility and the sale of the steering column business in Kolding, Denmark. Partially offsetting the positive impact of increased sales and cost reductions in 2010 were additional restructuring costs of $4.0 million related to the closure of the Lawrence facility, costs of $1.1 million related to future lease payments on the Kolding, Denmark facility, and annual incentive plan costs of $1.0 million.
Controls Segment
Net sales in the Controls segment increased 33 percent from 2009, excluding the effects of currency fluctuations. Sales increased 36 percent excluding the effects of both currency and the 2009 divestiture of the electric drives business. Segment income increased $74.1 million in 2010 largely due to higher sales volume. In addition, costs of $6.3 million related to the sale of the alternating current (AC) product line, restructuring costs of $6.0 million related to the exit from the electric drives business, and severance costs of $4.4 million were recognized in 2009. Partially offsetting the reduced costs related to these items in 2010 was a loss on sale of business of $3.5 million, net of royalty income, related to the exit from the electric drives business and annual incentive plan costs of $1.6 million.
Stand-Alone Businesses Segment
Net sales in the Stand-Alone Businesses segment increased 29 percent from 2009, excluding the effects of currency fluctuations. Segment income increased $102.2 million in 2010 due to higher sales volume, as well as reduced depreciation of $2.4 million. In 2009 the Stand-Alone Businesses segment incurred a goodwill impairment charge of $50.8 million related to the valves reporting unit, severance costs of $3.3 million related to headcount reductions due to lower sales, and restructuring costs of $4.6 million related to the closure of the Lawrence, Kansas facility and the Hillsboro, Oregon facilities. Partially offsetting the positive impact of increased sales and reduced costs in 2010 were annual incentive plan costs of $0.9 million.
Global Services and other expenses, net
Global services and other expenses increased $8.9 million, or 37 percent excluding the impacts of currency. The increase in 2010 was partially due to costs of $1.5 million related to a pension settlement with a former executive, $3.5 million of costs related to a stock tender offer initiated by Danfoss Acquisition, Inc. which expired without the minimum tender conditions being satisfied, and $6.4 million of incentive plan costs. Also contributing to the increase was a reduction in gain on foreign currency transactions of $3.1 million during 2010. Partially offsetting the negative impact of these items was the fact that there was $3.1 million of severance costs incurred during 2009.
Income Taxes
The Company recognized an income tax benefit of $51.2 million on pre-tax income of $195.1 million in 2010.
In 2010 the Company reversed $99.1 million of valuation allowance related to net deferred tax assets in the U.S. Future taxable income projections support the realization of the U.S. net deferred tax assets. Other non-deductible expenses and the worldwide earnings mix also impacted 2010 income tax expense.
Market Risk
The Company is naturally exposed to various market risks, including changes in foreign currency exchange rates and interest rates.
Foreign Currency Changes
The Company has operations and sells its products in many different countries of the world and therefore, conducts its business in various currencies. The Company's financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both translation risk and transaction risk. Translation risk is the risk that the financial statements of the Company, for a particular period or as of a certain date, may be affected by changes in the exchange rates that are used to translate the financial statements of the Company's operations from foreign currencies into U.S. dollars. Transaction risk is the risk from

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the Company receiving its sale proceeds or holding its assets in a currency different from that in which it pays its expenses and holds its liabilities.
In previous years, the Company had been well balanced between its U.S. and European operations because the Company generated its sales in the same region in which it incurred its expenses, or shipped products between geographic regions on a balanced basis. However, in recent years the balance has shifted and the amount of sales made in U.S. dollars has increased, whereas the production costs are in a currency other than the U.S. dollar, increasing the Company's exposure to transaction risk. In 2011 the Company sold a total of $215.2 million of product into the U.S. that had been produced in European-based currencies compared to sales into Europe of $59.3 million of product produced in U.S. dollars. In 2011 the results were unfavorable as the dollar weakened in comparison to other currencies. The Company produces and sells its product in several regions of the world, however the U.S. and European transactions comprise the majority of the imbalance between regions.
The Company enters into forward contracts to minimize the impact of currency fluctuations on cash flows related to forecasted sales denominated in currencies other than the functional currency of the selling location. The forecasted sales represent sales to both external and internal parties. Any effects of the forward contracts related to sales to internal parties are eliminated in the consolidation process until the related inventory has been sold to an external party. The forward contracts qualify for hedge accounting and therefore are subject to effectiveness testing at the inception of the contract and throughout the life of the contract. In 2011, as a result of hedge accounting for the forward contracts, the Company recognized an increase to net sales of $0.5 million and a decrease to other expense of $0.5 million. The fair value of forward contracts included on the balance sheet at December 31, 2011 was a net liability of $3.9 million.
The Company is also impacted by translation risk in terms of comparing results from period to period. Fluctuations of currencies against the U.S. dollar can be substantial and therefore, significantly impact comparisons with prior periods. Translation affects the comparability of both the income statement and the balance sheet. As shown in the table below, the translation impact on net sales was significant in 2011, as the the euro strengthened against the US dollar during the first half of the year and weakened during the second half of the year.

	Percentage Sales Growth Over Prior Year
	2011	2010	2009
As Reported	25.4%	41.6%	(44.6)%
Without Currency Translation Impact	21.4	41.9	(42.8)
The change in the exchange rate affects the comparability of the balance sheet between 2011 and 2010 as the balance sheet accounts are translated at the exchange rate as of December 31. The U.S. dollar strengthened 1.9 percent against the euro and 1.8 percent against the Danish kroner from December 31, 2010 to December 31, 2011. The strengthening of the dollar has resulted in approximately 41 percent of the Company's total balance sheet being stated approximately 1.9 percent lower than the prior year.
Interest Rate Changes
The Company has used interest rate swap agreements on a limited basis to manage the interest rate risk on its total debt portfolio. During March 2009 the Company settled both of its interest rate swap agreements due to repayment of the underlying debt agreements, resulting in a loss of $2.0 million recognized in the Consolidated Statement of Operations as a component of loss on early retirement of debt.
The following table summarizes the maturity of the Company's debt obligations for fixed and variable rate debt (amounts in millions):

	Fixed Rate Debt	Variable Rate Debt
2012	$1.0	$—
2013	0.9	—
2014	0.6	—
2015	198.0	—
2016	—	—
2017 and Thereafter	—	—
Total	$200.5	$—

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Liquidity and Capital Resources
The Company's principal sources of liquidity have been cash flow from operations and from its credit facilities. The Company historically has accessed diverse funding sources, including short-term and long-term unsecured bank lines of credit in the United States, Europe, and Asia.

The Company has a Credit Agreement (Danfoss Agreement) with Danfoss A/S that is unsecured and permits the Company to borrow up to approximately $300 million. The Danfoss Agreement includes a term loan of approximately $200 million ($140 million and 45 million euro) that will mature in September 2015, as well as a revolving credit facility that permits borrowings of approximately $100 million ($75 million and 20 million euro) through September 2013. The Danfoss Agreement contains no financial covenants but it does contain a number of affirmative and negative covenants that, among other things, require the Company to obtain the consent of Danfoss A/S prior to engaging in certain types of transactions.

The Company generated $374.2 million of cash provided by operating activities during 2011, enabling it to reduce its debt, net of cash and cash deposited with related persons, from $236.5 million at December 31, 2010 to net cash of $50.8 million at December 31, 2011. The Company expects to continue to generate strong cash flow. Management and members of the Board of Directors are in discussions regarding the use of cash being generated.

As the Company has significant international operations, a portion of the cash on the balance sheets is held in foreign subsidiaries. The repatriation of cash balances from certain foreign subsidiaries could have adverse tax consequences or be subject to capital controls, however, those balances are generally available without legal restrictions to fund local ordinary business operations. With few exceptions, the Company intends to reinvest these earnings permanently and, therefore, U.S. income taxes have not been provided for undistributed earnings of foreign subsidiaries.

The Company expects to have sufficient sources of liquidity to meet its future funding needs for the foreseeable future.
Cash Flows from Operations
Cash provided by operations was $374.2 million in 2011 compared to $269.3 million in 2010. Contributing to the increase was an increase in net income of $13.5 million in 2011 compared to 2010, while changes in deferred income taxes provided cash of $21.8 million in 2011 and used cash of $69.6 million in 2010. Also contributing to the increase were changes in other current assets, which provided cash of $10.2 million in 2011 and used cash of $8.1 million in 2010. Changes in net working capital, consisting of accounts receivable, inventories, and accounts payable, used $19.4 million of cash in 2011 compared to $14.7 million in 2010.
Total cash of the Company increased $28.5 million from December 31, 2010 to December 31, 2011. At December 31, 2011 cash balances in China totaled $27.1 million, a decrease of $6.5 million from December 31, 2010. The Company is paying dividends from its Chinese entities to the maximum extent possible under current regulations; however, due to the nature of the governmental and other regulatory controls, it is difficult to transfer cash out of China for reasons other than payment for goods shipped into that country. As the Company continues to consider expanding its manufacturing capabilities in low-cost regions, it will make every effort to utilize the cash balances in those regions to fund future expansions. Total cash outside of China increased by $35.0 million in 2011 due to record levels of cash provided by operations during the year.
Cash Used in Investing Activities
Cash used in investing activities totaled $228.0 million in 2011 compared to $18.0 million in 2010. The Company invested $182.5 million of excess cash with related persons during the year. The majority of the cash deposited with related persons may be offset against the term loan outstanding under the Danfoss Agreement if Danfoss A/S were not able to repay the cash. Capital expenditures during the period were $51.8 million compared to $26.2 million in 2010.
Cash Used in Financing Activities
Net repayment of borrowings used $82.6 million of cash during 2011 compared to $232.9 million in 2010. In 2010 the Company paid $4.2 million in debt origination fees related to the Danfoss Credit Agreement, and $1.7 million in debt extinguishment costs.
The Company makes varying distributions to its noncontrolling interest partners from its various joint venture activities depending on the amount of undistributed earnings of the business and the needs of the partners. Distributions totaled $17.1 million in 2011 compared to $23.7 million in 2010. In 2010 the Company received $13.2 million net cash from Danfoss A/S in connection with the tax sharing agreement in Denmark which was repaid to Danfoss in 2011.

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Contractual Cash Obligations
The majority of the Company's contractual obligations to make cash payments to third parties are for financing obligations. These include future lease payments under both operating and capital leases. The following table discloses the Company's future commitments under contractual obligations as of December 31, 2011:

Contractual Cash Obligations(1)	Total	2012	2013	2014	2015	2016	2017 and Thereafter
Long-term debt(2)	$200.5	$1.0	$0.9	$0.6	$198.0	$—	$—
Interest on long-term debt	54.4	15.6	15.5	15.4	7.9	—	—
Capital leases	0.3	0.3	—	—	—	—	—
Operating leases	79.5	17.0	13.2	10.8	7.9	4.8	25.8
Rental and service agreements with related person Danfoss A/S	38.4	8.0	7.6	7.6	7.6	7.6	—
Total contractual cash obligations	$373.1	$41.9	$37.2	$34.4	$221.4	$12.4	$25.8

The following assumptions are used in the calculation of the contractual cash obligations:

(1)	Commitments denominated in a currency other than the U.S. dollar are translated at the December 31, 2011 exchange rate.

(2)	The annual amount borrowed under revolving credit agreements does not change from the $0 borrowed at December 31, 2011, through the maturity date of the agreements.

In addition to the above contractual obligations, the Company has certain other funding needs that are non-contractual by nature, including funding of certain pension plans. In 2012 the Company anticipates contributing $14.6 million to its pension and health benefit plans.
Other Matters
Critical Accounting Estimates
The SEC's guidance surrounding the disclosure of critical accounting estimates requires disclosures about estimates a company makes in applying its accounting policies. However, such discussion is limited to "critical accounting estimates," or those that management believes meet two criteria: 1) the accounting estimate must require a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made, and 2) different estimates that the company reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the presentation of the company's financial condition, changes in financial condition or results of operations.
Besides the estimates that meet the two criteria for a "critical estimate" above, the Company makes many other accounting estimates in preparing its financial statements and related disclosures. All estimates, whether or not deemed critical, can affect the reported amounts of assets, liabilities, revenues, and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including estimates not deemed "critical" under the SEC's guidance.
The discussion below should be read in conjunction with disclosures elsewhere in this discussion and in the Notes to the Consolidated Financial Statements related to estimates, uncertainties, contingencies, and new accounting standards. Significant accounting policies are discussed in Note 1 to the Consolidated Financial Statements. The development and selection of accounting estimates, including those deemed "critical," and the associated disclosures in this discussion, have been discussed by management with the audit committee of the Board of Directors.
Inventory Valuation    As a manufacturer in the capital goods industry, inventory is a substantial portion of the assets of the Company, amounting to over 15 percent of total assets at December 31, 2011. The Company must periodically evaluate the carrying value of its inventory to assess the proper valuation. This includes recording period adjustments as needed to 1) record expenses

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due to excess capacity, 2) provide for excess and obsolete inventory, and 3) ensure that inventory is valued at the lower of cost or market. On a quarterly basis, management within each segment performs an analysis of the underlying inventory to identify the need for appropriate write-downs to cover each of these items. In doing so, management applies consistent practices based upon historical data such as actual loss experience, past and projected usage, actual margins generated from trade sales of its products, and finally its best judgment to estimate the appropriate carrying value of the inventory.
Warranty Provisions    The Company warrants its various products over differing periods depending upon the type of product and application. Consequently, the Company records liabilities for the estimated warranty costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company's warranty liability include the number of units in the field currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company's warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company's estimated warranty obligation. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these as "field recalls" and in these instances, the Company will record a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Typically, field recalls are infrequent in occurrence, however, when they occur, field recalls can be for a large number of units and quite costly to rectify. Because of the sporadic and infrequent nature of field recalls, and due to the range of costs associated with field recalls, the Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are settled, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed on a quarterly basis.
Goodwill and Long-Lived Asset Recovery    A significant portion of the Company's total assets consist of property, plant and equipment (PP&E) and definite life intangibles, as well as goodwill. Changes in technology or in the Company's intended use of these assets, as well as changes in the broad global economy in which the Company operates, may cause the estimated period of use or the carrying value of these assets to change.
This requires the Company to periodically assess the estimated useful lives of its assets in order to match, through depreciation and amortization, the cost of those assets with the benefits derived over the period of usefulness. The useful lives of these assets can be shortened through greater use due to volume increases, a change in strategy regarding production of a certain product, rapidly changing technology such as the use of electronics and computer-operated controls, and through inadequate maintenance. Despite management's best efforts to determine the appropriate useful lives of its equipment, certain situations may arise that lead to an asset or group of assets becoming impaired, meaning their economic value becomes less than the value at which the Company is carrying the asset on its books. Examples of these situations are product rationalization efforts or restructuring of manufacturing facilities. When these situations arise, the Company tests the assets for impairment and will write down the asset in the period when the impairment becomes known. Goodwill is tested for impairment at least annually. Goodwill is also tested if an event occurs or conditions change that would more likely than not reduce the fair value of a reporting unit below its carrying value (triggering event).
The Company completes its annual goodwill impairment valuation on December 31 each year. The Company identified six reporting units that are either operating segments or one level below operating segments. In performing the impairment valuation, the Company considers declines in market values, and reconciles the sum of the estimated fair values of its reporting units to the Company's market value (based on its stock price), plus a reasonable control premium, which is estimated as that amount which would be received to sell the Company as a whole in an orderly transaction between market participants.
When testing for goodwill impairment, the Company performs a first step of the goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a second step is performed to measure the amount of any impairment loss. The Company determined that the fair value of goodwill for all reporting units was greater than their carrying values at December 31, 2011.
Estimates about fair value used in the first step of the goodwill impairment tests are calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach is supported by other valuation approaches, such as similar transaction and guideline analyses. Under the income approach, the Company determines fair value based on estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions among others. Changes in

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economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. At December 31, 2011 the Company had $34.5 million of goodwill related to its propel and electronic components reporting units, which was tested for impairment and determined to not be impaired.
The Company tests its long-lived assets for recoverability at any time that an event or change in circumstances occurs that indicates the carrying amount of the long-lived assets may not be recoverable. Events or circumstances that may trigger a recoverability test include a significant change in the market price of similar long-lived assets; a change in the use of the long-lived asset due to product rationalization efforts or restructuring of manufacturing facilities; a significant adverse change in legal factors, business climate, industry or economic conditions ; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; historical and projected operating losses associated with the use of a long-lived asset; or an expectation that more likely than not, a long-lived asset will be disposed of significantly before the end of its previously estimated useful life. The Company reviews these factors quarterly to determine whether a triggering event has occurred. No triggering events were noted in 2011.
Valuation of Trade Receivables    The Company records trade receivables due from its customers at the time a sale is recorded in accordance with its revenue recognition policy. The future collectability of these amounts can be impacted by the Company's collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company applies a consistent practice of establishing an allowance for accounts that it believes may become uncollectible through reviewing the historical aging of its receivables, looking at the historical losses incurred as a percentage of net sales, and by monitoring the financial strength of its customers regarding specific outstanding accounts receivable balances. In addition, local customary practices have to be taken into account due to varying payment terms being applied in various parts of the world where the Company conducts its business. If the Company becomes aware of a customer's inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The valuation of trade receivables is reviewed quarterly.
Workers Compensation    The Company has an insurance policy to cover workers compensation claims in the U.S., in which the Company pays the first $0.25 million per claim, per incident. The Company establishes its workers compensation reserve based on historic growth factors of claims and an estimate of incurred, but not reported claims. This analysis is performed on a quarterly basis.
U.S. Health Care Costs    The Company self insures its U.S. health care costs for eligible employees and their qualified dependents. The Company purchases individual stop loss coverage to limit the exposure stemming from high value claims from any single member in a given year. The Company's individual stop loss coverage limit, which excludes vision, dental, and prescription drug costs, is $0.3 million. The Company establishes reserves for its health care cost based on historic claims data and an estimate of incurred, but not reported claims. This analysis is performed on a quarterly basis.
Pensions    The Company has defined benefit pension plans for a portion of its employees. These plans are funded with plan assets. The measurement of the Company's pension obligations and costs is dependent on a variety of assumptions determined by management and used by the Company's actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and other experience. These assumptions may have an effect on the amount and timing of future contributions. The plan trustees conduct independent valuations of the fair value of pension plan assets.
The assumptions used in developing the required estimates include the following key factors:

Discount rates	Inflation
Salary growth	Expected return on plan assets
Retirement rates	Mortality rates
The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits.
The inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect the Company's past actual experience, the near-term outlook and assumed inflation. The expected return on plan assets reflects asset allocations, long-term investment strategy, and the views of investment managers and other large pension plan sponsors. Retirement and mortality rates are based primarily on actual plan experience and standard industry actuarial tables, respectively. The effects of actual results differing from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in such future periods.

III -16

The Company's funding policy for the U.S. plans is to contribute amounts sufficient to meet the minimum funding requirement of the Employee Retirement Income Security Act of 1974, plus any additional amounts the Company may deem to be appropriate. In 2012 the Company anticipates contributing $8.7 million to its U.S. plans, $1.7 million to its German plans, and $0.9 million to its U.K. plans.
Postretirement Benefits Other Than Pensions    The Company provides postretirement health care benefits for certain employee groups in the U.S. This plan is contributory and contains certain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund this plan and has the right to modify or terminate this plan in the future.
The postretirement liability, which is determined on an actuarial basis, is recognized in the Company's Consolidated Balance Sheets and the postretirement expense is recognized in the Consolidated Statements of Operations. The Company must determine the actuarial assumption for the discount rate used to reflect the time value of money in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the postretirement cost for the subsequent year. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits.
In addition, the Company must determine the actuarial assumption for the health care cost trend rate used in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the net periodic postretirement benefit cost for the subsequent year. As of December 31, 2011 a one-percentage point change in the assumed health care cost trend rate would impact the expense recognized in 2011 by $0.2 million and would affect the postretirement benefit obligation by $0.8 million. In 2012 the Company anticipates contributing $3.3 million to this plan.
Deferred Income Taxes and Valuation Allowances    Tax regulations may require items to be included in the tax return at different times than the items are reflected in the financial statements. Some of the differences are permanent, such as expenses that are not deductible on a tax return, and some of the differences are temporary such as the rate of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally are attributable to items that can be used as a tax deduction or credit in a tax return in future years but the amount has already been included as an expense in the financial statements. Deferred tax liabilities generally represent deductions that have been taken on the tax return but have not been recognized as expense in the financial statements. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Management believes it is more likely than not that the Company will realize the benefits of the net deferred tax assets reported on the Consolidated Balance Sheets.
New Accounting Principles —

In May 2011 the Financial Accounting Standards Board (FASB) issued new accounting guidance that amends some fair value measurement principles and disclosure requirements. The new guidance states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The Company will adopt this guidance in 2012, although this guidance is not expected to impact the consolidated financial statements.

In June 2011 the FASB amended requirements for the presentation of other comprehensive income (OCI), requiring all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of this guidance in 2012 will not impact the Company's consolidated financial position, results of operations or cash flows but will impact the presentation of OCI in the consolidated financial statements.

In September 2011 the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment. The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity's events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. Adoption of this guidance in 2012 is not expected to have a material impact on the consolidated financial statements.
Outlook
Although sales in the Americas have remained strong, Company management expects flat to moderate sales increase, up to 10 percent, in 2012 compared to 2011 due to uncertainty regarding the European economy and credit restrictions imposed by the Chinese government.

III -17

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2011	2010	2009
Net sales	$2,057,487	$1,640,583	$1,159,031
Cost of sales	1,400,330	1,142,455	1,031,078
Gross profit	657,157	498,128	127,953
Selling, general and administrative	227,968	195,494	209,713
Research and development	63,996	51,575	61,418
Impairment charges	—	—	50,841
Loss on sale of businesses and asset disposals	590	7,632	16,351
Total operating expenses	292,554	254,701	338,323
Operating income (loss)	364,603	243,427	(210,370)
Nonoperating income (expenses):
Interest expense	(22,829)	(50,901)	(50,171)
Interest income	1,679	1,455	1,775
Loss on early retirement of debt	(1,176)	(2,421)	(15,838)
Other, net	(3,094)	3,525	3,369
Nonoperating expenses, net	(25,420)	(48,342)	(60,865)
Income (loss) before income taxes	339,183	195,085	(271,235)
Income tax	(79,380)	51,183	(61,019)
Net income (loss)	259,803	246,268	(332,254)
Net income attributable to noncontrolling interest, net of tax	(29,933)	(32,869)	(13,512)
Net income (loss) attributable to Sauer-Danfoss Inc.	$229,870	$213,399	$(345,766)
Net income (loss) per common share, basic	$4.75	$4.41	$(7.15)
Net income (loss) per common share, diluted	$4.74	$4.40	$(7.15)
Weighted average basic shares outstanding	48,402,059	48,382,860	48,337,923
Weighted average diluted shares outstanding	48,478,627	48,469,519	48,337,923

See accompanying notes to consolidated financial statements.

III -18

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$72,560	$44,039
Cash deposited with related persons	178,727	986
Accounts receivable (net of allowances of $4,361 and $4,925 in 2011 and 2010, respectively)	215,978	213,896
Inventories	217,710	200,993
Other current assets	75,868	87,180
Total current assets	760,843	547,094
Property, Plant and Equipment	367,844	408,097
Other Assets:
Goodwill	34,474	35,055
Other intangible assets, net	16,883	18,416
Deferred income taxes	90,512	108,009
Other	7,700	11,533
Total other assets	149,569	173,013
Total Assets	$1,278,256	$1,128,204
Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable and bank overdrafts	$—	$27,700
Long-term debt due within one year	955	51,187
Accounts payable	177,996	177,505
Accrued salaries and wages	67,140	56,442
Accrued warranty	29,863	28,183
Other accrued liabilities	52,237	48,564
Total current liabilities	328,191	389,581
Long-Term Debt	199,502	202,599
Other Liabilities:
Long-term pension liability	79,717	70,083
Postretirement benefits other than pensions	31,488	49,277
Deferred income taxes	35,184	28,651
Other	26,348	18,876
Total other liabilities	172,737	166,887
Total liabilities	700,430	759,067
Stockholders' Equity:
Preferred stock, par value $.01 per share, authorized 4,500,000 shares, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized shares 75,000,000 in 2011 and 2010; issued and outstanding 48,432,860 in 2011 and 48,408,259 in 2010	484	484
Additional paid-in capital	335,337	348,289
Retained earnings (accumulated deficit)	144,424	(85,446)
Accumulated other comprehensive income	7,173	30,800
Total Sauer-Danfoss Inc. stockholders' equity	487,418	294,127
Noncontrolling interest	90,408	75,010
Total stockholders' equity	577,826	369,137
Total Liabilities and Stockholders' Equity	$1,278,256	$1,128,204
See accompanying notes to consolidated financial statements.

III -19

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
(Dollars in thousands)

	Number of Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
Year Ended December 31, 2009:
Beginning Balance	48,271,806	$483	$334,847	$46,921	$27,995	$67,655	$477,901
Comprehensive income:
Net income (loss)	—	—	—	(345,766)	—	13,512
Pension and postretirement adjustment	—	—	—	—	6,386	—
Unrealized gains on hedging activities	—	—	—	—	4,357	—
Currency translation	—	—	—	—	16,684	712
Total comprehensive loss							(304,115)
Performance units vested	101,899	1	(1)	—	—	—	—
Restricted stock grant, net of forfeitures	10,500	—	—	—	—	—	—
Restricted stock compensation			253				253
Minimum tax withholding settlement	—	—	(226)	—	—	—	(226)
Noncontrolling interest distribution	—	—	—	—		(19,219)	(19,219)
Balance December 31, 2009	48,384,205	484	334,873	(298,845)	55,422	62,660	154,594
Year Ended December 31, 2010:
Net income	—	—	—	213,399	—	32,869
Pension and postretirement adjustment	—	—	—	—	(16,726)	—
Unrealized losses on hedging activities	—	—	—	—	(860)	—
Currency translation	—	—	—	—	(7,036)	3,157
Total comprehensive income							224,803
Performance units vested	10,554	—	—	—	—	—	—
Restricted stock grant	13,500	—	—	—	—	—	—
Restricted stock compensation	—	—	326	—	—	—	326
Minimum tax withholding settlement	—	—	(64)	—	—	—	(64)
Capital contribution under tax sharing agreement	—	—	14,919	—	—	—	14,919
Dividend distribution under tax sharing agreement	—	—	(1,765)	—	—	—	(1,765)
Noncontrolling interest distribution	—	—	—	—	—	(23,676)	(23,676)
Balance December 31, 2010	48,408,259	484	348,289	(85,446)	30,800	75,010	369,137
Year Ended December 31, 2011:
Net income	—	—	—	229,870	—	29,933
Pension and postretirement adjustment	—	—	—	—	(1,187)	—
Unrealized losses on hedging activities	—	—	—	—	(2,069)	—
Currency translation	—	—	—	—	(20,371)	2,541
Total comprehensive income						—	238,717
Performance units vested	11,101	—	—	—	—	—	—
Restricted stock grant	13,500	—	—	—	—	—	—
Restricted stock compensation	—	—	170	—	—	—	170
Minimum tax withholding settlement	—	—	(194)	—	—	—	(194)
Dividend distribution under tax sharing agreement	—	—	(12,928)	—	—	—	(12,928)
Noncontrolling interest distribution	—	—	—	—	—	(17,076)	(17,076)
Balance December 31, 2011	48,432,860	$484	$335,337	$144,424	$7,173	$90,408	$577,826

See accompanying notes to consolidated financial statements.

III -20

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Years Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$259,803	$246,268	$(332,254)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	88,094	97,336	117,130
Impairment charges	—	—	50,841
Loss on sale of businesses and asset disposals	590	7,632	16,351
Loss on early retirement of debt	1,176	2,421	15,838
Change in net pension and post-retirement benefits	(6,283)	(14,190)	(2,794)
Change in deferred income taxes	21,849	(69,646)	51,894
Change in operating assets and liabilities:
Accounts receivable, net	(992)	(63,805)	91,434
Inventories	(18,987)	(28,531)	153,386
Other current assets	10,217	(8,051)	(4,990)
Accounts payable	547	77,643	(54,197)
Accrued liabilities	12,171	16,634	(20,680)
Other	5,977	5,618	4,885
Net cash provided by operating activities	374,162	269,329	86,844
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(51,765)	(26,218)	(42,972)
Proceeds from sale of property, plant and equipment	6,317	4,604	4,507
Proceeds from sale of businesses	—	—	744
Repayments from (advances to) related persons	(182,538)	3,578	(4,500)
Net cash used in investing activities	(227,986)	(18,036)	(42,221)
Cash Flows from Financing Activities:
Net repayments on notes payable and bank overdrafts	(29,794)	(21,812)	(15,685)
Net repayments on revolving credit facility	(51,026)	(85,390)	(58,705)
Repayments of long-term debt	(1,760)	(326,394)	(540,500)
Borrowings of long-term debt	—	200,737	637,232
Payments for debt financing costs	—	(4,185)	(10,575)
Payments of prepayment penalties	—	(1,674)	(8,064)
Settlement of interest rate swaps	—	—	(2,000)
Cash dividends	—	—	(8,689)
Distribution to noncontrolling interest partners	(17,076)	(23,676)	(17,694)
Capital Contribution under tax sharing agreement	—	14,919	—
Dividend distribution under tax sharing agreement	(12,928)	(1,765)	—
Net cash used in financing activities	(112,584)	(249,240)	(24,680)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,071)	3,196	(4,298)
Cash and Cash Equivalents:
Net increase during the year	28,521	5,249	15,645
Beginning balance	44,039	38,790	23,145
Ending balance	$72,560	$44,039	$38,790
Supplemental Cash Flow Disclosures:
Interest paid	$21,235	$50,822	$43,345
Income taxes paid	$57,165	$18,896	$2,741
See accompanying notes to consolidated financial statements.

III -21

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies:
Basis of Presentation and Principles of Consolidation—
Sauer-Danfoss Inc., a U.S. Delaware corporation, and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company's products are used by original equipment manufacturers of mobile equipment, including construction, road building, agricultural, turf care, material handling, and specialty vehicle equipment. The Company's products are sold throughout the world either directly or through distributors.
The consolidated financial statements represent the consolidation of all companies in which the Company has a controlling interest and are stated in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). All significant intercompany balances, transactions, and profits have been eliminated in the consolidated financial statements.
Reclassification—
Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.
Use of Estimates—
In preparing the consolidated financial statements in conformity with U.S. GAAP, management must make decisions that impact the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures, including disclosures of contingent assets and liabilities. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. Estimates are used in determining, among other items, inventory valuation, warranty reserves, allowance for doubtful accounts, pension and postretirement accruals, employee incentive accruals, valuation allowances on deferred tax assets, useful lives for intangible assets, and future cash flows associated with impairment testing for goodwill and other long-lived assets. These estimates and assumptions are based on management's best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors that management believes to be reasonable under the circumstances, including the current economic environment, adjusting such estimates and assumptions when facts and circumstances dictate. A number of these factors include, among others, the economic conditions, restricted credit markets, foreign currency, and higher commodity costs, all of which impact such estimates and assumptions. As future events and their effects cannot be determined with precision, actual amounts could differ significantly from those estimated at the time the consolidated financial statements are prepared. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Revenue Recognition—
Net sales are recorded when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Estimates for future warranty expense are recorded when the related revenue is recognized. Timing of revenue recognition is consistent with when the risks and rewards of ownership and title to the product have transferred to the customer.
Cash and Cash Equivalents—
Cash equivalents are considered by the Company to be all highly liquid instruments purchased with original maturities of three months or less. At December 31, 2011 cash and cash equivalents balances in China totaled approximately $27,100. The Company is paying dividends from its Chinese entities to the maximum extent possible under current regulations; however, due to the nature of the governmental and other regulatory controls it is difficult to transfer cash out of this country for reasons other than payment for goods shipped into the country.
Trade Receivables—
The Company records trade receivables due from its customers at the time sales are recorded in accordance with its revenue recognition policy. The future collectability of these amounts can be impacted by the Company's collection efforts, the financial stability of its customers, and the general economic climate in which the Company and its customers operate. The Company applies a consistent practice of establishing an allowance for accounts that it believes may become uncollectible through reviewing the historical write-offs of accounts, aging of its receivables, and by monitoring the economic environment and financial strength of

III -22

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)
its customers. If the Company becomes aware of a customer's inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The analysis of the valuation of trade receivables is performed quarterly.
Inventories—
Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of material, labor, and factory overhead. The last-in, first-out (LIFO) method was adopted in 1987 and is used to value inventories at the U.S. locations which existed at that time. Inventories at all of the non-U.S. locations and the U.S. locations obtained through acquisition after 1987, which produce products different than those produced at U.S. locations existing at 1987, are valued under the first-in, first-out (FIFO) inventory valuation method. The percentage of year-end inventory valued under the LIFO and FIFO cost methods was 15% and 85%, respectively, for 2011, and 13% and 87%, respectively, for 2010.
Property, Plant and Equipment and Depreciation—
Property, plant and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is generally computed using the straight-line method for building equipment and buildings over 10 to 37 years and for machinery and equipment over 3 to 8 years. Additions and improvements that substantially extend the useful life of a particular asset are capitalized. Repair and maintenance costs ($39,163, $26,839, and $21,732 in 2011, 2010, and 2009, respectively) are charged to expense. When property, plant and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of operations.
Goodwill and Other Intangible Assets—
Goodwill represents the excess of the purchase price over the estimated fair values of net assets acquired in the purchase of businesses. Goodwill is not amortized, but tested for impairment at least annually or when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The Company recorded goodwill impairment charges of $50,841 in 2009. See Note 6 for further discussion.
Intangible assets consist primarily of trade names, technology, and customer relationships and are recorded at fair value at the time of acquisition. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from three to thirty five years.
Impairment of Long-Lived Assets and Assets to be Disposed Of—
The Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying value of long-lived tangible and intangible assets to be held and used is evaluated for recoverability based on the expected future undiscounted operating cash flows. When the evaluation indicates the carrying value of an asset or group of assets is impaired, the Company determines the fair value of assets, using discounted cash flows or determining the liquidation value of the long-lived assets, and recognizes an impairment loss to the extent that the carrying value of the assets exceeds the fair value of the assets. The Company did not recognize any impairment charges for long-lived assets during the periods presented in the consolidated statements of operations.
Product Warranty—
The Company warrants its various products over differing periods, generally up to two years or 2000 hours, depending upon the type of product and application. Consequently, the Company records warranty liabilities for the estimated costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company's warranty liability include the number of units in the field currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company's warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company's estimated warranty obligation.
In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these actions as field recalls and in these instances, the Company records a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Due to the sporadic and infrequent nature of field recalls, and the potential for a range of costs associated with field recalls, the

III -23

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)
Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are carried out, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed on a quarterly basis.
The following table represents the change in the Company's accrued warranty and field recall liability:

	December 31,
	2011	2010	2009
Balance, beginning of period	$28,183	$28,820	$25,491
Payments	(17,884)	(11,877)	(18,474)
Provisions for warranties and field recalls	19,786	12,435	21,456
Currency impact	(222)	(1,195)	347
Balance, end of period	$29,863	$28,183	$28,820
Income Taxes—
The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company's assets and liabilities, net operating loss carryforwards, and tax credit carryforwards and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when the Company is unable to conclude that realization of the deferred tax assets is more likely than not.
Fair Value of Financial Instruments—
The carrying values of cash and cash equivalents, cash deposited with related persons, accounts and other receivables, notes payable and bank overdrafts, and accounts payable approximate fair value because of the short-term nature of these instruments.
The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated market discount rates. The discount rate is estimated using the rates currently offered for long-term debt of similar remaining maturities and credit characteristics. At December 31, 2011 and 2010 the Company estimated the fair value of its long-term debt, including amounts due within one year, to be the same as its carrying values of $200,457 and $253,786, respectively. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
The fair value of derivative instruments is discussed in Note 7.
Derivatives and Hedging—
It is the Company's policy that derivative transactions are executed only to manage exposures arising in the normal course of business and not for the purpose of creating speculative positions or trading. All derivatives are recorded at fair value on the balance sheets as current or long-term other assets or other liabilities depending on whether the maturity date of the derivative contract is within one year from the balance sheet date.
The Company utilizes forward contracts to minimize the impact of currency fluctuations on cash flows related to forecasted sales denominated in currencies other than the functional currency of the selling location. The forward contracts qualify for hedge accounting and therefore are subject to effectiveness testing at the inception of the contract and throughout the life of the contract.
Until March 2009 the Company used interest rate swaps to establish fixed interest rates on outstanding borrowings. There was no ineffectiveness of the interest rate swaps and therefore, the changes in fair value of the derivatives was recorded in accumulated other comprehensive income.
When, and if, a derivative is determined not to be highly effective as a hedge, or the underlying hedged transaction is no longer likely to occur, or the derivative is terminated, the hedge accounting is discontinued and any past or future changes in the derivative's fair value that will not be effective as an offset to the income effects of the item being hedged are recognized currently in the statements of operations. Any changes in fair values of derivatives not qualifying as hedges would be reported immediately in

III -24

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)
other income (expense) on the consolidated statements of operations; however, the Company did not have any derivatives that did not qualify as hedges in 2011 or 2010, other than disclosed in Note 7.
Employee Stock-Based Compensation—
The fair value method is used to account for employee-stock compensation.
Income (Loss) Per Share—
Basic net income (loss) per common share is based on the weighted average number of common shares outstanding in each year. Diluted net income per common share assumes that outstanding common shares were increased by shares issuable upon (i) vesting of restricted stock shares, and (ii) granting of shares deferred under the long-term incentive plan. Restricted stock and shares under the long term incentive plan both have an exercise price of zero. Diluted net loss per share for 2009 excludes the dilutive effect of restricted stock and performance units as these shares were anti-dilutive.

	Net Income (Loss) Attributable to Sauer-Danfoss Inc.	Shares	Net Income (Loss) Per Share
December 31, 2011
Basic net income	$229,870	48,402,059	$4.75
Effect of dilutive securities:
Restricted stock	—	10,856	—
Performance units	—	65,712	(0.01)
Diluted net income	$229,870	48,478,627	$4.74
December 31, 2010
Basic net income	$213,399	48,382,860	$4.41
Effect of dilutive securities:
Restricted stock	—	5,892	—
Performance units	—	80,767	(0.01)
Diluted net income	$213,399	48,469,519	$4.40
December 31, 2009
Basic net loss	$(345,766)	48,337,923	$(7.15)
Effect of dilutive securities:
Restricted stock	—	—	—
Performance units	—	—	—
Diluted net loss	$(345,766)	48,337,923	$(7.15)

Translation of Non-U.S. Currencies—
Assets and liabilities of consolidated non-U.S. subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars at exchange rates in effect at the end of each period, while revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustments are included in accumulated other comprehensive income. Gains or losses on transactions denominated in non-functional currencies and the related tax effects are reflected in the consolidated statements of operations.
New Accounting Principles —
In May 2011 the Financial Accounting Standards Board (FASB) issued new accounting guidance that amends some fair value measurement principles and disclosure requirements. The new guidance states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments

III -25

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

for purposes of determining their fair values when the unit of account is specified in other guidance. The Company will adopt this guidance in 2012, although this guidance is not expected to impact the consolidated financial statements.

In June 2011 the FASB amended requirements for the presentation of other comprehensive income (OCI), requiring all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of this guidance in 2012 will not impact the Company's consolidated financial position, results of operations or cash flows but will impact the presentation of OCI in the consolidated financial statements.

In September 2011 the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment. The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity's events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. Adoption of this guidance in 2012 is not expected to have a material impact on the consolidated financial statements.

(2) Sale of Businesses and Termination of Joint Venture:
In 2009 the Company sold the assets of its steering column business which was located in Kolding, Denmark, recognizing a loss on sale of approximately $2,700 in the Work Function segment. The loss was related to the write-down of inventory and machinery to the proceeds of the sale, which approximated fair value. Also included in the loss amount was severance costs for employees at the Kolding location and future building lease costs because the buyer moved production operations to a different location. In 2010 the Company recognized additional expense of approximately $1,100 related to future building lease costs.
In December 2008 the Company signed a sales agreement to sell its alternating current (AC) motor business related to the material handling market. The closing of the transaction occurred in 2009 when the transfer of the machinery and inventory covered by the purchase agreement was completed. Losses of approximately $1,500, $4,400, and $6,300 in 2011, 2010 and 2009, respectively, are reported in the Controls segment. Cumulative expense related to the sale is approximately $20,600. In 2008 the machinery and inventory were written down to the proceeds expected to be received upon transfer of the assets. The expense in 2009 relates to the write-off of a customer relationship intangible asset, employee retention costs, and additional write-downs to machinery and inventory balances due to revisions of the sales agreement during 2009. An additional write-down of inventory was recognized in 2010 as the inventory was held on consignment and the purchaser revised their estimates of future inventory purchases from the Company. In 2011 and 2010 the Company recognized additional expense related to a write-down of the carrying value of a building. As part of the sales agreement, the Company will receive a commission payment in 2010 through 2012 based on the level of AC motor sales made by the purchaser. The Company recognized commission income of approximately $1,600 and $900 in 2011 and 2010, respectively, which is included in Other, net on the consolidated statements of operations.
In July 2009 the Company and Topcon Positioning Systems, Inc. (Topcon), the noncontrolling interest partner, agreed to terminate the joint venture they have operated since April 2001 through TSD Integrated Controls, LLC (TSD). The termination was effective September 1, 2009 but is subject to a three-year wind down period as contemplated in the 2001 joint venture agreement. During the wind-down period, the Company and Topcon will each receive distributions of certain assets of TSD and royalties on sales of TSD products. The effects of this wind-down will not have a material impact on the Company's operations.
(3) Restructuring Charges:
In 2011 the Company announced its plans to restructure the European sales structure to establish a distributor organization to serve smaller customers. Costs related to the reorganization are included in the Global Services segment.
In September 2009 the Company announced its plans to close the Lawrence, Kansas plant, and transfer the majority of the production lines to the Ames, Iowa and Freeport, Illinois locations to reduce costs and increase efficiencies. Costs related to the Lawrence plant closing are included in the Work Function and Stand-Alone Businesses segments. This project was completed in 2010.
In June 2009 the Company sold its AC electric motor business related to the material handling market. The losses related to the sale of the business, as discussed in Note 2, of approximately $1,500, $4,400, and $6,300 in 2011, 2010, and 2009, respectively, are not included in the restructuring charges below.

III -26

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)
In December 2008 the Company decided to close the Hillsboro, Oregon plant and transfer the production lines to the Easley, South Carolina location. The costs related to the closure of Hillsboro are included in the Stand-Alone Businesses segment. The relocation of production activities from Hillsboro was completed in 2009.
The following table summarizes the restructuring charges incurred, as well as the cumulative charges incurred on these projects.

	Work Function	Controls	Stand-Alone Businesses	Global Services	Total
Charges incurred in 2011	$—	$—	$—	$4,663	$4,663
Charges incurred in 2010	4,012	—	1,805	—	5,817
Charges incurred in 2009	1,799	6,009	4,595	—	12,403
Cumulative charges incurred	5,811	10,930	7,360	4,663	28,764

The restructuring costs incurred are reported in the consolidated statements of operations as detailed in the following table:

	Cost of Sales	Selling, General and Administrative Expenses	Loss on Asset Disposals	Total
Charges incurred in 2011	$540	$4,123	$—	$4,663
Charges incurred in 2010	3,075	472	2,270	5,817
Charges incurred in 2009	5,813	4,500	2,090	12,403
Cumulative charges incurred	13,653	10,349	4,762	28,764
The following table summarizes the restructuring charges incurred and the activity in accrued liabilities during 2011, 2010 and 2009.

	Employee Termination Costs	Building and Lease Cancellation Costs	Accelerated Depreciation and Loss on Asset Disposals	Equipment Moving Costs	Other	Total
Balance as of January 1, 2009	$625	$—	$—	$—	$—	$625
Charges to expense	2,275	2,162	4,569	829	2,568	12,403
Payments made / other	(2,049)	(1,607)	(4,569)	(829)	(2,568)	(11,622)
Balance as of December 31, 2009	851	555	—	—	—	1,406
Charges to expense	—	—	2,767	812	2,238	5,817
Payments made / other	(851)	(555)	(2,767)	(812)	(2,238)	(7,223)
Balance as of December 31, 2010	—	—	—	—	—	—
Charges to expense	4,180	—	—	—	483	4,663
Balance as of December 31, 2011	$4,180	$—	$—	$—	$483	$4,663
(1)    The $4,180 of accrued employee termination costs will be paid through 2013. The $483 of other accrued costs relating to professional fees will be paid in 2012.
The employee termination costs in the table above relate to the restructuring projects described in this footnote. The table excludes employee termination costs related to headcount reductions that were the result of reduced sales volumes related to the worldwide economic downturn of approximately $13,900 and $18,700 included in cost of sales and selling, general and administrative expense, respectively, in 2009.

III -27

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(4) Inventories:
The composition of inventories is as follows:

	December 31,
	2011	2010
Raw materials	$101,069	$93,653
Work in progress	50,455	46,746
Finished goods and parts	87,846	80,828
LIFO allowance	(21,660)	(20,234)
Total	$217,710	$200,993
(5) Property, Plant and Equipment and Property Held for Sale:
The cost and related accumulated depreciation of property, plant and equipment are summarized as follows:

	December 31,
	2011	2010
Cost—
Land and improvements	$14,417	$14,469
Buildings and improvements	138,188	138,617
Machinery and equipment	953,744	953,170
Construction in progress	37,194	28,914
Plant and equipment under capital leases	3,750	4,380
Total costs	1,147,293	1,139,550
Less—accumulated depreciation	(779,449)	(731,453)
Net property, plant and equipment	$367,844	$408,097
Depreciation expense for 2011, 2010, and 2009 was $86,386, $95,504, and $115,252, respectively.
In 2010 the Company decided the land and building at the Ganloese, Denmark location would be sold. This location was exited in the fourth quarter of 2010. The Company intends to sell the building, which has a carrying value of approximately $900. The building is classified in other current assets in the Global Services segment.
In 2009 the Company decided that the land and building at the Lawrence, Kansas location would be sold. This location was exited in the second quarter of 2010 as discussed in Note 3. The building, which was written down by approximately $2,000 in 2010 was sold in 2011 for a gain of approximately $600.
The Company exercised the buy-out option in the capital lease for the building in Odense, Denmark in 2009. This location was previously used for the design and manufacture of electric drives until the business was exited in the second quarter of 2009 as discussed in Note 2. The Company intends to sell the building, which was written down by approximately $2,000 in 2010, and further written down by approximately $1,200 in 2011 to a carrying value of approximately $5,500. The building is classified in other current assets in the Controls segment.

III -28

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(6) Goodwill and Intangible Assets:
Goodwill is required to be tested for impairment annually and if an event or conditions change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company completes its annual impairment test as of December 31 of each year.
The Company has identified six reporting units that are either operating segments or one level below operating segments. As an overall reasonableness test in its step one analysis the Company reconciled the sum of the estimated fair values of its reporting units to the Company's market value (based on its stock price at the measurement date), plus a reasonable control premium, which is estimated as that amount which would be received to sell a majority share of the Company in an orderly transaction between market participants versus the market value of the minority shares as evidenced by the stock price.
When testing for goodwill impairment, the Company performs a first step of the goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a second step of the goodwill impairment test is performed to measure the amount of any impairment loss. Estimates about fair value used in the first step of the goodwill impairment tests have been calculated using an average of the income approach based on the present value of future cash flows of each reporting unit and the guideline public company model. Under the income approach, the Company determined fair value based on estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions among others. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.
In the second step of the goodwill impairment test, the Company compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.
At December 31, 2011 the Company has $34,474 of goodwill related to its propel and electronic components reporting units which was tested for impairment, as required annually. The fair value of the propel and electronic components reporting units substantially exceeded the carrying value, resulting in no impairment.
The Company considered the decrease in its market value in the first quarter of 2009 to be a triggering event that required goodwill to be tested for impairment at March 31, 2009. As a result of that testing the Company determined that the implied fair value of goodwill for the valves reporting unit was less than its carrying value by $50,841, which was recorded as a goodwill impairment charge.
The changes in the carrying amounts of goodwill for the years ended December 31, 2010 and 2011 are as follows:

	Propel Segment	Controls Segment	Total
Balance as of January 1, 2010	$27,091	$8,812	$35,903
Translation Adjustment	(625)	(223)	(848)
Balance as of December 31, 2010	26,466	8,589	35,055
Translation Adjustment	(432)	(149)	(581)
Balance as of December 31, 2011	$26,034	$8,440	$34,474

III -29

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The following table summarizes the components of the other intangible asset balances at December 31, 2011 and 2010:

	Trade Name	Technology	Customer Relationships	Other	Total
December 31, 2011
Cost	$19,000	$10,700	$1,267	$2,008	$32,975
Accumulated amortization	(5,972)	(7,846)	(644)	(1,630)	(16,092)
Other intangible assets, net	$13,028	$2,854	$623	$378	$16,883
December 31, 2010
Cost	$19,000	$10,700	$1,313	$1,967	$32,980
Accumulated amortization	(5,429)	(7,132)	(493)	(1,510)	(14,564)
Other intangible assets, net	$13,571	$3,568	$820	$457	$18,416
The weighted average useful lives for the intangible assets are 35, 15, 15, and 4 years for trade name, technology, customer relationships, and other, respectively. Amortization of intangible assets was $1,708, $1,832, and $1,878 in 2011, 2010, and 2009, respectively. Amortization expense is expected to be approximately $1,600 in 2012, $1,500 in 2013, $1,300 in 2014, $1,300 in 2015, and $600 in 2016.
(7) Fair Value and Derivative Financial Instruments:
The Company holds certain assets and liabilities that are required to be measured at fair value on a recurring basis. These include the Company's derivative instruments related to foreign currency forward contracts, as well as foreign exchange swaps. The Company uses derivative financial instruments to manage risk and not for trading or other speculative purposes.
Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company's policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. The fair values of the Company's derivatives are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Company has categorized these contracts as Level 2 in the fair value hierarchy.
The following table shows the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Balance Sheet Classification	December 31,
		2011	2010
Assets:
Forward contracts (designated as hedging instruments)	Other current assets	$—	$184
Foreign exchange swaps (not designated as hedging instruments)	Other current assets	494	14
		494	198
Liabilities:
Forward contracts (designated as hedging instruments)	Other accrued liabilities	3,809	867
Forward contracts (designated as hedging instruments)	Other liabilities	129	255
		$3,938	$1,122

The Company enters into forward contracts to hedge the value of the U.S. dollar or euro cash flow at locations that do not have the U.S. dollar or euro as their functional currency but conduct certain transactions in U.S. dollars or euros. The objective of all outstanding forward contracts is to hedge forecasted transactions in U.S. dollars or euros through the cash settlement date. The Company enters into forward contracts with maturity dates of up to eighteen months after the contract date. All forward contracts are designated as and qualify for hedge accounting treatment, other than those contracts that no longer qualify as highly effective.

III -30

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The Company had foreign currency forward contracts outstanding in notional amounts as follows:

	December 31,
	2011	2010
U.S. dollar	50,550	37,200
Euro	8,250	10,200
Changes in the fair value of forward contracts designated as hedging instruments are recognized in the statement of operations or in stockholders' equity as a component of accumulated other comprehensive income depending on whether the transaction related to the hedged risk has occurred and whether the contract qualifies as highly effective. Changes in fair values of derivatives that are accounted for as cash flow hedges are recorded in accumulated other comprehensive income. The amount of loss, net of tax, recorded as a component of accumulated other comprehensive income related to forward contracts was $2,721 and $652 at December 31, 2011 and 2010, respectively. At December 31, 2011 the Company expects to reclassify $2,608 of loss, net of tax, on forward contracts from accumulated other comprehensive income to the statement of operations during the next twelve months due to the actual fulfillment of forecasted transactions.
The following table summarizes the amount of gain (loss) reclassified from accumulated other comprehensive income into the consolidated statements of operations for 2011, 2010, and 2009:

	December 31,
Statements of Operations Classification	2011	2010	2009
Net Sales	$538	$(824)	$(5,487)
Other, net	(536)	(269)	864
Interest expense, net	—	—	(151)
	$2	$(1,093)	$(4,774)
The Company formally assesses at a hedge's inception, and on an ongoing basis, whether the derivatives that are used in the hedging transaction have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives are expected to remain highly effective. When it is determined that a derivative has ceased to be highly effective as a hedge the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur by the end of the originally expected period, but it is probable that the transaction will occur within the two months following the forecasted period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified to net earnings when the forecasted transaction affects net earnings. However, if it is probable that a forecasted transaction will not occur within two months after the forecasted period, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in net earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company carries the derivative at its fair value on the consolidated balance sheets, recognizing future changes in the fair value in other income or expense, net. In 2009 the Company had forward contracts with notional amounts of $3,300 that no longer qualified for hedge accounting as the sales were not expected to occur in the month originally specified. In 2009 income of $376 was recognized in other, net related to changes in the fair value of forward contracts that were no longer deemed highly effective, which is included in the $864 in the table above. The sales related to the forward contracts no longer deemed highly effective occurred within two months following the originally specified period. All forward contracts qualified for hedge accounting in 2011 and 2010.
In addition, any portion of the hedge that is deemed ineffective due to the absolute value of the cumulative change in the derivative being greater than the cumulative change in the hedged item is recorded immediately in other income (expense) on the consolidated statements of operations. There was no significant hedge ineffectiveness in 2011 or 2010. Except for the hedge ineffectiveness discussed above, there was no other significant hedge ineffectiveness in 2009.
Interest rate swaps, designated as cash flow hedges, were used by the Company to establish fixed interest rates on outstanding borrowings. The interest rate swaps were settled in 2009 for a loss of $2,000 in connection with the debt repayment discussed in Note 8.

III -31

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

Beginning in 2010 the Company began to use foreign exchange swaps to hedge intercompany financing activities between group companies with different functional currencies. The Company does not designate these foreign exchange swaps as hedging instruments. Accordingly, the gain or loss associated with changes in the fair value of these contracts is immediately recorded in other, net on the consolidated statements of operations.
The following table summarizes the amount of gain related to foreign exchange swaps recognized in the statements of operations for 2011, 2010, and 2009:

	December 31,
Statement of Operations Classification	2011	2010	2009
Other, net	$517	$14	$—
(8) Long-Term Debt:
Long-term debt outstanding at December 31, 2011 and 2010 consisted of the following:

	2011		2010
	Long-term Debt Due Within One Year	Long-term Debt	Long-term Debt Due Within One Year	Long-term Debt
Danfoss A/S Multicurrency Term Loan and Revolving Credit Facilities	$—	$198,028	$50,455	$199,134
Other Borrowings	955	1,474	732	3,465
Total	$955	$199,502	$51,187	$202,599
Related Person Loans
In September 2010 the Company entered into an amended and restated credit agreement with Danfoss A/S (the Danfoss Agreement), the Company's majority stockholder, which replaced the 2009 Credit Agreement discussed below. The Danfoss Agreement includes two, five-year term loans of approximately $200,000 ($140,000 and 45,000 euro) and a three-year revolving credit facility. The term loan bears interest at a fixed rate of 8.00% and 8.25% for the U.S. dollar and euro loans, respectively. The revolving credit facility bears interest at a rate equal to the U.S. prime rate or LIBOR, as in effect at times specified in the Danfoss Agreement, plus 3.9%. The principal amount outstanding under the revolving credit facility at December 31, 2011 and 2010 was $0 and $50,455, respectively. The revolving loans had a weighted average interest rate of 4.30% at December 31, 2010.
The Company paid closing fees of approximately $4,200 ($2,750 and 1,125 euro) to Danfoss A/S, which were capitalized and are being amortized to interest expense over the term of the Danfoss Agreement. In September and June 2011, upon the request of the Company, the borrowing capacity of the revolving credit facility was reduced to approximately $100,000 ($75,000 and 20,000 euro) and $150,000 ($125,000 and 20,000 euro), respectively. As a result of the reductions in borrowing capacity the Company recognized $1,176 of loss on early retirement of debt due to the write-off of unamortized deferred financing costs. The Company pays a quarterly commitment fee equal to 1.17% of the average daily unused portion of the Danfoss Agreement.
In November 2009 the Company entered into an unsecured term loan and revolving credit facility agreement with Danfoss A/S (the 2009 Credit Agreement) which replaced the Original Credit Agreement discussed below. The 2009 Credit Agreement was scheduled to mature on April 29, 2011 but was replaced by the Danfoss Agreement discussed above. Under the original terms of the 2009 Credit Agreement the Company was able to borrow up to $690,000. In May and August 2010, upon the request of the Company, the borrowing capacity of the 2009 Credit Agreement was reduced to $540,000 and $500,000, respectively. The principal amount outstanding under the 2009 Credit Agreement bore interest at a rate equal to the U.S. prime rate or LIBOR, as in effect at times specified in the 2009 Credit Agreement, plus 10%. The balance of the revolving credit facilities at December 31, 2009 was $140,869, and the loans had a weighted average interest rate of 10.3%. The 2009 Credit Agreement also included term loans of 92,000 euro and $200,000, with interest at an annual rate of 11.8% and 11.4%, respectively. The Company was required to pay a quarterly commitment fee equal to 4% of the average daily unused portion of the 2009 Credit Agreement.

III -32

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

In March 2009 the Company entered into a Multicurrency Term Loan and Revolving Credit Facilities agreement with Danfoss A/S (the Original Credit Agreement), which was scheduled to mature on September 30, 2010, but was terminated in November, 2009 and replaced by the 2009 Credit Agreement discussed above. Under the Original Credit Agreement the Company was able to borrow up to $490,000. Borrowings under the Original Credit Agreement bore interest at LIBOR, CIBOR or EURIBOR, plus a margin of 8.0%. The Original Credit Agreement also included term loans of 92,000 euro and $180,000, which accrued interest at an annual rate of 9.8% and 9.4%, respectively. Debt issuance costs of approximately $8,600 were capitalized but subsequently taken to interest expense when the Original Credit Agreement was replaced by the 2009 Credit Agreement. The Company was also required to pay a commitment fee of 4.0% on the unused portion of the Original Credit Agreement.
In November 2009 the Company entered into an agreement with Danfoss A/S whereby Danfoss A/S, from time to time, provides letters of intent to banks, financial institutions and other relevant third parties to provide comfort for credit facilities made available to the Company. In exchange for this service, Danfoss A/S charges the Company a facility fee based on a percentage, 1.1% at December 31, 2011, of all issued and outstanding letters of intent.
The Company incurred interest expense of $17,979, $42,620 and $39,693 and commitment fee expense of $2,303, $6,060 and $3,542 related to the debt with Danfoss A/S during 2011, 2010, and 2009, respectively. In addition, the Company incurred facility fee expense of $618, $2,152 and $1,253 in 2011, 2010, and 2009, respectively.
The Danfoss Agreement contains no financial covenants but does contain a number of affirmative and negative covenants that, among other things, requires the Company to obtain the consent of Danfoss A/S prior to engaging in certain types of transactions. The Danfoss Agreement contains customary representations and warranties regarding the Company and its business and operations. The Agreement also sets forth a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to the bankruptcy or insolvency of the Company or its subsidiaries.
Other Borrowings
The Company borrows locally when favorable terms are available. In May 2007, the Company borrowed $150 from the Ames, Iowa Economic Development Commission. The loan bears interest at an annual rate of 4.13%, and the outstanding balance on the loan at December 31, 2011 was $61. In February 2007, the Company borrowed 150,000 Indian rupee from Deutsche Bank AG. The loan bears interest at an annual rate of 11.75%, and the outstanding balance at December 31, 2011 was 45,000 Indian rupee (approximately $800). In December 2006, the Company borrowed $750 from the Iowa Department of Economic Development. The loan does not bear interest, and the outstanding balance at December 31, 2011 was $536. In April, 2005 the Company borrowed 150,000 Indian rupee from The Hong Kong and Shanghai Banking Corporation. The loan bears interest at a variable rate ranging from 8.20% to 9.36%, and had an outstanding balance of 52,980 Indian rupee (approximately $1,000) at December 31, 2011. A Danish subsidiary maintains a line of credit for purposes of centralizing cash management for the European locations. The Company guarantees this line of credit up to 20,000 euro (approximately $26,000).
Loss on Early Retirement of Debt
The Company recognized a loss on early retirement of debt of $1,176, $2,421, and $15,838 during 2011, 2010, and 2009, respectively. The loss in 2011 was due to the write-off of unamortized deferred financing costs which was the result of the reductions in borrowing capacities for the revolving loan agreement. The loss in 2010 consisted of prepayment penalties of $1,674 and the write-off of unamortized deferred financing costs of $747. In 2009, the loss consisted of $8,064 of prepayment penalties, $2,000 to settle outstanding interest rate swap agreements related to debt repaid, and $5,774 to write-off unamortized deferred financing costs.
Repayment of Borrowings
Payments required to be made on long-term debt outstanding as of December 31, 2011 during the years ending 2012 through 2015 are $955, $902, $572, and $198,028, respectively. No payments are required after 2015.

III -33

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(9) Pension and Postretirement Benefits other than Pensions:
The Company has defined benefit pension plans covering a significant number of its employees. The benefits under these plans are based primarily on years of service and compensation levels. The Company also provides health benefits for certain retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions that include certain age and service requirements. The measurements for the pension and health benefits plans were performed at December 31.
Pension Benefits
Pension expense for 2011, 2010, and 2009 for these defined benefit plans consists of the following components:

	December 31,
	2011	2010	2009
Service cost	$3,909	$3,807	$4,021
Interest cost	13,081	13,291	13,573
Expected return on plan assets	(12,886)	(11,643)	(11,144)
Amortization of prior service cost	(287)	(354)	(231)
Amortization of net loss	3,943	3,878	2,886
Settlement	—	1,541	—
Correction of error	—	(2,909)	—
Net periodic pension expense	7,760	7,611	9,105

Adjustments included in other comprehensive (income) loss:
Net actuarial losses (gains)	24,713	4,865	(2,655)
Amortization of actuarial losses	(3,943)	(3,878)	(2,886)
Amortization of prior service cost	287	354	231
Settlement / curtailment	—	(1,541)	(2,427)
Correction of error	—	2,909	—
Total (gain) loss recognized in other comprehensive (income) loss	21,057	2,709	(7,737)
Total recognized in comprehensive (income) loss	$28,817	$10,320	$1,368
In 2010 a former executive of the Company received a lump sum distribution which resulted in settlement expense of $1,541.
In 2010 the Company changed its method of recognizing pension expense for its U.S. defined benefit pension plans. Previously a market related value of plan assets which reflected the changes in fair value of plan assets over a five year period was used to calculate the expected return on plan assets, a component of net periodic pension expense. In 2010 a change was made to use the fair value of plan assets to calculate the expected return on plan assets, which is consistent with how the non-U.S. plans recognize pension expense. $2,909 of income was recognized in 2010 as a result of this change. The Company made the correction for this item in 2010 as the error was determined to be immaterial to the overall financial statements in 2010 and in all previous years.
The Company expects to incur income of $266 related to the amortization of prior service costs and expense of $5,787 for amortization of net loss in 2012.

III -34

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The weighted average assumptions used to determine net periodic pension expense are as follows:

	December 31,
	2011	2010	2009
Discount rate	5.3%	5.8%	6.2%
Rate of compensation increase	3.6%	3.5%	1.5%
Expected long-term rate of return on plan assets	7.0%	7.2%	7.3%
The discount rate reflects the current rate at which the associated liabilities could be effectively settled. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits. The rate of compensation increase assumption reflects the Company's past actual experience, the near-term outlook and assumed inflation. The expected long-term rate of return on plan assets reflects asset allocations, investment strategy, and the views of investment managers and other large pension plan sponsors.
The following table sets forth the plans' funded status as of the respective balance sheet dates:

	December 31,
	2011	2010
Reconciliation of benefit obligation:
Benefit obligation at January 1	$(247,380)	$(238,281)
Service cost	(3,909)	(3,807)
Interest cost	(13,081)	(13,291)
Plan participant contributions	(1,141)	(887)
Actuarial loss	(22,147)	(11,214)
Benefit payments	11,489	13,695
Effect of exchange rate changes	1,367	6,405
Benefit obligation at December 31	(274,802)	(247,380)
Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	182,781	164,360
Actual return on plan assets	10,320	17,992
Employer contributions	13,829	14,923
Effect of exchange rate changes	(697)	(3,745)
Plan participant contributions	1,141	887
Benefit payments	(9,496)	(11,636)
Fair value of plan assets at December 31	197,878	182,781
Funded status at December 31	(76,924)	(64,599)
Net amount recognized	$(76,924)	$(64,599)

The weighted average assumptions used to determine the benefit obligation are as follows:

	December 31,
	2011	2010
Discount rate	4.6%	5.3%
Rate of compensation increase	3.5%	3.5%

III -35

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

Amounts recognized in the consolidated balance sheets as of:

	December 31,
	2011	2010
Long-term pension asset	$2,847	$5,539
Current pension liability	(54)	(55)
Long-term pension liability	(79,717)	(70,083)
Net amount recognized	$(76,924)	$(64,599)

The total accumulated benefit obligation for all pension plans at December 31, 2011 and 2010 was $260,130 and $231,903, respectively.
The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with projected and accumulated benefit obligations in excess of plan assets as of December 31, 2011 and 2010 were as follows:

	Projected and Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	U.S. Plans		Non-U.S. Plans
	December 31,		December 31,
	2011	2010	2011	2010
Projected benefit obligation	$168,644	$148,460	$53,597	$51,797
Accumulated benefit obligation	158,955	139,504	51,720	48,063
Fair value of plan assets	117,003	106,792	25,468	23,325
Amounts recorded in accumulated other comprehensive income as of:

	December 31,
	2011	2010
Actuarial loss	$86,587	$66,163
Prior service cost	(2,432)	(2,740)
	$84,155	$63,423
These amounts have not yet been recognized as components of net periodic pension expense.
Plan Assets
The target asset allocation for the U.S. pension assets, on average, is 60 percent in equity securities and 40 percent in fixed income securities. This allocation is expected to earn an average annual rate of return of approximately 8 percent measured over a planning horizon of twenty years with reasonable and acceptable levels of risk. This expected level will be obtained, with an allowance for expenses, and cash investments, if equity securities realize an average annual return of 10 percent and fixed income securities produce an average annual yield of 5 percent.
The target asset allocation for the U.K. pension assets, on average, is 42 percent in equity securities, 57 percent in fixed income securities, and 1 percent in cash. This allocation is expected to earn an average annual rate of return of approximately 5.8 percent.
The target asset allocation for the German pension assets is 15 percent in equity securities and 85 percent in fixed income securities. This allocation is expected to earn an average annual rate of return of approximately 4.5 percent measured over a long-term planning horizon. This expected level will be obtained, with an allowance for expenses, and cash investments, if equity securities realize an average annual return of 7 to 8 percent and fixed income securities produce an average annual yield of 2.5 to 3 percent.

III -36

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The weighted average asset allocations by asset category for the pension plans at December 31 are as follows:

	U.S. Plans		U.K. Plans		German Plans
	2011	2010	2011	2010	2011	2010
Equity securities	62%	65%	42%	44%	9%	14%
Fixed income securities	37	34	57	55	85	81
Other	1	1	1	1	6	5
Total	100%	100%	100%	100%	100%	100%
The following tables present the Company's plan assets using the fair value hierarchy as of December 31, 2011 and December 31, 2010. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, and Level 3 includes fair values estimated using significant non-observable inputs.

December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed income securities
Corporate bonds	$17,104	$—	$—	$17,104
International index-linked government securities	35,038	—	—	35,038
Fixed income funds	—	43,275	—	43,275
Cash equivalents and short-term investments	2,381	—	—	2,381
Equity securities
Common and preferred stock	2,530	—	—	2,530
Common/collective/pooled funds	—	49,187	—	49,187
Derivatives	(155)	—	—	(155)
International equity	48,021	—	—	48,021
Total	$104,919	$92,462	$—	$197,381
Receivables				517
Payables				(20)
Total plan assets				$197,878

December 31, 2010	Level 1	Level 2	Level 3	Total
Fixed income securities
Corporate bonds	$15,515	$—	$—	$15,515
International index-linked government securities	31,581	—	—	31,581
Fixed income funds	—	36,335	—	36,335
Cash equivalents and short-term investments	1,752	—	—	1,752
Equity securities
Common and preferred stock	2,413	—	—	2,413
Common/collective/pooled funds	737	45,718	—	46,455
Derivatives	39	—	—	39
International equity	48,348	—	—	48,348
Total	$100,385	$82,053	$—	$182,438
Receivables				366
Payables				(23)
Total plan assets				$182,781

III -37

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

Fixed income securities are primarily valued using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.
Cash equivalents and short-term investments are primarily held in registered money market funds which are valued using a market approach based on the quoted market prices of identical instruments.
Common and preferred stock equity securities and international equity securities are valued using a market approach based on quoted market prices. Common/collective/pooled funds are common or collective trusts valued at their net asset values that are calculated by the investment manager or fund sponsor based on the quoted market prices of the underlying investments.
Postretirement Benefits
The Company has contributory health benefit plans covering certain groups of U.S. employees. U.S. employees retiring after March 1, 1993, and hired prior to January 1, 1993, will receive the standard health benefits up to age 65 and then will be eligible to receive a health care reimbursement account based on years of service. U.S. employees hired after January 1, 1993, and retiring after age 65 with ten years of service, will be eligible at age 65 to receive a health care reimbursement account based on years of service.
These plans contain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund these plans and has the right to modify or terminate any of these plans in the future. Health benefits for retirees of non-U.S. operations, where applicable, are provided through government-sponsored plans to which the Company contributes funds during the individuals' employment periods.
The components of the postretirement benefit expense of the Company-sponsored health benefit plans for 2011, 2010, and 2009, were as follows:

	2011	2010	2009
Service cost	$192	$172	$211
Interest cost	2,658	2,865	2,597
Amortization of prior service cost	(128)	(128)	—
Amortization of net loss	1,855	1,676	921
Postretirement benefit expense	4,577	4,585	3,729

Adjustments included in other comprehensive (income) loss:
Net actuarial losses	1,797	9,582	6,296
Amortization of actuarial losses	(1,855)	(1,676)	(921)
Amortization of prior service (cost) credit	128	128	—
Curtailment / plan amendment	(19,543)	—	(2,860)
Total (gain) loss recognized in other comprehensive (income) loss	(19,473)	8,034	2,515
Total recognized in comprehensive (income) loss	$(14,896)	$12,619	$6,244
In 2011, the Company amended its post-retirement health care plan for certain Medicare eligible retirees to a defined contribution approach, with the amendment to be effective on January 1, 2012.  Prior to the amendment, the Company provided post-retirement health care to these same Medicare eligible retirees by allowing them to continue participation in the Company's existing group health care plan, on a secondary basis to Medicare.
The Company expects to incur income of $1,590 for amortization of prior service costs and expense of $2,135 for amortization of net loss in 2012.

III -38

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The funded status of the Company-sponsored health benefit plans was as follows:

	December 31,
	2011	2010
Reconciliation of benefit obligation:
Benefit obligation at January 1	$(52,959)	$(43,875)
Service cost	(192)	(172)
Interest cost	(2,658)	(2,865)
Plan participant contributions	(471)	(484)
Plan amendment	19,543	—
Actuarial loss	(1,797)	(9,582)
Benefit payments	3,805	4,143
Health care subsidy receipts	(110)	(124)
Benefit obligation at December 31	(34,839)	(52,959)
Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	—	—
Employer contributions	3,224	3,535
Plan participant contributions	471	484
Health care subsidy receipts	110	124
Benefit payments	(3,805)	(4,143)
Fair value of plan assets at December 31	—	—
Benefit obligation	(34,839)	(52,959)
Less current portion	3,351	3,682
Postretirement benefit obligation, long-term	$(31,488)	$(49,277)

Amounts recognized in accumulated other comprehensive income as of:

	December 31,
	2011	2010
Actuarial loss	$32,279	$32,336
Prior service credit	(21,368)	(1,953)
	$10,911	$30,383
The assumed weighted average rate of increase in the per capita cost of covered health benefits used to determine the accumulated postretirement benefit obligation at December 31, 2011 was 7.6%, gradually decreasing to 4.5% through 2027 and for all future years.
A one percent increase in the assumed health care trend rates would have increased the accumulated postretirement benefit obligation at December 31, 2011 by $838, and increased postretirement benefit expense for 2011 by $241. A one percent decrease in the assumed health care trend rates would have decreased the accumulated postretirement benefit obligation at December 31, 2011 by $781, and decreased postretirement benefit expense for 2011 by $207.
The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 4.2%, 5.25%, and 6.0% for 2011, 2010, and 2009, respectively.

III -39

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The benefits expected to be paid from the benefit plans, which reflect expected future years of service are as follows:

	Pensions	Health Care
2012	$11,069	$3,351
2013	11,558	3,264
2014	11,990	3,251
2015	12,853	3,194
2016	13,468	3,146
2017-2021	76,634	12,654
The Company plans to contribute approximately $14,600 to the Company pension and health benefit plans in 2012.
The Company also maintains a defined contribution plan, the Sauer-Danfoss Employees' Savings Plan, for eligible employees. Company contributions include both base and matching amounts. The Company contributed approximately $2,400, $2,200, and $2,400 to this plan in 2011, 2010 and 2009, respectively.
(10) Income Taxes:
The Company's income (loss) before income taxes is as follows:

	Years Ended December 31,
	2011	2010	2009
United States	$95,675	$50,472	$(97,054)
European and other	243,508	144,613	(174,181)
Total	$339,183	$195,085	$(271,235)
The Company's primary German operation is treated as a flow-through entity for U.S. tax purposes. The above analysis of pretax income (loss) and the following analysis of the income tax provision by taxing jurisdiction are therefore not directly related.
The benefit (expense) for income taxes by taxing jurisdiction is as follows:

	Years Ended December 31,
	2011	2010	2009
Current
United States
Federal	$(2,469)	$225	$225
State	(3,876)	(332)	254
European and other	(51,946)	(24,608)	(9,779)
Total current	(58,291)	(24,715)	(9,300)
Deferred
United States
Federal	(27,932)	73,628	(50,659)
State	(777)	6,020	(4,960)
European and other	7,620	(3,750)	3,900
Total deferred	(21,089)	75,898	(51,719)
Total income tax benefit (expense)	$(79,380)	$51,183	$(61,019)

III -40

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

A reconciliation of tax benefit (expense) calculated using the U.S. statutory tax rate of 35% and recorded income tax expense based on the Company's income before income taxes is as follows:

	Years Ended December 31,
	2011	2010	2009
Tax benefit (expense) based on U.S. statutory tax rate	$(118,714)	$(68,280)	$94,932
Foreign taxes (rate and other differences)—net	11,749	15,017	(14,652)
State income taxes–net of federal benefit	(3,024)	3,697	(3,059)
Tax effect of minority interest	5,766	5,968	3,242
Changes in tax reserves and allowances—net	22,880	99,166	(123,305)
Non-deductible expenses/Non-taxable income—net	1,326	(1,805)	(1,884)
U.S. & foreign goodwill impairment	—	—	(17,163)
Other	637	(2,580)	870
Total income tax benefit (expense)	$(79,380)	$51,183	$(61,019)

The components of the Company's net deferred tax assets and liabilities, determined on a jurisdictional and entity basis, are attributable to the following:

	December 31,
	2011		2010
	Assets	Liabilities	Assets	Liabilities
Net operating loss (NOL) and tax credit carryforwards	$17,896	$—	$56,670	$—
Deferred compensation, postretirement medical and accrued pension benefits	57,831	(11,450)	48,465	(4,292)
Fixed asset basis differences	13,442	(12,324)	15,899	(9,682)
Inventory and warranty accruals	10,113	(860)	10,248	(1,407)
Intangible asset fair market value step-up	3,016	(8,889)	4,481	(8,791)
Other items	17,938	(11,142)	18,422	(8,196)
Gross deferred tax assets/liabilities	120,236	(44,665)	154,185	(32,368)
Valuation allowance	(5,350)	—	(28,935)	—
Net deferred tax assets/liabilities	114,886	(44,665)	125,250	(32,368)
Less current portion	(24,374)	9,481	(17,241)	3,717
Net deferred tax assets/liabilities, long-term	$90,512	$(35,184)	$108,009	$(28,651)
The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during (i) the years in which temporary differences reverse and (ii) the years prior to the expiration of NOL and tax credit carryforwards. Management considers projected future taxable income and tax planning strategies in making this assessment.
In 2011the Company determined that the valuation allowances on the net deferred tax assets in Denmark that were established in 2009 were no longer necessary. Future taxable income projections support the realization of the Denmark deferred tax assets. The reversal of the Denmark valuation allowance accounts for a majority of the change in valuation allowances of approximately $23,600.
As of December 31, 2011 and 2010, the Company had not provided U.S. federal income taxes on $171,965 and $148,477, respectively, of undistributed earnings recorded by certain subsidiaries outside the U.S. since these earnings were deemed permanently invested. Although it is not practicable to determine the deferred tax liability on the unremitted earnings, foreign tax credits would be available to reduce the U.S. tax liability if these foreign earnings were remitted.

III -41

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007. The Internal Revenue Service is currently conducting an audit of the 2009 and 2010 federal income returns. The Company has not been notified of any material adjustments at this time.

A reconciliation of the beginning and ending gross unrecognized tax benefits (UTB) is as follows:

Amount
Gross UTB balance at January 1, 2011	$2,302
Additions based on tax positions related to the current year	50
Additions for tax positions of prior years	389
Reductions for tax positions of prior years	—
Settlements	—
Foreign currency adjustments	(10)
Reductions due to lapse of applicable statute of limitations	(603)
Gross UTB balance at December 31, 2011	$2,128
The total amount of unrecognized tax benefit (expense) that, if recognized, would affect the effective tax rate as of December 31, 2011 and 2010 were ($345) and $281, respectively. The total amount of UTB is not expected to significantly increase or decrease within the next twelve months. The net UTBs are included as components of deferred income tax assets and other liabilities in the consolidated balance sheets.
The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expense, respectively. Interest and penalties of $201 and $337 have been accrued as of December 31, 2011 and 2010, respectively. Interest and penalty (benefit) expense of $(134) and $61 were recognized for the years ending December 31, 2011 and 2010, respectively.
The Company had the following tax return loss carryforwards available to offset future years' taxable income at December 31, 2011:

	Amount	Expiration Dates
German NOL—Trade	$3,549	None
U.S. NOL	10,097	2012-2019
U.K. NOL	9,518	None
Brazil NOL	8,302	None
China NOL	4,620	2012-2014
Italy NOL	2,836	2014
Spain NOL	747	2024-2025
State NOL	14,739	2012-2029
Foreign tax credits (available to offset U.S. taxes)	4,778	2,021
State tax credits	288	2015-2021

III -42

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(11) Accumulated Other Comprehensive Income:
The changes in accumulated other comprehensive income for the years ended December 31, 2009, 2010, and 2011 follows:

	Currency Translation	Pension/ Postretirement Benefit Adjustment	Hedging Activities	Accumulated Other Comprehensive Income
Balance as of January 1, 2009	$93,678	$(61,534)	$(4,149)	$27,995
Change in period	16,676	5,222	6,174	28,072
Effect of exchange rate changes	—	(1,042)	(44)	(1,086)
Income tax benefit (expense)	8	2,206	(1,773)	441
Balance as of December 31, 2009	110,362	(55,148)	208	55,422
Change in period	(6,670)	(10,743)	(1,140)	(18,553)
Effect of exchange rate changes	—	985	70	1,055
Income tax benefit (expense)	(366)	(6,968)	210	(7,124)
Balance as of December 31, 2010	103,326	(71,874)	(652)	30,800
Change in period	(21,270)	(1,584)	(2,835)	(25,689)
Effect of exchange rate changes	—	321	154	475
Income tax benefit	899	76	612	1,587
Balance as of December 31, 2011	$82,955	$(73,061)	$(2,721)	$7,173
(12) Noncontrolling Interests:
Noncontrolling interests in net assets and income reflected in the accompanying consolidated financial statements for 2011, 2010, and 2009 consists of:

a)	A 40% noncontrolling interest held by Agri-Fab, Inc. in Hydro-Gear Limited Partnership, a U.S. limited partnership.

b)	A 40% noncontrolling interest held by Shanghai Hydraulics and Pneumatics in Sauer Shanghai Hydraulic Transmission Co., Ltd., a Chinese equity business venture.

c)	A 35% noncontrolling interest held by Daikin Industries Ltd. in Sauer-Danfoss-Daikin, Ltd., a Japanese corporation.

d)	A 49.9% noncontrolling interest held by Topcon Positioning Systems in TSD Integrated Controls LLC, a U.S. limited partnership.

e)	A 55% noncontrolling interest held by Daikin Industries Ltd. in Daikin-Sauer-Danfoss Manufacturing, Ltd., a Japanese corporation.

III -43

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The following table sets forth the components of noncontrolling interest in the consolidated balance sheets:

	December 31,
	2011	2010
Hydro-Gear Limited Partnership	$23,720	$24,742
Sauer Shanghai Hydraulic Transmission Co., Ltd.	31,097	22,978
Sauer-Danfoss-Daikin, Ltd.	19,937	15,204
TSD Integrated Controls LLC(1)	(456)	(648)
Daikin-Sauer-Danfoss Manufacturing, Ltd.	16,110	12,734
Total	$90,408	$75,010

(1)
In connection with the wind-down of the TSD joint venture discussed in Note 2 the noncontrolling interest partner has received distribution of assets in excess of their interest in the joint venture. There will be a settlement between the joint venture partners at the end of the wind-down period.

The Hydro-Gear Limited Partnership agreement indicates a termination date of December 31, 2035. This entity is consolidated in the Company's financial statements. The agreement indicates that if the partnership were to terminate the partnership would be liquidated and the resulting proceeds would be distributed in accordance with each partner's ownership percentage.
(13) Equity-Based Compensation:
The Company's 2006 Omnibus Incentive Plan (2006 Incentive Plan) provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares, and other incentive awards to officers and key employees and qualifies certain awards for the performance-based exception to obtain favorable tax treatment. The total number of shares of common stock that may be subject to awards or be issued under the 2006 Incentive Plan shall not exceed 3,500,000 shares. The settlement of performance units is in shares of Company stock or cash as determined by the Compensation Committee of the Board of Directors. The performance units entitle the participants to receive an amount equal to the Company's dividends during the vesting period.
All grants to employees in 2011 and 2010 under the 2006 Incentive Plan were cash-based awards. There were no grants to employees under the 2006 Incentive Plan in 2009. In 2008 the Compensation Committee granted 328,053 performance units under the 2006 Incentive Plan, 307,945 of which were to be settled 100 percent in Company stock with shares withheld having a value to meet the minimum statutory withholding requirements and 20,108 performance units granted to certain individuals that were to be settled in cash. The units to be settled in cash were accounted for as liability units, with the remainder of the units accounted for as equity units.
The Compensation Committee sets performance goals for each performance unit grant and depending on the extent to which these goals are met determines the number of performance units that will be paid out to the participants. Based on performance results for 2008 through 2010 the performance units granted in 2008 did not receive a payout as the minimum performance threshold was not met and the166,067 units outstanding at December 31, 2010 were forfeited.
In 2007 the Compensation Committee awarded 10,000 shares of restricted stock under the 2006 Incentive Plan to an employee. Vesting of 5,000 of the shares occurred in both 2009 and 2008. The restricted stock awards entitle the participants to full dividend and voting rights. The value of the award was established based on the market value of the stock as of the grant date.  Compensation expense recognized in selling, general, and administrative expenses in conjunction with the restricted stock outstanding was $18 in 2009, with tax benefits of $6.There was no compensation expense recognized for outstanding performance units in 2009. The Company did not recognize any additional compensation expense related to the outstanding performance units and restricted stock under this plan in 2011 or 2010.
The 2006 Incentive Plan also allows for grants of equity based shares to directors of the Company.  The Company awarded 13,500 shares of restricted stock in 2011, 2010 and 2009 to non-employee directors. The restricted stock awards entitle the

III -44

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

participants to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. In 2009, 3,000 shares of restricted stock were forfeited prior to being vested. The value of each award was established based on the market value of the stock as of the grant date. Expense is computed based on the market value of the restricted shares at the grant date, which is amortized ratably over the three year vesting period of the grants. In 2010, related to the cash tender offer initiated by Danfoss Acquisition to acquire the outstanding shares of stock, the board of directors removed the transfer restrictions on the restricted stock granted in 2007, 2008, and 2009. Expense recognized in conjunction with the restricted stock outstanding to non-employee directors in 2011, 2010, and 2009 amounted to $170, $326, and $235, respectively.
(14) Related Person Transactions:
In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Danfoss A/S to purchase ongoing operational services from Danfoss A/S. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Danfoss A/S for 2011, 2010, and 2009 was approximately $41,200, $36,000, and $43,800, respectively. At December 31, 2011 and 2010 approximately $8,500 and $9,600 owed to Danfoss A/S is included in accounts payable on the consolidated balance sheet. Payments required under these agreements as of December 31, 2011, during the years ending 2012 through 2016 and 2017 and thereafter, are $7,978, $7,637, $7,637, $7,637, $7,637, and $0, respectively. The Company also sold products to Danfoss A/S totaling approximately $9,000, $6,500, and $3,200 during 2011, 2010, and 2009, respectively. At December 31, 2011 and 2010 approximately $900 and $1,600 due from Danfoss A/S is included in accounts receivable on the consolidated balance sheet.
The subsidiaries in Denmark file a joint tax return with Danfoss A/S as required under the laws of Denmark. The Company has elected to provide for taxes on a separate entity basis for U.S. GAAP. The difference in the amount of cash paid or received under these two methods is reported as a capital contribution or a dividend distribution in the consolidated statements of stockholders' equity and comprehensive income (loss). In 2010 the Company received approximately $14,900 from Danfoss A/S related to the usage of the Company's net operating loss (NOL) carryforwards generated in Denmark on the joint tax return for 2009. The Company paid approximately $12,900 and $1,800 to Danfoss A/S in 2011 and 2010, respectively as the Company generated taxable income in Denmark in these years.
The Company can borrow up to $300,000 under a term loan and revolving credit facility with Danfoss A/S. Refer to Note 8 for additional discussion of the Danfoss Agreement which was entered into in September 2010.
In August 2011 the Company entered an Agreement with Danfoss A/S, the Company's majority stockholder, to loan excess cash to Danfoss A/S at the EURIBOR or LIBOR rate plus 0.25%. These deposits may be offset against the outstanding term loan discussed in Note 8 if Danfoss A/S were not able to repay the deposits. The Company had three deposits of cash with Danfoss A/S, totaling $168,450, at December 31, 2011. The deposits have a weighted average interest rate of 1.15% and terms ranging from 8 to 33 days. The Company recorded interest income of $794 in 2011.
The Company purchases inventory components from Shanghai Hydraulics and Pneumatics, a noncontrolling interest owner in an entity included in the Company's consolidated financial statements. Purchases were approximately $6,900, $6,300, and $4,000 in 2011, 2010, and 2009, respectively.
The Company purchases inventory components from Agri-Fab, Inc., a noncontrolling interest owner in an entity included in the Company's consolidated financial statements. Purchases were approximately $1,000 in each year for 2011, 2010, and 2009. The Company also began to loan excess cash to Agri-Fab, Inc. in 2009. The balance outstanding from Agri-Fab, Inc. was $0 at December 31, 2011 and 2010. The Company recorded interest income based on short term financing rates of $0, $300, and $300 in 2011, 2010 and 2009, respectively.
The Company sold product totaling approximately $6,400, $4,300, and $2,300 in 2011, 2010, and 2009, respectively, to Daikin Industries Ltd. (Daikin), a noncontrolling interest owner in an entity consolidated by the Company. The Company also purchases inventory components and ongoing operational services from Daikin. These services include shared facilities and administrative support. Total expense recognized for goods and services purchased from Daikin in 2011, 2010, and 2009 were approximately $6,800, $6,200, and $5,200, respectively. In October 2010, the Company entered an Agreement with Daikin to loan excess cash or borrow funds on a daily basis as needed. The cash deposited with Daikin was $10,277 and $986 at December 31, 2011 and 2010, respectively. Interest is earned based on short term financing rates and was $30 and $1 in 2011 and 2010, respectively.

III -45

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The Company began to purchase product from Topcon Positioning Systems, Inc., a noncontrolling interest owner in an entity included in the Company's consolidated financial statements, in 2009 as a result of the termination of the joint venture agreement discussed in Note 2. Purchases were approximately $1,700, $1,900, and $300 in 2011, 2010, and 2009, respectively.
The Company had sales to Faun Umwelttechnik GmbH & Co., a company owned by a director of the Company, of approximately $1,700, $1,700, and $2,000 in 2011, 2010 and 2009, respectively.
(15) Commitments, Contingencies, and Guarantees:
The Company leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense on all operating leases during 2011, 2010, and 2009 was $30,606, $29,395, and $23,910, respectively. Rent is expensed on a straight-line basis over the term of the leases.
Minimum future rental commitments under all noncancelable operating leases as of December 31, 2011, during the years ending 2012 through 2016 and for 2017 and thereafter, are $17,035, $13,240, $10,773, $7,854, $4,755, and $25,847, respectively.
The Company also leases certain facilities and equipment under capital leases. The liability related to these capital leases is included in current other accrued liabilities and other long-term liabilities on the consolidated balance sheets. Minimum future lease payments under all noncancelable capital leases as of December 31, 2011, during the years ending 2012 through 2014 are $283, $35, and $5, respectively. No payments are required after 2014.
The Company, from time to time, is involved in various legal matters considered normal in the course of its business. The Company intends to vigorously defend against all such claims. It is the Company's policy to accrue for amounts related to these matters if it is probable that a liability has been incurred and an amount can be reasonably estimated. Although the outcome of such matters cannot be predicted with certainty and no assurances can be given with respect to such matters, the Company believes that the outcome of these matters in which it is currently involved will not have a materially adverse effect on its results of operations, liquidity or financial position.

III -46

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

(16) Quarterly Financial Data (Unaudited):
Summarized quarterly data is set forth in the following table:

	First	Second	Third	Fourth	Total
2011
Net sales	$564,742	$563,317	$483,297	$446,131	$2,057,487
Gross profit	189,259	190,583	154,815	122,500	657,157
Net income attributable to Sauer-Danfoss Inc.	70,554	74,875	56,997	27,444	229,870
Basic net income per common share (1)	$1.46	$1.55	$1.18	$0.57	$4.75
Diluted net income per common share (1)	$1.46	$1.54	$1.18	$0.57	$4.74
2010
Net sales	$386,770	$432,226	$392,649	$428,938	$1,640,583
Gross profit	112,506	132,077	118,984	134,561	498,128
Net income attributable to Sauer-Danfoss Inc.	20,724	34,555	32,100	126,020	213,399
Basic net income per common share (1)	$0.43	$0.71	$0.66	$2.60	$4.41
Diluted net income per common share	$0.43	$0.71	$0.66	$2.60	$4.40

(1)     Basic and diluted net income (loss) per common share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly basic and diluted net income (loss) per common share may not agree to the annual total.

(17) Segment and Geographic Information:
The Company's reportable segments are organized around its various product lines of Propel, Work Function, Controls and Stand-Alone Businesses. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, and valves that control and direct the power of a vehicle. Stand-Alone Businesses, an aggregation of two operating segments, includes open circuit gear pumps and motors, cartridge valves and hydraulic integrated circuits, directional control valves, inverters, and light duty hydrostatic transmissions that transmit, control and direct the power of a vehicle and are marketed under their own names and are managed as stand-alone businesses. Segment costs in Global Services relate to internal global service departments and include costs such as consulting for special projects, tax and accounting fees paid to outside third parties, certain insurance premiums, and amortization of intangible assets from certain business combinations.

III -47

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates individual segment performance based on segment income or loss defined as the respective segment's portion of the total Company's net income, excluding net interest expense, income taxes, and noncontrolling interest. The following table presents the significant items by reportable segment as of and for the years ended December 31, 2011, 2010, and 2009 respectively:

	Propel	Work Function	Controls	Stand-Alone Businesses	Global Services	Total
2011
Net sales	$948,153	$377,519	$322,489	$409,326	$—	$2,057,487
Segment income (loss)	210,532	59,235	78,459	58,624	(45,341)	361,509
Interest expense						(22,829)
Interest income						1,679
Loss on early retirement of debt						(1,176)
Income before income taxes						339,183
Total assets	385,313	159,120	112,118	153,284	468,421	1,278,256
Depreciation and amortization	32,559	21,724	13,561	17,757	2,493	88,094
Capital expenditures	22,402	5,619	7,907	8,985	6,852	51,765
2010
Net sales	$717,193	$320,716	$243,163	$359,511	$—	$1,640,583
Segment income (loss)	165,047	28,674	49,113	35,796	(31,678)	246,952
Interest expense						(50,901)
Interest income						1,455
Loss on early retirement of debt						(2,421)
Income before income taxes						195,085
Total assets	380,574	198,560	119,415	169,230	260,425	1,128,204
Depreciation and amortization	35,957	22,640	14,794	21,814	2,131	97,336
Capital expenditures	10,408	4,355	4,279	5,771	1,405	26,218
2009
Net sales	$463,590	$233,843	$185,503	$276,095	$—	$1,159,031
Segment loss	(23,317)	(69,506)	(23,779)	(66,461)	(23,938)	(207,001)
Interest expense						(50,171)
Interest income						1,775
Loss on early retirement of debt						(15,838)
Loss before income taxes						(271,235)
Total assets	341,532	220,064	128,743	155,855	222,123	1,068,317
Depreciation and amortization	45,984	24,251	17,891	26,399	2,605	117,130
Capital expenditures	15,148	13,658	8,090	5,500	576	42,972

III -48

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)
December 31, 2011, 2010, and 2009
(Dollars in thousands, except per share data)

A summary of the Company's net sales and long-lived assets by geographic area is presented below:

	Net Sales(1)			Long-Lived Assets(2)
	2011	2010	2009	2011	2010
United States	$780,734	$612,787	$424,680	$104,481	$110,738
China	203,389	192,483	102,715	19,001	10,042
Germany	190,464	144,657	120,084	51,924	57,089
Italy	106,029	81,537	64,021	9,857	12,072
Denmark(3)	24,037	20,693	16,405	95,064	109,500
Other countries	752,834	588,426	431,126	146,574	173,660
Total	$2,057,487	$1,640,583	$1,159,031	$426,901	$473,101

(1)Net sales are attributed to countries based on location of customer.

(2)Long-lived assets include property, plant and equipment net of accumulated depreciation, goodwill, intangible assets net of accumulated amortization, and certain other long-lived assets.

(3)Majority of this country's sales are shipped outside of the home country where the product is produced.
One customer accounted for ten percent of total consolidated net sales for the year ended December 31, 2011. No single customer accounted for ten percent or more of total consolidated net sales for the years ended December 31, 2010 or 2009, respectively.
(18) Subsequent Event:
In February 2012 the Company was informed that a subsidiary in China received approval from the local government which results in the income tax rate being reduced from 25% to 15% for the 2011 through 2013 years. The effect of this change in the tax rate, which is not expected to be material, will be recognized in the consolidated financial statements in the first quarter of 2012.

III -49

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sauer-Danfoss Inc.:
        We have audited the accompanying consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule. We also have audited the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule and an opinion on the Company's internal control over financial reporting based on our audits.
        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risks. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
/s/ KPMG LLP
Des Moines, Iowa
March 1, 2012

III -50

Report of Management
Management Oversight
        Sauer-Danfoss believes that good corporate governance promotes ethical business practices, demands meticulous accounting policies and procedures, and includes a structure with effective checks and balances. The management of Sauer-Danfoss is responsible for the integrity and objectivity of the financial information presented in this annual report on Form 10-K. Sauer-Danfoss believes that the consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States applying certain estimates and judgments as required.
        Our management is responsible for establishing and maintaining a system of internal control over financial reporting. This system is augmented by written policies and procedures, careful selection and training of financial management personnel, a continuing management commitment to the integrity of the system, and through examinations by an internal audit function that coordinates its activities with the Company's independent auditors.
        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2011.
Independent Oversight
        All of our directors are skilled business leaders. The members of the Board and each committee have express authority to retain outside advisors. The Board and each committee perform annual self-evaluations in order to assess their performance and to ensure that the Board and committee structure is providing effective oversight of corporate management.
        Our Audit Committee is composed entirely of independent outside directors. The Committee meets periodically with management, the internal auditors, and the independent auditors, both separately and jointly, to discuss internal accounting controls and the quality of financial reporting. To ensure complete independence, the internal auditors and representatives of KPMG LLP have full access to meet with the Audit Committee, with or without management representatives present, to discuss the results of their audits and their opinions on the adequacy of internal controls and the quality of financial reporting. The Audit Committee has the direct responsibility for the appointment of the independent registered public accounting firm to be retained for the coming year, subject to stockholder approval.
Disclosure Controls
        We have established rigorous procedures to ensure that we provide complete and accurate disclosure in our publicly filed documents. Our Disclosure Committee, made up of key individuals from various corporate functions, meets at least quarterly to review public filings and earnings releases, and to discuss any potential disclosure issues that may arise. We have established a "whistle-blower" hotline for employees, customers, suppliers or any stakeholder anywhere in the world to anonymously submit any concern they may have regarding corporate controls or ethical breaches. All complaints are investigated, and where necessary, concerns involving our financial statements, public disclosures or management are directed to our Audit Committee.
Code of Legal and Ethical Business Conduct
        The Sauer-Danfoss Code of Legal and Ethical Business Conduct is based not just solely on what we have a right to do, but even more importantly, on what is the right thing to do. Annually, we reiterate the vital importance of our Code of Legal and Ethical Business Conduct by requiring employees in key functional areas to certify their compliance with the standards of the Code.

SVEN RUDER	JESPER V. CHRISTENSEN
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer, Treasurer

III -51

SELECTED FINANCIAL DATA

	2011	2010	2009	2008	2007
	(in millions except per share data)
Operating Data:
Net sales	$2,057.5	$1,640.6	$1,159.0	$2,090.5	$1,972.5
Gross profit	657.2	498.1	128.0	435.6	427.7
Selling, general and administrative	228.0	195.5	209.7	258.5	233.8
Research and development	64.0	51.6	61.4	82.9	70.6
Impairment charges	—	—	50.8	58.2	—
Loss on sale of businesses and asset disposals	0.6	7.6	16.4	9.6	9.4
Total operating expenses	292.6	254.7	338.3	409.2	313.8
Total interest expense, net	21.1	49.4	48.4	24.6	22.7
Loss on early retirement of debt	1.2	2.4	15.8	—	—
Net income (loss) attributable to Sauer-Danfoss Inc.	229.9	213.4	(345.8)	(29.1)	47.2
Per Share Data:
Income (loss) per common share, basic	$4.75	$4.41	$(7.15)	$(0.60)	$0.98
Income (loss) per common share, diluted	$4.74	$4.40	$(7.15)	$(0.60)	$0.98
Cash dividends declared per share	$—	$—	$—	$0.72	$0.72
Weighted average basic shares outstanding	48.4	48.4	48.3	48.2	48.1
Weighted average diluted shares outstanding	48.5	48.5	48.3	48.2	48.3
Balance Sheet Data:
Inventories	$217.7	$201.0	$177.6	$325.5	$318.8
Property, plant and equipment, net	367.8	408.1	513.5	598.4	562.8
Total assets	1,278.3	1,128.2	1,068.3	1,467.7	1,500.4
Total debt (1)	200.5	281.5	533.2	491.4	444.0
Stockholders' equity	577.8	369.1	154.6	477.9	586.0
Debt to total capital	25.8%	43.3%	77.5%	50.7%	43.1%
Other Data:
Backlog (at year-end)	$939.8	$814.2	$509.5	$743.7	$921.4
Depreciation and amortization	88.1	97.3	117.1	113.0	102.3
Capital expenditures	51.8	26.2	43.0	198.6	135.6
EBITDA (2)	449.6	344.2	(89.9)	175.6	212.6
Cash flows from (used in):
Operating activities	374.2	269.3	86.8	183.5	98.1
Investing activities	(228.0)	(18.0)	(42.2)	(187.5)	(122.2)
Financing activities	(112.6)	(249.2)	(24.7)	4.7	22.1

(1)	Total debt includes notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.

(2)
EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, long-lived asset impairment charge, loss on early retirement of debt and noncontrolling interest. The impairment charge is included as it will reduce depreciation in future years. EBITDA may not be comparable to similarly titled measures reported by other companies. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information as management of the Company

III -52

believes it provides an indication with respect to the ability of Sauer-Danfoss to meet its future debt service, capital expenditures, and working capital requirements. The following table further demonstrates how EBITDA is derived from cash flows from operating activities:

	2011	2010	2009	2008	2007
Cash flows from operating activities	$374.2	$269.3	$86.8	$183.5	$98.1
Increase (decrease) in working capital, excluding the effects of acquisitions
Accounts receivable, net	1.0	63.8	(91.4)	(71.7)	38.5
Inventories	19.0	28.5	(153.4)	16.8	36.6
Other current assets	(10.2)	8.1	5.0	7.9	11.1
Accounts payable	(0.5)	(77.6)	54.2	14.5	(11.0)
Accrued liabilities	(12.2)	(16.6)	20.7	(23.6)	1.5
Deferred income taxes and other	(22.2)	70.5	(121.2)	9.5	(3.7)
Interest expense, net	21.1	49.4	48.4	24.6	22.7
Income tax	79.4	(51.2)	61.0	14.1	18.8
EBITDA	$449.6	$344.2	$(89.9)	$175.6	$212.6

III -53

Chairman, Vice Chairman and Chairman Emeritus	Board of Directors

Jørgen M. Clausen	Niels B. Christiansen
Chairman	President and Chief Executive Officer—
Danfoss A/S
Niels B. Christiansen
Vice Chairman	Jørgen M. Clausen
Chairman—Danfoss A/S
Klaus H. Murmann
Chairman Emeritus	Kim Fausing
Executive Vice President and Chief Operating
Executive Officers	Officer—Danfoss A/S

Sven Ruder	Richard J. Freeland[1]
President and Chief Executive Officer	President—Engine Business—Cummins Inc.

Jesper V. Christensen	Per Have
Executive Vice President,	Executive Vice President and Chief Financial
Chief Financial Officer, and Treasurer	Officer—Danfoss A/S

Charles K. Hall	William E. Hoover, Jr.
Executive Vice President and President—	Director—Danfoss A/S, GN Store Nord A/S,
Propel Division	NorthStar Battery, ReD Associates Holding A/S
and LEGO Foundation
Helge Jørgensen
Executive Vice President and President—	Johannes Kirchhoff[1]
Work Function Division	Managing Director—FAUN Umwelttechnik
GmbH & Co. KG
Marc A. Weston
Executive Vice President and Chief Marketing	Sven Ruder
Officer	President and Chief Executive
Officer—Sauer-Danfoss Inc.
Anne Wilkinson
Executive Vice President—Human Resources	Anders Stahlschmidt
General Counsel—Danfoss A/S
Kenneth D. McCuskey
Vice President and Chief Accounting Officer,	Steven H. Wood[1]
and Secretary	Chief Financial Officer—Becker-Underwood, Inc.

________________________
[1] Member of Audit Committee and Compensation Committee

III -54

Corporate Data

Stockholder Information

Annual Meeting
The annual meeting of Company stockholders will be held at 8:30 a.m. local time on June 6, 2012 at:

Park Hyatt Shanghai
100 Century Avenue
Pudong, Shanghai
People's Republic of China

Transfer Agent
Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64854
St. Paul, MN 55164-0854
Phone: 800-468-9716

For information about accounts, stock certificates, transfers or dividend checks, contact Wells Fargo Stock Transfer, Shareowner Relations.

Website: https://www.shareowneronline.com

Investor Relations
Kenneth D. McCuskey
Sauer-Danfoss Inc.
2800 E. 13th Street
Ames, Iowa 5010
Phone: 515-239-6364

Company Website
www.sauer-danfoss.com

Stock Exchange
Sauer-Danfoss Inc. common stock is listed on the New York Stock Exchange (SHS).

Form 10-K
The Annual Report on Form 10-K for the year ended December 31, 2011 to the Securities and Exchange Commission is available to stockholders upon written request to Sauer-Danfoss Inc. Investor Relations, 2800 E. 13th Street, Ames, Iowa 50010.

Independent Registered Public Accounting Firm
KPMG LLP
Des Moines, Iowa

III -55

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 6, 2012
8:30 a.m. local time

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 6, 2012.

The shares of Common Stock of Sauer-Danfoss Inc. that you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all nominees for director listed on the reverse side and "FOR" Item 2.

By signing the proxy, you revoke all prior proxies and appoint Jørgen M. Clausen, Niels B. Christiansen and Sven Ruder, and each of them, with full power of substitution, as proxies to vote your shares on the matters shown on the reverse side, and **in their discretion on any other matters which may properly come before the Annual Meeting and all postponements and adjournments**. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

See reverse for voting instructions.

III -56

SAUER DANFOSS

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available.

INTERNET – www.eproxy.com/shs
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 4, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 4, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR all Nominees listed below and FOR Item 2.

1. Election of directors:

01	Niels B. Christiansen	06	William E. Hoover, Jr.
02	Jørgen M. Clausen	07	Johannes F. Kirchhoff
03	Kim Fausing	08	Sven Ruder
04	Richard J. Freeland	09	Anders Stahlschmidt
05	Per Have	10	Steven H. Wood

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:

Date ________________________________

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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